As filed with the Securities and Exchange Commission on May 14, 1999
                                                     Registration No. 333-65039
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            -----------------------

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            -----------------------


                              Insilco Holding Co.
            (Exact name of Registrant as specified in its charter)

       Delaware                 274, 471, 346, 361, 367           06-1158291
(State or jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
  of incorporation or         Classification Code Number)    Identification No.)
     organization)

                       425 Metro Place North, Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Kenneth H. Koch
                      Vice President and General Counsel
                              Insilco Corporation
                      425 Metro Place North, Fifth Floor
                              Dublin, Ohio 43017
                                (614) 792-0468
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                  Copies to:
                        Richard D. Truesdell, Jr., Esq.
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                           New York, New York 10017
                                (212) 450-4000

                            -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 14, 1999

PROSPECTUS                        $138,000,000
                              INSILCO HOLDING CO.
                      14% Senior Discount Notes due 2008

                            -----------------------


The Company

o We produce automotive, telecommunications and electronics components and are a leading specialty publisher of high school yearbooks.

The Original Offering:

o    We issued the notes in a private offering on August 12, 1998.

o We used the proceeds from the notes to finance the cash component of the Mergers (as described elsewhere in this document) and to pay fees and expenses incurred in connection with the Mergers.

The Notes:

o    Maturity: August 15, 2008.

o Principal Accretion: issued at a substantial discount to par, the notes will accrete at a rate of 14%, compounded semi-annually to a total principal amount of $138 million on August 15, 2003.

o Interest Payment: semi-annually on February 15 and August 15, commencing on February 15, 2004

o Optional Redemption: The notes will be redeemable on or after August 15, 2003 at the prices stated herein. The notes are also redeemable, under certain circumstances, following a public equity offering or a change of control at the prices set forth in this prospectus.

o Mandatory Redemption: You have the right to require us to purchase the notes upon the occurrence of certain change of control events, at the prices set forth in this prospectus. We are also required to use the proceeds of certain public offerings of our common stock to make an offer to purchase the notes at the prices set forth in this prospectus.

o Ranking of Notes: The notes are senior unsecured obligations, ranking pari passu with all of our future senior indebtedness and senior to all of our furture indebtedness subordinated to the notes. We have provided a guarantee of the indebtedness of Insilco Corporation, our wholly-owned operating subsidiary, under a bank credit facility which is secured by a pledge of all of the common stock of Insilco Corporation. The notes are also effectively subordinated to all liabilities of Insilco Corporation and its subsidiaries.

o On March 31, 1999, we and our subsidiaries had outstanding approximately $410.2 million of indebtedness and our subsidiaries had $449.5 of total liabilities outstanding (all of which ranked effectively senior to the notes).

     This investment involves risks. See "Risk Factors" beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is to be used by (a) Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale and
(b) by DLJ Investment Partners, L.P., DLJ ESC II, L.P. , DLJ Investment Funding, Inc., and Alliance Capital Management, L.P. or other selling security holder named in an accompanying prospectus supplement, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing prices or at negotiated prices. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Donaldson, Lufkin & Jenrette Securities Corporation may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

-------------------------------------------------------------------------------
                         Donaldson, Lufkin & Jenrette

The date of this Prospectus is May __, 1999.

                            ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 under the Act with respect to the resales of the notes. This prospectus does not contain all the information included in the Registration Statement and the exhibits and schedules thereto. You will find additional information about us and the notes in the Registration Statement. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including Insilco, that file electronically with the SEC. Statements made in this Prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the Registration Statement or otherwise filed with the SEC.

     If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are still required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act if we are not then filing such informatory documents and other reports specified in Sections 13 and 15(d) of the Exchange Act with the SEC.

                            -----------------------

     Certain of the titles and logos of our products referenced herein are our trademarks. Each trade name, trademark or servicemark of any other company appearing in this Prospectus is the property of its holder.

                            -----------------------


          Cautionary Statement Concerning Forward-Looking Statements

     The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements.

     These factors include, but are not limited to:

     o the competitive environment in our industry in general and in our specific market areas;

     o changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;

     o    inflation;

     o    changes in costs of goods and services;

     o    economic conditions in general and in our specific market areas;

     o changes in or our failure to comply with federal, state, local or foreign government regulations;

     o    liability and other claims asserted against our company;

     o    changes in operating strategy or development plans;

     o    the ability to attract and retain qualified personnel;

     o    labor disturbances;

     o    our significant indebtedness;

     o    changes in our acquisition and capital expenditure plans;

     o    and other factors referenced herein.

     In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and may not occur. Given these uncertainties, prospective investors are warned not to rely on such forward-looking statements. A forward-looking statement is usually identified by the use of terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends," or by discussions of strategy or intentions. We are not undertaking any obligation to update any such factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

                            -----------------------

                               TABLE OF CONTENTS

                            -----------------------


                                                                           Page

                                                                          -----


Summary....................................................................   2
Risk Factors...............................................................  12
Use of Proceeds............................................................  20
Capitalization.............................................................  21
Selected Consolidated Financial Data.......................................  22
Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................  24
Business...................................................................  35
Management.................................................................  49
Executive Compensation.....................................................  51
Security Ownership of Certain Beneficial
Owners and Management......................................................  56
Certain Relationships and Related Party
  Transactions.............................................................  57
Description of Certain Indebtedness........................................  58
Description of Notes.......................................................  62
Plan of Distribution.......................................................  92
Legal Matters..............................................................  92
Experts....................................................................  93
Index to Consolidated Financial Statements................................. F-1

                                    SUMMARY

     This section summarizes the more detailed information in this prospectus and you should read all of such information carefully and in its entirety. Because various entities discussed in this prospectus have similar sounding names, we refer to ourselves as "Holdings," "we," "us," "the Company" or "our company," and we refer to Insilco Corporation, our wholly-owned subsidiary as "Insilco." For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                                  THE COMPANY

Overview

     We produce automotive, telecommunications and electronics components, and are a leading specialty publisher of student yearbooks.

     We report our financial results in three primary business segments:

     o    the Automotive Components Segment, which manufactures

          o    transmission components and assemblies and

          o heat exchangers (such as radiators and air conditioning condensers) and heat exchanger tubing;

     o    the Technologies Segment, which manufactures

          o high performance data-grade connectors for the telecommunications and networking markets,

          o cable and wire assemblies primarily for the telecommunications market, and

          o precision metal stampings and power transformers primarily for the electronics market.

     o Specialty Publishing, which produces student yearbooks and other specialty books.

     Our portfolio of businesses serves several market segments, which we believe tends to minimize the effects of cyclicality and diversify business risk from any one market. Our broad base of more than 17,000 customers includes automotive and non-automotive original equipment manufacturers ("OEMs"), telecommunications, networking and electronics companies and school yearbook departments nationwide.

     We primarily focus on tailoring our products for customer-specific applications in niche markets. For example, (1) we customize products for particular customers and applications and (2) we develop technology to enhance product function. We believe that this focus on niche markets results in more stable revenues, higher margins and longer term customer relationships (often as the sole supplier to that customer). From fiscal 1994 to fiscal 1998, our net sales from continuing operations increased from $438.4 million to $535.6 million, representing a compound annual growth rate ("CAGR") of 5.1%, and Adjusted EBITDA (as we define on page 13) increased from $56.6 million to $64.9 million, representing a CAGR of 3.5%.


                              Year Ended
                         December 31, 1998
                       --------------------
                                   Adjsuted
Segment                  Sales     EBITDA(1)     Principal Products/markets            Largest Customers
-------                --------    --------  --------------------------------------- ----------------------

                           (in millions)

Automotive              $ 213.4    $  33.4   --Transmission/suspension components     --Ford
   Components                                --Radiators/air conditioning condensors  --Valeo
                                             --Heat exchanger tubing                   --Caterpillar
                                                                                      --Behr
                                                                                      --Delphi

Technologies              189.8       28.4   --Cable harness assemblies               --Nortel
                                             --50/60 Hz transformers                  --Siemens
                                             --Modular jacks & plugs                  --Littelfuse
                                             --Precision high speed stamping          --Ericsson
                                                                                      --Lucent

                                                                                      --IBM

Specialty Publishing      101.3        8.5   --School yearbooks                       --High Schools
                                                                                      --Universities
Other                      31.1        2.3   --Stainless steel tubing                 --Tubing distributors
                                             -- Heat exchanger mills/equipment        --Ford
Unallocated Corporate

 Overhead                    --       (7.7)
                        -------    -------
Total                   $ 535.6    $  64.9
                        =======    =======

-------------------
(1) See footnote 6 to the "Summary Historical and Unaudited Pro Forma Consolidated Financial Operating Data".

The Automotive Components Segment:

     Our automotive components segment consists of:

          o Thermal Components which produces aluminum-and copper-based heat exchanger tubing for automotive OEMs and Tier 1 suppliers, and also manufactures radiators, air conditioning condensers and other heat exchangers for automotive and industrial applications.

          o Steel Parts which is the leading supplier of automatic transmission clutch plates to Ford and produces other stamped components for OEMs and Tier 1 suppliers.

          o Thermalex, a joint venture owned equally by us and Mitsubishi Aluminum Co., Ltd., which is, we believe, the nation's leading producer of precision extruded multi-port aluminum heat exchanger tubing used in automotive air-conditioning condensers. In 1998, Thermalex, which is accounted for as an unconsolidated investment, contributed $2.9 million to our consolidated pre-tax income and paid a $1.3 million cash dividend to Insilco. On a stand-alone basis, Thermalex generated $12.0 million of EBITDA in 1998; however, only the $1.3 million dividend is included in our Adjusted EBITDA.

     We believe that the impact of the economic cycle in the automotive industry on our automotive components segment's financial performance is lessened by the segment's sales in the automotive aftermarket and to non-automotive OEMs, which represented 17% and 36%, respectively, of the segment's 1998 net sales.

   The Technologies Segment

     Our technologies segment generally focuses on niche products which are designed for specific customer applications and seeks to supply all or a substantial portion of its customers' requirements. The segment has four operating units:

     o Escod Industries, a supplier of cable and wire assemblies to the telecommunications market, including Northern Telecom and Siemens Telecom Network;

     o Stewart Connector, a producer of high performance data-grade connectors for the computer networking and telecommunications markets;

     o Stewart Stamping and EFI are producers of highly customized precision stamped metal parts, primarily for the electronics industry; and

     o Signal Transformer, a producer of 50-60 Hz power transformers used in a variety of products.

   Specialty Publishing

     Taylor Publishing Company is one of the nation's leading publishers of student yearbooks. We believe that Taylor was the first major yearbook publisher to make extensive use of digital pre-press technology (permitting cutting, pasting, and rescaling of text and graphics on a computer) as opposed to the more widely used pre-press process which involves manual cutting, pasting and rescaling. We believe that we use digital pre-press technology more extensively than our competitors, and that this technology offers yearbook departments superior quality and greater flexibility in altering page design. The student yearbook business is not very cyclical, has low customer turnover and many of the sales are pre-paid.

   Other

     o Romac which produces stainless steel tubing for marine, architectural, industrial and automotive applications.

     o McKenica which manufactures high speed welded tube mills and other machinery and equipment for the heat exchanger market.

Competitive Strengths

     We believe that we possess a number of competitive strengths, including the following:

   Strong Niche Market Positions

     Many of our products are targeted to niche markets in which we can capitalize on our ability to produce highly customized products designed for a single customer or a specific application which often requires formal qualification. We believe that the specialized knowledge and experience we have gained from these niche markets and applications cannot be easily duplicated or replaced and strengthens our competitive position.

   Long Standing Customer Base

     We have many long-term customer relationships, which provides an ideal platform from which to offer new products to existing customers. In addition, such long-term relationships provide us with early insight into customers' changing needs and allow us to introduce application-specific products. The average length of our relationship with our ten largest customers is over twenty years.

   Recognized Quality

     We have received industry recognition and awards for quality. Awards recently received include: Ford's Q1 Quality Award, Eastman Kodak's Preferred Vendor Status, Littelfuse Supplier Ingenuity Award, Panasonic's (ACOM Division) Supplier of the Year, Sensormatic's Preferred Vendor and Siemens Success Supplier--Ship to Stock Award. In addition, several of our plants have been certified "QS 9000", "ISO 9001" or "ISO 9002", domestic and international standards certification recognizing quality manufacturing processes.

   Experienced Management Team

     The current management team, headed by chief executive officer, Robert L. Smialek, significantly reduced Insilco's debt during the past several years from $253.7 million on January 1, 1994 to $58.6 million prior to our recapitalization in June 1997 (at which time we borrowed money to buy back Insilco stock). At the same time, we increased adjusted EBITDA from $56.6 million in 1994 to $64.9 million in 1998, representing a compound annual growth rate of 3.5%. Management accomplished these improvements by divesting certain non-core businesses such as paint products, computer accessories and office products, focusing investments on our core businesses and actively managing working capital.

Business Strategy

     We seek sales growth through internal growth and acquisitions. In addition, we seek to improve operating margins through cost reduction programs and an ongoing process of efficiency improvements. Our strategy includes the following:

   Focus on Niche Markets

   Develop New Products and Applications

   Increase Value-Added Content

   Implement Cost Reduction Programs and Efficiency Improvements

   Expand Strategic Acquisitions and Partnerships; Divestitures

     For more complete information on our business strategies, you should read the section called "Business--Business Strategies."

Recent Developments

     The Mergers. On August 17, 1998, we formed a wholly owned subsidiary which was then merged with and into Insilco (which we call the "Reorganization Merger"). In the merger, each of Insilco existing stockholders had his or her shares converted into the same number of our shares and the right to receive $0.01 per share in cash, and we became Insilco's corporate parent. Promptly following the Reorganization Merger, a second merger took place pursuant to which Silkworm Acquisition Corporation, an affiliate of DLJ Merchant Banking Partners II, L.P., merged with and into us (which we call the "Merger," and together with the Reorganization Merger, the "Mergers") and each share of our common stock was converted into the right to receive $43.47 in cash and retain
0.03378 of a share of our common stock. Thus, as a result of the Mergers, each of Insilco's existing stockholders:

          -- received $43.48 in cash (consisting of $.01 received in the Reorganization Merger and $43.47 received in the Merger) and

          --    retained 0.03378 of a share of our common stock.

     In conjunction with the Mergers, DLJ Merchant Banking Partners II, L.P. and certain related funds and entities (which we call the "DLJMB Funds") purchased 1,400,000 shares of our 15% Senior Exchangeable Preferred Stock due 2012 (the "PIK Preferred Stock"), and warrants to purchase 65,603 shares of our common stock at an exercise price of $0.001 per share.

     As a result of those transactions, following the Mergers,

     o Insilco stockholders received, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of our common stock;

     o the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of our common stock;

     o 399 Venture Partners, Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of our common stock; and

     o Insilco's management purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of our common stock.

     Immediately before the Reorganization Merger, each outstanding option to acquire shares of Insilco's common stock that had been granted to Insilco's employees and directors, whether or not vested, was canceled and each holder of an option received a cash payment (collectively, the "Option Cash Payments") in an amount equal to:

          the excess, if any, of $45.00 over the exercise price of the option multiplied by

          the number of shares subject to the option, less applicable withholding taxes. Certain option holders elected to use the Option Cash Payments to purchase our stock or equity units.

     The Merger Financing. The cash required to consummate the foregoing transactions was approximately $204.4 million. This amount was financed with

     o approximately $70.2 million from the issuance by Silkworm of units (which were converted into our units in the Merger), each unit consisting of $1,000 principal amount of our 14% Senior Discount Notes due 2008 and one warrant to purchase 0.325 of a share of our common stock at an exercise price of $0.01 per share,

     o approximately $56.1 million from the issuance by Silkworm to the DLJMB Funds, CVC and certain members of our management of 1,245,138 shares of Silkworm common stock (which was converted into our common stock in the Merger),

     o $35.0 million from the issuance to the DLJMB Funds of 1,400,000 shares of the PIK Preferred Stock by Holdings and the DLJMB Warrants to purchase 65,603 shares of our common stock at an exercise price of $0.01 per share, and

     o approximately $43.1 million of new borrowings under our then existing bank credit facility.

     Offer to Purchase. Because the Mergers caused a "change in control" of Insilco, we were required to make an offer to purchase all of our outstanding $150.0 million 10 1/4% Senior Subordinated Notes due 2007 at 101% of their aggregate principal amount, plus accrued interest. We issued the 12% notes as units together with warrants to purchase our common stock and used the proceeds, together with certain borrowings under our new bank credit facility, to repurchase all of the 10 1/4% notes.

     New Credit Facility. On November 24, 1998, we entered into a new credit facility with a group of lenders led by DLJ Capital Funding Inc. to replace our existing credit facility. The new credit facility includes a $125 million term loan facility and a $175 million revolving credit facility (subject to adjustment as described below). The term loan facility has a maturity of seven years. The revolving credit facility will terminate on July 8, 2003. See "Description of Certain Indebtedness--New Credit Facility."

     Insilco Unit Offering. On November 2, 1998, Insilco commenced an offering of 120,000 units consisting of $120,000,000 in aggregate principal amount of its 12% Senior Subordinated Notes due 2007 and warrants to purchase 62,400 shares of our common stock, to partly fund the repurchase of $150,000,000 in aggregate principal amount of our outstanding 10 1/4% notes. This repurchase is required under the terms of the indenture relating to the 10 1/4% notes following the consummation of the Mergers. The offering of the 12% notes, together with the repurchase of the 10 1/4% notes pursuant to the offer to purchase, and the borrowings under the new credit facility are referred to as the "Refinancing."

     Acquisitions. We recently acquired Eyelets for Industry, Inc. (EFI) and its wholly owned subsidiary EFI Metal Forming Inc. and are currently in negotiations with respect to another potential acquisition. Neither the EFI acquisition, nor the other potential acquisition, if consummated, is material to our financial position.

     Jostens Litigation. On January 14, 1997, Taylor sued one of its principal competitors in the yearbook business, Jostens, Inc., in the U.S. District Court for the Eastern District of Texas, alleging violations of the federal antitrust laws as well as various claims arising under state law. On May 13, 1998, the jury in the case returned a verdict in favor of Taylor, and, on June 12, 1998, the judge rendered his judgment in the amount of $25.2 million plus interest at an annual rate of 5.434%. On January 14, 1999, in response to a motion by Jostens, the judge entered an order vacating the jury verdict and granting judgment in Jostens' favor. We will seek to overturn the order and reinstate the jury verdict on appeal. We cannot assure you what the actual amount is, if any, that Taylor will recover from Jostens.

                            -----------------------

     Our principal executive offices are located at 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017, and our telephone number is (614) 792-0468.

                        SUMMARY DESCRIPTION OF THE NOTES

Maturity Date....................August 15, 2008

Interest Payment Dates...........Every February 15 and August 15, beginning
                                 February 15, 2004.

Optional Redemption..............We may redeem any of the notes at our option on or after August 15, 2003 at the redemption prices set forth elsewhere in this prospectus, plus accrued interest.

Change of Control................Upon the occurrence of a Change of Control, you may require us to repurchase your notes at 101% of their principal amount, plus accrued interest. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation in such circumstances. See "Risk Factors--Possible Inability to Repurchase Notes upon Change of Control" and "Description of Notes."

Ranking..........................The notes are senior unsecured obligations, ranking pari passu with all of our future senior indebtedness and senior to all of our furture indebtedness subordinated to the notes. We have provided a guarantee of the indebtedness of Insilco Corporation, our wholly-owned operating subsidiary, under a bank credit facility which is secured by a pledge of all of the common stock of Insilco Corporation. The notes are also subordinated to all liabilities of Insilco Corporation and its subsidiaries.

Certain Covenants................The indenture governing the notes contains certain covenants limiting our ability and our subsidiaries' ability to:

                                 o  incur additional indebtedness or issue
                                    preferred stock;

                                 o  pay dividends or make distributions on,
                                    and to redeem or repurchase, capital
                                    stock;

                                 o  engage in transactions with affiliates;

                                 o  engage in sale and leaseback transactions;

                                 o  make investments and sell assets and
                                    engage in certain mergers and
                                    consolidations.

                                 See "Description of Notes--Certain Covenants."

   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA

     The summary historical consolidated financial data presented below are derived from our audited consolidated financial statements. You should read the information contained in this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus (the "Consolidated Financial Statements").

     The unaudited pro forma condensed consolidated financial data of Insilco and our subsidiaries for the years ended December 31, 1997 and 1998 are based upon historical information that has been adjusted to give effect to the transactions described in footnote 1. The Reorganization Merger was accounted for as a reorganization of entities under common control, and the Merger was accounted for as a recapitalization. As a result, the Mergers had no impact on the historical basis of our assets or liabilities.

     The unaudited pro forma condensed consolidated income statements for the years ended December 31, 1997 and 1998 have been prepared as if the Mergers, the Merger Financing, the Refinancing and the 1997 Transactions (as defined below) all occurred at the beginning of the relevant period. The expenses directly related to the aforementioned transactions (other than interest expense) are excluded from the pro forma statement of operations data. The unaudited pro forma financial data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position. See "Unaudited Pro Forma Condensed Consolidated Financial Data."


             Summary Historical and Unaudited Pro Forma Consolidated
                          Financial and Operating Data

                                                                             Year Ended December 31,
                                                   --------------------------------------------------------------------
                                                                                                    Pro Forma Pro Forma
                                                    1994       1995       1996     1997       1998    1997(1)   1998(1)
                                                   -------    -------    -------  -------   ------- --------- ---------
Operations Data:
   Net sales..................................     $ 438.4    $ 449.5    $ 492.4  $ 528.2   $ 535.6   $ 528.2   $ 535.6
   Operating income(2)........................         9.5       38.9       48.4     51.1      12.6      51.1      38.2
   Other income (expense):
      Interest expense........................       (29.1)     (19.5)     (18.3)   (20.5)    (32.8)    (47.8)    (45.8)
      Interest income.........................         1.8        1.4        0.7      2.8       1.0       0.8       1.0
      Other income, net(3)....................         3.2       13.9       7 .7      3.4       5.8       3.4       5.8
                                                   -------    -------    -------  -------   -------   -------   -------
   Income (loss) from continuing operations before
      income taxes and extraordinary items....       (14.6)      34.7       38.5     36.8     (13.4)      7.5      (0.8)
   Income tax expense (benefit)...............        (5.7)     (16.7)     (13.3)   (13.4)      1.3      (3.2)     (0.1)
                                                   -------    -------    -------  -------   -------   -------   -------
   Income (loss) from continuing operations before
      extraordinary items.....................       (20.3)      18.0       25.2     23.4     (12.1)      4.3      (0.9)
   Income (loss) from discontinued operations, net
      of tax(4)...............................        (9.7)     (15.4)      13.8     58.9        --        --        --
                                                   -------    -------    -------  -------   -------   -------   -------
   Income (loss) before extraordinary items...       (30.0)       2.6       39.0     82.3     (12.1)      4.3      (0.9)
   Extraordinary items, net of tax............        (2.1)        --         --     (0.7)     (5.9)       --        -
                                                   -------    -------    -------  -------   -------   -------   -------
   Net income (loss)..........................       (32.1)       2.6       39.0     81.6     (18.0)      4.3      (0.9)
   Preferred stock dividend ..................          --         --         --       --      (2.1)     (5.7)     (5.7)
                                                   -------    -------    -------  -------   -------   -------   -------
   Net income (loss) available to common......     $ (32.1)   $   2.6    $  39.0  $  81.6   $ (20.1)  $  (1.4)  $  (6.6)
                                                   =======    =======    =======  =======   =======   =======   =======
Other Data:
   EBITDA(5)..................................     $  56.6    $  68.4     $ 63.8  $  69.5   $  32.8   $  69.5   $  58.4
   Adjusted EBITDA(6).........................        56.6       64.6       68.7     71.3      64.9      71.3      64.9
   Cash interest expense......................        28.1       17.9       16.7     19.3      28.8      35.2      33.6
   Depreciation and amortization..............        12.3       13.3       15.4     18.4      20.2      18.4      20.2
   Amortization of Reorganization Goodwill....        34.8       16.2         --       --        --        --        --
   Capital expenditures.......................        17.5       20.2       20.0     23.6      20.2      23.6      20.2
Balance Sheet Data (at period end):
   Cash and cash equivalents..................     $   8.7    $   9.9    $   3.5  $  10.7    $  7.4             $  7.4
   Working capital............................        33.9       44.9       51.4     39.5      66.6                66.6
   Total assets...............................       368.7      340.1      348.4    302.7     327.3               327.3
   Operating company debt.....................       198.1      186.5      161.0    257.7     312.4               312.4
   Total debt.................................       198.1      186.5      161.0    257.7     384.3               384.3
   Stockholders' equity (deficit).............       (13.5)     (15.8)      33.4   (102.3)   (236.3)             (236.3)
Credit Statistics:
   Adjusted EBITDA/Cash interest expense......                                                                      1.9x
   Net debt/Adjusted EBITDA(7)................                                                                      5.9x
Ratio Data:
   Ratio of Earnings to Fixed Charges(8)......          --       2.63x      2.91x    2.64x       --                  --
-------------------

(1) Pro forma results reflect (i) the following transactions (the "1997 Transactions"): the entry into Insilco's former credit facility on July 3, 1997, the issuance of the 10 1/4% notes on August 12, 1997 and our repurchase of 5,714,284 shares of common stock in the third quarter of 1997 for an aggregate of $220 million (the "Share Repurchase"); (ii) the Mergers and the Merger Financing and (iii) the Refinancing and the application of proceeds thereof, in each case, as if they occurred at the beginning of the relevant period.

(2) Operating income in 1994 and 1995 includes the deduction for the amortization of our reorganization value over the aggregate fair value of its tangible and identified intangible assets at March 31, 1993 ("Reorganization Goodwill") of $34.8 million and $16.2 million, respectively, due to the adoption of "fresh start" accounting principles. Operating income in 1995 includes a gain of $4.3 million related to a change in our pension plan (see Note 12 to the Consolidated Financial Statements).

(3) Other income, net in 1995 includes favorable adjustments of $3.6 million related to our environmental liabilities, $1.5 million related to the resolution of several legal disputes and a $4.0 million gain on the sale of idle corporate assets. Other income, net in 1996 includes a $2.2 million adjustment related to the satisfaction of certain of our environmental liabilities following completion of a site clean-up for an amount less than previously estimated.

(4) In March 1997, we completed the sale of our Office Products Business (as defined below) with the divestiture of our traditional office products business (the "Rolodex Business") for $112.6 million, net of transaction costs, resulting in a gain of $57.8 million, net of taxes of $37.2 million. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of the Rolodex electronics product line ("Rolodex Electronics") and our computer accessories business ("Curtis"). The proceeds from these sales aggregated $21.8 million (see Note 22 to the Consolidated Financial Statements for unaudited pro forma financial information with respect to these divestitures). Rolodex, Rolodex Electronics and Curtis are referred to collectively as the "Office Products Business."

     In July 1998, we amended our Form 10-K for the year ended December 31, 1997 (the "Form 10-K") to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1994, 1995, 1996 and 1997 were $105.2 million, $111.7 million, $80.1 million and $10.8 million, respectively.

(5) "EBITDA" is defined as net income before interest expense, interest income, income taxes, depreciation and amortization, other income, equity in net income of Thermalex and net gain or net loss on sale of assets. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA data are included because we understand that such information is used by certain investors as one measure of an issuer's historical ability to service debt. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies, or to the defined term "Consolidated Cash Flow" used in "Description of Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", due to the potential inconsistencies in the method of calculation.

(6) "Adjusted EBITDA" equals EBITDA plus dividends received from Thermalex of $0.4 million, $3.4 million, $1.5 million, and $1.3 million for the years ended December 31, 1995, 1996, 1997 and 1998, respectively, and excluding the effect of: (i) a $4.3 million gain relating to a change in our pension plan in the year ended December 31, 1995 (see Note 12 to the Consolidated Financial Statements); (ii) a $1.5 million restructuring charge at Taylor Publishing in the years ended December 31, 1996; (iii) $0.4 million, and $1.3 million of legal expenses relating to the Jostens antitrust suit for the years ended December 31, 1997 and 1998, respectively; (iv) $1.3 million and $1.0 million of corporate officers' and business unit severance, respectively, for the year ended December 31, 1998; (v) Merger expenses recorded and paid of $25.5 million for the year ended December 31, 1998; (vi) $0.9 million of facility rationalization/consolidation expenses for the year ended December 31, 1998; and (vii) $0.6 million of legal expenses related to a successful judgment on a breach of contract lawsuit against a former employee for the year ended December 31, 1998.

(7) Net debt represents total debt less cash and cash equivalents and is calculated based on pro forma cash and debt balances as of September 30, 1998.

(8) Ratio of earning to fixed charges equals (i) income from continuing operations before income taxes, plus cash and non-cash interest expense and imputed interest expense related to operating rents divided by (ii) cash and non-cash interest expense, plus imputed interest expense related to operating rents. In 1994 earnings were insufficient to cover fixed charges by $15.1 million, primarily due to amortization expense of reorganization goodwill recognized that year. In 1998 earnings were insufficient to cover fixed charges by $13.7 million, primarily due to merger expenses incurred that year. On a pro forma basis, in 1998 pro forma earnings were insufficient to cover fixed charges by $1.1 million primarily due to certain one-time items listed in Note 6 (excluding merger expenses).

                                 RISK FACTORS

     In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before purchasing any notes.

Limitations on Access to Cash Flow of Subsidiaries; Holding Company Structure

     We are a holding company, and our ability to make payments in respect of the notes is dependent upon the receipt of dividends or other distributions from our direct and indirect subsidiaries. We do not have, and may not in the future have, any assets other than shares of common stock of Insilco, which are pledged to secure the obligations of Insilco under the new credit facility. Insilco and its subsidiaries are parties to the new credit facility and Insilco is party to the indentures governing the 10 1/4% notes and the 12% notes, each of which imposes substantial restrictions on Insilco's ability to pay dividends or make other distributions to us. Any payment of dividends or other distributions will be subject to the satisfaction of certain financial conditions set forth in such indentures and is subject to certain prohibitions contained in the new credit facility. The ability of Insilco and its subsidiaries to comply with such conditions or prohibitions may be affected by events that are beyond our control. If the maturity of the 10 1/4% notes, the 12% notes or the loans under the existing credit facility and the new credit facility were to be accelerated, all such outstanding debt would be required to be paid in full before Insilco or its subsidiaries would be permitted to distribute any assets or cash to us. There can be no assurance that our assets would be sufficient to repay all of such outstanding debt and to meet our obligations under the indenture. In addition, under Delaware law, a company is permitted to pay dividends or make other distributions on its capital stock only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend or distribution is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In determining Insilco's ability to pay dividends or make other distributions tous, Delaware law will permit the Board of Directors of Insilco to revalue its assets and liabilities from time to time to their fair market values in determining surplus. We cannot predict what the value of Insilco's or its other subsidiaries' assets or the amount of their liabilities will be in the future and, accordingly, there can be no assurance that we will be able to receive dividends from Insilco in order to pay our debt service obligations on the notes.

     As a result of our holding company structure, the holders of the notes will be structurally junior to all creditors of our subsidiaries, including Insilco. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of the our subsidiaries, we will not receive any funds from our subsidiaries until their creditors are paid in full. As of March 31, 1999, the aggregate amount of indebtedness and other obligations of our subsidiaries (including the 10 1/4% notes, the 12% notes and the new credit facility and trade payables) would have been approximately $449.5 million. Further, we have $35 million of aggregate liquidation preference of PIK Preferred Stock outstanding, which will increase as dividends are paid in kind on the PIK Preferred Stock through August 1, 2003, after which dividends will be payable in cash, and which will be mandatorily redeemable in cash on August 1, 2010 at the aggregate liquidation preference of the PIK Preferred Stock.

Substantial Leverage; Liquidity

   Leverage

     In connection with the Mergers, the Merger Financing and the Refinancing, we incurred significant indebtedness. As of March 31, 1999, we had: (a) total consolidated indebtedness of approximately $410.2 million; and (b) $76.5 million of additional revolving borrowings available under the new credit facility, subject to customary conditions. In addition, subject to the restrictions in the new credit facility and the indentures relating to the notes and Insilco's 12% notes and 10 1/4% notes, we may incur significant additional indebtedness, which may be secured, from time to time.

     The level of our indebtedness could have important consequences, including:

     o limiting cash flow available for general corporate purposes, including acquisitions, because a substantial portion of our cash flow from operations must be dedicated to debt service;

     o limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

     o limiting our flexibility in reacting to competitive and other changes in the industry and economic conditions generally; and

     o exposing us to risks inherent in interest rate fluctuations because certain of our borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

   Conditions that may impact our ability to repay our Debt

     Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

     We anticipate that our operating cash flow, together with money we can borrow under our new credit facility, will be sufficient to meet anticipated future operating expenses, capital expenditures and to service debt as it becomes due. However, if our future operating cash flows are less than currently anticipated we may be forced, in order to meet our debt service obligations, to reduce or delay acquisitions or capital expenditures, sell assets or reduce operating expenses. If we were still unable to meet our debt service obligations, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. There can be no assurance that we will be able to accomplish that on satisfactory terms, if at all.

     In addition, subject to the restrictions and limitations contained in our debt agreements, we may incur significant additional indebtedness to finance future acquisitions, which could adversely affect our operating cash flows and our ability to service indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Restrictive Covenants

     The indenture governing the notes contains various covenants that limit our ability to engage in certain transactions. These covenants limit our and certain of our subsidiaries' ability to:

     o    borrow and to place liens on assets

     o    pay dividends or make certain other restricted payments

     o    enter into certain transactions with affiliates; or

     o merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets or the assets of Insilco.

     In addition, our new credit facility contains other and more restrictive covenants and prohibits us from prepaying our other indebtedness (including the notes). Our new credit facility also requires us to maintain specified financial ratios and satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants could result in a default under our new credit facility and/or the notes or Insilco's 12% notes or 10 1/4% notes. Upon the occurrence of an event of default under our new credit facility, the lenders could elect to declare all amounts outstanding under our new credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our new credit facility. We cannot assure you that, if the lenders under our new credit facility accelerate the repayment of borrowings thereunder, we will have sufficient assets to repay our new credit facility and our other indebtedness, including your notes. See "Description of Certain Indebtedness--New Credit Facility."

Possible Inability to Repurchase Notes upon Change of Control

     Upon the occurrence of certain change of control events, you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. Please note that the terms of Insilco's 12% notes, 10 1/4% notes and our new credit facility limit our ability to purchase your notes in such circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers with respect to our new credit facility and certain other indebtedness. We cannot assure that we will have the financial resources to purchase your notes, particularly if such change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our new credit facility currently provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness under the new credit facility.

Customer Concentration; Absence of Long-Term Contracts

     A significant portion of our sales are made to a relatively small group of major customers. In 1998, sales to Ford represented approximately 9% of our net sales and sales to a group of our nine next largest customers represented approximately 22% of net sales.

     Our reliance on these major customers exposes us to

     o the risk of changes in the business condition of our major customers and

     o the risk that the loss of a major customer could adversely affect Insilco's results of operations.

     While we have supplied Ford for 40 years, Ford is not contractually bound to purchase supplies from us in the future. Thus, our relationship with Ford is subject to termination at any time. If we were to lose Ford as a customer, our results of operations would be adversely affected.

Cyclical Markets

     A substantial portion of our revenues derive from sales to markets that have been historically, and are likely to continue to be, cyclical. For example, our Automotive Components Segment, which accounted for approximately 40% of our net sales and 46% of adjusted operating income before the allocation of corporate overhead for the year ended December 31, 1998, primarily serves the automobile OEM market and the automobile parts aftermarket through the manufacture of automotive heat exchangers and related tubing, and automatic transmission and suspension components. (For the year ended December 31, 1998, however, approximately 17% and 36% of the Automotive Components Segment's net sales were attributable to the automotive aftermarket and non-automotive OEMs, respectively.) The automobile industry has experienced recessionary or slow growth conditions for substantial periods in the past and may experience recessionary conditions in the future. Any substantial weakening of the automobile industry would have an adverse effect on our results of operations.

Seasonality; Production Disruption

     In certain of our businesses in which there is high customer concentration or high production seasonality, we would be exposed to potentially significant revenue losses if we (or our customers) were to experience substantial disruption in production. With the continued emphasis on reductions in component inventories and "just-in-time" deliveries, especially in the automotive industry, any disruption in our production or by our major customers, through work stoppages or otherwise, could have an immediate and adverse effect on our results of operations.

     Additionally, a portion of our revenues and operating income are exposed to the seasonality of the yearbook production cycle. A majority of the annual revenues of Taylor are recognized in our second quarter. Any disruption during the peak production period (April to June) through work stoppages, loss of production facilities or otherwise, has caused and could in the future cause lost revenues or delay revenue recognition in the year in which it occurred or increase expenses and adversely affect future years' contract renewals.

Competition

     The businesses in which we are engaged are highly competitive and in some cases highly fragmented, with many small manufacturers. In some of our businesses, especially the data grade connector business and the heat exchanger business, we compete with entities having significantly more resources. In certain other businesses we compete with entities that have a greater share of the relevant market and lower costs. As competition increases, profit margins on some of our significant business lines could decrease, and in the more fragmented markets consolidation could occur, resulting in the creation of larger and financially stronger competitors.

     We believe that, to remain competitive and maintain or increase profitability, we must pursue a strategy focusing on growth and product innovation. However, our competitors can be expected to continue to seek their own growth, to improve the design and performance of their products, to reduce costs of existing competitive products and to introduce new products with competitive price and performance characteristics. Although we believe that, with respect to most of our businesses, we have certain technological, manufacturing and other advantages over our competitors, maintaining these advantages will require continued investment in research and development, sales and marketing, productivity improvements and information systems. We cannot assure you that we will have sufficient resources to continue to make such investments, that such investments will be successful or that we will be able to maintain our existing competitive advantages.

Technology and the Development of New Products

     The markets for many of our products, particularly the data grade connector products, are characterized by technological change, evolving industry standards, product customization and frequent new product introductions, which may render existing or proposed products noncompetitive or obsolete.

     Many of our products require significant planning, design, development and testing at the technological, product and manufacturing process levels. Moreover, many of our customers use our products and proprietary technologies as components of other products which they manufacture or assemble, which may become uncompetitive or obsolete.

     Although we work closely with our customers to stay informed with respect to product development, we cannot assure you that any of the products we are currently developing or those to be developed in the future, will be completed in any particular time frame or that our or our customers' products or proprietary technologies will not become uncompetitive or obsolete.

Acquisition Growth Strategy; Management and Funding of Growth

     We have historically pursued an acquisition strategy and recently completed an acquisition of a precision stamping company that specializes in "deep drawn" components for the electronics, automotive and consumer markets. We are currently in negotiations with respect to another potential acquisition as part of our ongoing strategy to promote growth. See "Summary--Recent Developments." There are various risks associated with pursuing a growth strategy of this nature.

     o Any future growth will require us to manage our expanding domestic and international operations, integrate new businesses and adapt our operational and financial systems to respond to changes in our business environment, while maintaining a competitive cost structure.

     o The acquisition strategy will continue to place demands on our management to improve our operational, financial and management information systems, to develop further the management skills of our managers and supervisors, and to continue to retain, train, motivate and effectively manage our employees.

Our failure to manage growth effectively could have a material adverse effect on us. We also cannot assure you that suitable acquisition candidates will be available or that acquisitions can be completed on reasonable terms.

     Additionally, our ability to maintain and increase our revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on our ability to generate sufficient cash flow or obtain sufficient capital for the purpose of, among other things, financing acquisitions, satisfying customer contractual requirements and financing infrastructure growth. We cannot assure you that we will be able to generate sufficient cash flow or that financing will be available on acceptable terms (or permitted to be incurred under the terms of our new credit facility, the indenture and any future indebtedness) to fund our future growth.

Environmental Matters

     Our operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. As a result, we are involved from time to time in administrative or legal proceedings relating to environmental matters and have incurred in the past and will continue to incur capital costs and other expenditures relating to environmental matters.

     Certain properties now or previously owned by us are undergoing remediation. Liability under environmental laws may be imposed on current and prior owners of property or businesses without regard to fault or to knowledge about the condition or action causing the liability. As an owner and operator of those properties, we may be required to incur costs relating to the remediation, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources.

     We have also in the past and may in the future be named a potentially responsible party ("PRP") at off-site third-party disposal sites to which our businesses have sent waste.

     We believe, based on current information, that any costs we may incur relating to environmental matters will not have a material adverse effect on our business, financial condition or result of operations. We cannot assure you, however, that we will not incur significant fines, penalties or other liabilities associated with noncompliance or clean-up liabilities or that future events, such as changes in laws or the interpretation thereof, the development of new facts or the failure of other PRPs to pay their share, will not cause us to incur additional costs that could have a material adverse effect on our business, financial condition or results of operations. See "Business--Environmental Regulation and Proceedings."

Dependence on Key Personnel

     Our success depends to a significant extent upon the services of our senior management and other management in our various businesses. We could be adversely affected if any of these persons were unwilling or unable to continue in our employ.

Risks Associated with Foreign Operations; Exchange Rate Fluctuations

     Our products are manufactured and assembled at facilities in the United States, the Dominican Republic, Germany, Ireland, the United Kingdom and Mexico and sold in many foreign countries. In 1998, less than 9% of our net sales and costs of goods sold occurred outside the United States and Canada. International manufacturing and sales are subject to inherent risks, including changes in local economic or political conditions, the impositions of currency exchange restrictions, unexpected changes in regulatory environments, potentially adverse tax consequences and exchange rate risk. We cannot assure you that these factors will not have a material adverse impact on our production capabilities or otherwise adversely affect our business and operating results.

 Control by Principal Shareholders

     Approximately 69.0% of the outstanding shares of our common stock is held by the DLJMB Funds. As a result of their stock ownership, the DLJMB Funds control us and (subject to any agreement they may have with CVC as described in "Description of Capital Stock--Other Stockholder Arrangements") have the power to elect all of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to the certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets.

     The general partners of each of the DLJMB Funds are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. ("DLJ, Inc."). DLJ Capital Funding, Inc., which is an agent and lender under our new credit facility, and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), which was the initial purchaser of the Old Notes, are also affiliates of DLJ, Inc.

     Circumstances may occur in which the interests of such principal shareholders could be in conflict with your interests. In addition, such shareholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in Insilco, even though such transactions may involve risks to the holders of the notes.

Tax Consequences of Original Issue Discount; Limitations on Holders' Claims

     For U.S. federal income tax purposes, the issue price of a unit, consisting of $1,000 principal amount at maturity of 14% Senior Discount notes due 2008 and one warrant to purchase 0.325 of a share of our common stock at an exercise price of $0.01 per share, was allocated between the respective fair market values of the warrant and the note. For this reason, and because cash interest will not be payable on the notes prior to February 15, 2004, the notes have original issue discount from their principal amount at maturity. Consequently, purchasers of the notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Because only a portion of the issue price of a unit was allocated to a note, the rate at which a holder will be required to accrue original issue discount for U.S. federal income tax purposes will exceed the stated yield on the notes. In addition, the notes constitute "applicable high yield discount obligations" ("AHYDOs") for federal income tax purposes because the yield to maturity of the notes exceeds the relevant applicable federal rate (the "AFR") at the time of issue by more than five percentage points. Because the notes constitute AHYDOs, we (i) will not be entitled to deduct original issue discount ("OID") accruing with respect thereto until such amounts are actually paid, and (ii) may be precluded from ever deducting a portion of the OID that accrues on the notes.

     Under the indenture, in the event of an acceleration of the maturity of the notes upon the occurrence of an event of default, the holders of the notes may be entitled to recover only the amount which may be declared due and payable pursuant to the indenture, which prior to August 15, 2003, will be less than the principal amount at maturity of such notes.

     If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code, the claim of a holder of notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the original issue price of the notes and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Accordingly, holders of the notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

Fraudulent Transfer Statutes

     Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to

     o avoid all or a portion of our obligations to you;

     o subordinate our obligations to you to other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

     o take other action detrimental to you, including, in certain circumstances, invalidating the notes.

In that event, there would be no assurance that you would ever be repaid.

     Under federal and state fraudulent transfer laws, in order to take any of the actions described above, courts will typically need to find that, at the time the notes were issued, we:

     (a) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

     (b) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes and

         (1) were insolvent or were rendered insolvent by reason of the issuance of the notes,

         (2) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

         (3) intended to incur, or believed (or should have believed) we would incur, debts beyond our ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes),

     Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if (a) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (b) we were incurring debts beyond our ability to pay as such debts mature. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

Trading Market for the Notes

     There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell their New Notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, DLJSC currently makes a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJSC. No assurance can be given as to the liquidity of or the trading market for the notes.

Year 2000

     Many existing computer programs utilized globally use only two digits to identify a year in the date field. These programs, if not corrected, could fail or create erroneous results after the century date changes on January 1, 2000 or when otherwise dealing with dates later than December 31, 1999. We have implemented a comprehensive "Year 2000" compliance program and believe that our internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes to information systems prior to the need to comply with Year 2000 requirements.

     The costs incurred to implement our Year 2000 compliance program have been immaterial to date and we presently expect to incur less than $1.0 million of costs in total.

     However, we are uncertain as to the extent our customers and vendors may be affected by Year 2000 issues that require commitment of significant resources and may cause disruptions in the customers' and vendors' businesses. Moreover, Year 2000 issues present a number of risks that are beyond our reasonable control, such as:

     o the failure of utility companies to deliver electricity,

     o the failure of telecommunications companies to provide voice and data services,

     o the failure of financial institutions to process transactions and transfer funds,

     o the failure of vendors to deliver materials or perform services required by us and

     o the collateral effects on us of the effects of Year 2000 issues on the economy in general or on our customers in particular.

     Although we believe that our Year 2000 compliance program is designed to appropriately identify and address those Year 2000 issues that are subject to our reasonable control, there can be no assurance that our efforts in this regard will be fully effective or that Year 2000 issues will not have a material adverse effect on our business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Year 2000 Compliance."

                                 USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the notes by DLJSC in market-making transactions or by DLJ Investment Partners, L.P., DLJ ESC II, L.P. and DLJ Investment Funding, Inc. (the "DLJ Mezzanine Investors"), Alliance Capital Management, L.P. or other selling securityholder named in an accompanying prospectus supplement in resale transactions. We will not receive any of the proceeds from such transactions.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1999. This table should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, the unaudited pro forma condensed consolidated financial statements and notes thereto, included in "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Summary--The Mergers and Merger Financing."

                                                               As of March
                                                                 31, 1999
                                                             ---------------
                                                                  Actual
                                                              (in millions)

Cash and cash equivalents...................................... $     8.5
                                                                =========
Long-term debt:
   Term Loan .................................................. $   124.7
   Credit Facility ............................................      91.0
   10 1/4% Notes................................................      --
   12% Notes...................................................     119.8
   14% Notes...................................................      74.5
   Other debt obligations......................................       0.2
                                                                ---------
      Total long-term debt (including current portion).........     410.2
                                                                ---------
      PIK Preferred Stock......................................      35.5
      Stockholders' deficit....................................    (238.5)
                                                                ---------
        Total capitalization................................... $   207.2
                                                                =========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data presented below as of and for each of the years in the five year period ended December 31, 1998 are derived from our Consolidated Financial Statements and accompanying notes included elsewhere herein, which have been audited by KPMG LLP, independent certified public accountants. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements.

                                                                                Years Ended December 31,
                                                              ----------------------------------------------------------
                                                                1994         1995       1996         1997        1998
                                                              --------     --------   --------     --------    ---------
                                                                                 (in millions)
Operations Data:
   Net sales...............................................   $438.4       $449.5      $492.4       $528.2      $535.6
   Operating income(1).....................................      9.5         38.9        48.4         51.1        12.6
   Other income (expense):

      Interest expense.....................................    (29.1)       (19.5)      (18.3)       (20.5)      (32.8)
      Interest income......................................      1.8          1.4         0.7          2.8         1.0
      Other income, net(2).................................      3.2         13.9         7.7          3.4         5.8
                                                              ------       ------      ------       ------      ------
   Income (loss) from continuing operations before income
      taxes and extraordinary item.........................    (14.6)        34.7        38.5         36.8       (13.4)
   Income tax expense (benefit)............................     (5.7)       (16.7)      (13.3)       (13.4)        1.3
                                                              ------       ------      ------       ------      ------
   Income (loss) from continuing operations before
      extraordinary item...................................    (20.3)        18.0        25.2         23.4       (12.1)
   Income (loss) from discontinued operations, net of
      tax(3)...............................................     (9.7)       (15.4)       13.8         58.9          --
   Income (loss) before extraordinary item.................    (30.0)         2.6        39.0         82.3       (12.1)
   Extraordinary item, net of tax..........................     (2.1)          --          --         (0.7)       (5.9)
                                                              ------       ------      ------       ------      ------
   Net income (loss).......................................   $(32.1)        $2.6       $39.0        $81.6      $(18.0)
                                                              ======       ======      ======       ======      ======

Balance Sheet Data (at period end):
   Working capital.........................................    $35.3        $47.4       $51.4        $39.5       $66.6
   Total assets............................................    368.7        340.1       348.4        302.7       327.3
   Long-term debt..........................................    198.1        186.5       161.0        257.7       384.3
   Redeemable preferred stock..............................       --           --          --           --        34.1
   Stockholders' equity (deficit)..........................    (13.5)       (15.8)       33.4       (102.3)     (236.3)

Per Share Data:
   Basic income (loss) per share from continuing
      operations...........................................    (2.09)         1.83        2.65         3.25       (4.49)
   Diluted income (loss) per share from continuing
      operations...........................................    (2.09)         1.77        2.55         3.19       (4.49)
   Book Value per share....................................    (1.37)        (1.64)       3.52       (25.08)    (170.68)

Ratio Data:
   Ratio of Earnings to Fixed Charges(4)...................       --          2.63x       2.91x        2.64x          --

-------------------
(1) Operating income in 1994 and 1995 includes the deduction for the amortization of Reorganization Goodwill of $34.8 million and $16.2 million, respectively, due to the adoption of "fresh start" accounting principles. Operating income in 1995 includes a gain of $4.3 million related to a change in our pension plan (see Note 12 to the Consolidated Financial Statements appearing elsewhere herein).

(2) Other income, net in 1995 includes favorable adjustments of $3.6 million related to our environmental liabilities and $1.5 million related to the resolution of several legal disputes and a $4 million gain on the sale of idle corporate assets. Other income, net in 1996 includes a $2.2 million favorable adjustment related to the satisfaction of certain of our environmental liabilities following completion of a site clean-up for an amount less than previously estimated.

(3) In March 1997, we completed the sale of our Office Products Business with the divestiture of the Rolodex Business for $112.6 million, net of transaction costs, resulting in a gain of $57.8 million, net of taxes of $37.2 million. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of Rolodex Electronics and Curtis. The proceeds from these sales aggregated $21.8 million (see Note 22 to the Consolidated Financial Statements for unaudited pro forma financial information with respect to these divestitures).

     In July 1998, we amended our Form 10-K to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1994, 1995, 1996 and 1997 were $105.2 million, $111.7 million, $80.1 million and $10.8 million, respectively.

(4) Ratio of earning to fixed charges equals (i) income from continuing operations before income taxes, plus cash and non-cash interest expense and imputed interest expense related to operating rents divided by (ii) cash and non-cash interest expense, plus imputed interest expense related to operating rents. In 1994 earnings were insufficient to cover fixed charges by $15.1 million, primarily due to amortization expense of reorganization goodwill recognized that year. In 1998 earnings were insufficient to cover fixed charges by $13.7 million, primarily due to merger expenses incurred that year.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

     The Company's three primary business segments have different operating and growth characteristics.

     The Company's Automotive Components Segment designs, manufactures, and distributes component products used in automotive, heavy-equipment, and other transportation vehicles. Growth and performance in this segment is tied closely to the vehicle production rates of automotive and heavy-equipment manufacturers as well as after-market demand for replacement products.

     The growth and performance of the Company's Technologies Segment is dependent on the demand for its customers' end products and network infrastructure build-outs. The Company feels it has aligned itself with market leaders in the electric, electrical, telecommunications and data communications markets.

     The Company is one of the largest producers of yearbooks to middle and high school markets and colleges. The growth and performance of the Company's Specialty Publishing Segment is dependent on the growth rate of the domestic school age population and on increasing the proportion of students who purchase school yearbooks.

     The Company's Other Segment includes two operating units that fall below the quantitative reporting thresholds and do not meet all of the criteria for aggregation with the Company's reportable segments. These operations are a manufacturer of high speed welded tube mills and other machinery and equipment for the heat exchanger market to automotive suppliers and OEMs and a welded stainless steel tubing manufacturer that provides tubing and tubing products to a variety of markets, including pipe and tube distributors, recreational marine and construction.

     The Company consummated several material transactions in 1998, 1997 and 1996 that resulted in significant changes to its debt and capital structure. A summary of these transactions is as follows:

     The Mergers: On August 17, 1998, a series of transactions involving the Company was completed. These transactions included, among other things, the formation by Insilco Holding Co. ("Holdings" or the "Company") (then a wholly owned subsidiary of Insilco) of a wholly owned subsidiary ("ReorgSub"), followed by the merger of ReorgSub with and into Insilco (the "Reorganization Merger"), pursuant to which each stockholder of Insilco had his or her shares of Insilco converted into the same number of shares of Holdings and the right to receive $0.01 per share in cash, and Holdings became the parent of Insilco.

     Promptly following the Reorganization Merger, a second merger took place pursuant to which Silkworm Acquisition Corporation ("Silkworm"), an affiliate of DLJMB, merged with and into Holdings (the "Merger," and together with the Reorganization Merger, the "Mergers") and each share of Holdings Common Stock was converted into the right to receive $43.47 in cash and 0.03378 of a share of Holdings Common Stock. Thus, as a result of the Mergers, each stockholder of Insilco, in respect of each of his or her shares, received $43.48 in cash and retained 0.03378 of a share of Holdings Common Stock. Concurrently with the consummation of the Mergers, the DLJMB Funds purchased 1,400,000 shares of Holdings 15% Senior Exchangeable Preferred Stock due 2012 (the "PIK Preferred Stock"), and warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share.

     Following the Mergers, (i) Insilco's existing stockholders retained, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (ii) the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (iii) 399 Venture Partners Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; and (iv) management of the Company purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of Holdings Common Stock.

     Immediately prior to the effectiveness of the Reorganization Merger, each outstanding option to acquire shares of the common stock of Insilco granted to employees and directors, whether or not vested (the "Options") was canceled and in lieu thereof, each holder of an Option received a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of shares subject to the Option, less applicable withholding taxes (the "Option Cash Payments"). Certain holders of such Options elected to utilize amounts otherwise receivable by them to purchase equity or equity units of Holdings.

     The Company incurred $25,529,000 of costs related to the Merger in 1998.

     The Merger Financing: The total amount of cash required to consummate the foregoing transactions was approximately $204.4 million. This amount was financed with (i) gross proceeds of approximately $70.2 million from the issuance by Silkworm of units (which were converted into units of Holdings (the "Holdings Units") in the Merger), each unit consisting of $1,000 principal amount at maturity of 14% Senior Discount Notes due 2008 (the "Holdings Senior Discount Notes") and one warrant to purchase 0.325 of a share of Holdings Common Stock at an exercise price of $0.01 per share, (ii) the issuance by Holdings to the DLJMB Funds, CVC and certain members of management of the Company, for an aggregate consideration of approximately $56.1 million, of 1,245,138 shares of Silkworm common stock (which were converted into Holdings Common Stock in the Merger), (iii) the issuance to the DLJMB Funds for an aggregate consideration of $35.0 million of 1,400,000 shares of the PIK Preferred Stock by Holdings and the DLJMB Warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share, and (iv) approximately $43.1 million of new borrowings under the Company's existing credit facility (the "Existing Credit Facility").

     Refinancing of 10 1/4% Subordinated Debt: As a result of the Merger, Insilco was required to make an Offer to Purchase (as defined in the indenture relating to the 10 1/4% Notes) all of the outstanding 10 1/4% Notes at 101% of their aggregate principal amount, plus accrued interest. To fund a portion of the repurchase of the 10 1/4% Notes, Insilco, on November 9, 1998, completed the sale of $120 million of 12% Senior Subordinated Notes due 2007 (the "12% Notes") with warrants to purchase 62,400 shares of Holdings common stock at $45 per share. The net proceeds from the sale of the 12% Notes, which was approximately $116.4 million after payment of $3.6 million in underwriting fees to DLJSC and other expenses, along with approximately $30.0 million in borrowings under Insilco's Credit Facilities, were used to repurchase the 10 1/4% Notes plus the accrued and unpaid interest. As of December 31, 1998, Insilco purchased $148.5 million of these notes and in February 1999, purchased an additional $1.5 million. As of March 26, 1999, there is an aggregate of $26,000 principal amount of 10 1/4% Notes outstanding.

     In addition, on November 24, 1998, Insilco amended and restated its Bank Credit Agreement to, among other things, provide for two credit facilities: a $175 million revolving loan and $125 million term loan.

     Acquisitions: In 1996, the Company acquired Great Lake, Inc. ("Great Lake"), which serves the automotive, heavy truck and industrial manufacturing radiator replacement market and the automotive aluminum tube business of Helmut Lingemann GmbH & Co. (the "Lingemann Business") for approximately $37,726,000 in the aggregate including transaction fees and expenses. The Lingemann transactions include the purchase of stock of Lingemann's German subsidiary, ARUP Alu-Rohr und-Profil GmbH, and the automotive aluminum tube business assets of its Duncan, South Carolina based Helima-Helvetion International, Inc. This cash transaction was financed principally from borrowings under the Company's prior bank credit agreement (See Note 7).

     These acquisitions have been accounted for as purchases and, accordingly, the purchase prices have been allocated to the assets and liabilities acquired based on their fair values at the acquisition dates. The operating results of the businesses acquired have been included for the period subsequent to their acquisition dates. (See Note 22 for pro forma results). The fair value of the assets acquired totaled $47,478,000 and the liabilities assumed totaled $9,752,000.

     Divestitures: The Office Products Business of the Company's Office Products/Specialty Publishing Segment was divested in three separate transactions during 1996 and the first quarter of 1997. The 1996 transactions included the divestitures of the Company's computer accessories business (Curtis) and electronic organizer business (Rolodex

Electronics) for $21.8 million in the aggregate which was used to reduce the outstanding amounts on the Company's bank loans. On March 5, 1997, the remainder of the Office Products Business, which consisted of the Rolodex Business, was sold for net cash proceeds of approximately $112 million (the "Rolodex Proceeds"). As a result of the sale of the Rolodex Business, the Office Products Business segment is being accounted for as a discontinued operation (See "Discontinued Operations").

     1997 Amended and Restated Credit Agreement: Insilco entered into an Amended and Restated Credit Agreement as of July 3, 1997 (the "1997 Bank Credit Agreement") that among other things, provided for (i) a $200 million revolving credit facility, (ii) a $50 million sublimit for commercial and standby letters of credit, and (iii) a $50 million sublimit for advances in selected foreign currencies.

     Issuance of 10 1/4% Subordinated Debt: On August 12, 1997, Insilco issued $150 million aggregate principal amount of 10.25% Senior Subordinated Notes due 2007 (the "10 1/4% Notes"), realizing therefrom net proceeds of $145.9 million.

     Share Repurchase: On July 10, 1997, Insilco, using the proceeds from the sale of the Rolodex Business, purchased an aggregate of 2,857,142 shares of its common stock for $109,999,967. On August 12, 1997, Insilco completed a tender offer pursuant to which it purchased an additional 2,857,142 shares for $109,999,967. These shares were purchased with proceeds received from the issuance of $150 million aggregate amount of the 10 1/4% Notes.

     These transactions have had a significant impact on the Company's results of operations and financial position. Results of operations have been affected by increases in the amortization of intangibles, inventory costs, depreciation, interest expense, and deferred financing and prepayment fees. As a result of these transactions, the Company's consolidated results for 1998, 1997 and 1996 are not directly comparable. Pro forma results of operations, which assume these transactions occurred at the beginning of their respective periods, are presented in Note 22 of the Notes to the Consolidated Financial Statements.

                              RESULTS OF OPERATIONS

     The table below is a summary (in thousands) of net sales from continuing operations, operating income from continuing operations and net income (loss) for the periods ended December 31, 1998, 1997, and 1996, respectively. This presentation and the discussion that follows is based on a management approach and is consistent with the basis and manner in which the Company's management internally disaggregates financial information for the purposes of assisting in making internal operating decisions (see Note 20 of the Consolidated Financial Statements).

                                                                     1998             1997              1996
                                                               -------------    -------------     -------------
Net sales from continuing operations
   Automotive Components Segment.............................. $     213,365    $     193,839     $     169,280
   Technologies Segment.......................................       189,781          198,941           183,663
   Specialty Publishing Segment...............................       101,325           98,222            99,020
   Other Segment..............................................        31,158           37,231            40,442
                                                               -------------    -------------     -------------
      Total................................................... $     535,629    $     528,233     $     492,405
                                                               =============    =============     =============

Operating income from continuing operations
   Automotive Components Segment.............................. $      23,015    $      21,859     $      21,722
   Technologies Segment.......................................        21,169           26,734            27,604
   Specialty Publishing Segment...............................         4,945            7,299             5,136
   Other Segment..............................................         1,290            4,748             5,175
   Unallocated amounts:
      Corporate operating expenses............................        (7,752)          (9,138)           (9,704)
      Significant legal expenses..............................        (1,954)            (400)                -
      Severance and writedowns................................        (2,542)               -            (1,500)
      Merger fees and expenses................................       (25,529)              -                 -
                                                               -------------    -------------     -------------
        Total operating income from continuing operations..... $      12,642    $      51,102     $      48,433
                                                               =============    =============     =============
Net income (loss)............................................. $     (18,031)   $      81,644     $      39,053
                                                               =============    =============     =============



1998 Compared to 1997

     Consolidated Results of Operations: Net sales from continuing operations in 1998 increased $7.4 million, or 1%, to $535.6 million from $528.2 million in 1997. The increase in sales was due primarily to higher sales from the Automotive Components Segment, which increased $19.5 million or 10% over 1997. This increase was due primarily to higher heat exchanger and tubing sales, which were up 16%. These increased sales were partially offset by a 2% decrease in the sales of transmission related components. The increase in automotive component sales was partly offset by a decrease in sales of technologies related components, which declined $9.1 million or 5%. Although connector product sales increased 7%, sales of wire and cable assembles, transformers and precision stampings declined a combined 9%. In addition, sales of heat exchanger machinery and equipment and welded stainless steel tubing products decreased a combined $6.1 million or 16%.

     Operating income from continuing operations in 1998 decreased $38.5 million, or 75%, to $12.6 million from $51.1 million in 1997. Contributing to this decrease in operating income were merger expenses relating to the Company's August 1998 merger with DLJMB, charges for severance expenses totaling $2.3 million related to workforce reductions at Corporate, and in the Specialty Publishing and Technologies Segments and writedowns related to lease cancellation costs of $0.2 million. In addition, the Company incurred higher legal expenses relating to two significant lawsuits. Excluding the effects of these items, operating income in 1998 would have decreased $8.4 million, or 17% to $42.7 million from $51.5 million in 1997. This decrease (excluding the legal, and non-recurring charges) was due to lower operating income from the Technologies, Specialty Publishing, and Other Segments, which were partly offset by a $1.2 million increase in operating income from the Automotive Components Segment.

     Operating income from the Technologies Segment declined $5.6 million, or 21%, from 1997 due mainly to the decline in sales and related decrease in gross profits and higher depreciation expense. Operating income from the Specialty Publishing Segment was down $2.4 million from 1997 due to higher delivery expenses and higher commissions and new marketing initiatives. Operating income from the Company's Other Segment declined $3.5 million as a result of a $3.6 million decrease in operating income relating to its tube-mill equipment and machinery product line, which had a 45% decrease in sales.

     Interest expense in 1998 increased $12.3 million to $32.9 million from $20.6 million in 1997, reflecting higher interest rates on the Company's 1998 debt offerings and higher debt levels as a result of the August 1998 Merger and the July 1997 Share Repurchase.

     Interest income in 1998 decreased $1.8 million to $1.0 million from $2.8 million in 1997, due to lower investment levels. Other income in 1998 increased $2.2 million to $3.0 million from $0.8 million in 1997, due to various non-operating, non-recurring items. Equity income from the Company's unconsolidated joint venture, Thermalex, in 1998 increased $0.2 million to $2.9 million from $2.7 million in 1997, due to an improvement in Thermalex's net income as a result of higher sales.

     The Company had an income tax benefit in 1998 of $1.3 million compared to an expense of $13.4 million in 1997 due to the loss generated from continuing operations in 1998. For information concerning the provision for income taxes, as well as information regarding differences between effective tax rates and statutory rates, see Note 14 of the Notes to the Consolidated Financial Statements.

     The Company recorded income from discontinued operations of $59.0 million in 1997 and $13.8 million in 1996 relating to the sale of its Office Products Business, a significant line of business within the Company's then Office Products/Specialty Publishing Segment. The sale of this line of business was completed on March 5, 1997 with the sale of Rolodex for $112.6 million, net of transaction costs. This sale was preceded in 1996 by the sale of Rolodex Electronics and Curtis for an aggregate $21.8 million, net of transaction costs. As a result of these sales, the Office Products Business has been accounted for as a discontinued operation and, accordingly, the accompanying consolidated statements of operations and cash flows for the periods prior to the sales have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1998, 1997 and 1996 were $0, $10.8 million and $80.1 million, respectively.

     The Company recorded an extraordinary item of $5.9 million, net of tax, in 1998 relating to the write-off of deferred financing fees associated with the 1997 Bank Credit Agreement and 10 1/4% Notes.

     Automotive Components Segment: Net sales in 1998 increased $19.5 million, or 10%, to $213.4 million from $193.8 million in 1997. The increase was due to higher aluminum and charged-air-cooler tubing, aluminum heat exchangers, and radiator sales. These sales increases were partially offset by lower transmission component and brass tubing sales.

     Operating income in 1998 increased $1.2 million, or 5%, to $23.0 million from $21.8 million in 1997 due to higher sales and the resulting increase in gross profits while selling, general, administrative and depreciation expenses were flat compared to 1997. Operating margins in 1998 decreased to 10.8% from 11.3% in 1997. This decrease is attributable to lower gross profit margins due to a product mix shift to lower margin products offset by a decline in selling, general and administrative expenses as a percent of sales, which fell to 8.9% in 1998 from 9.7% in 1997.

     Technologies Segment: Net sales in 1998 decreased $9.1 million, or 5%, to $189.8 million from $198.9 million in 1997. While connector sales were up 7% from 1997, sales of wire and cable assemblies, transformers and precision stampings were collectively down 9% due a continuing slowdown in global electronics markets and weak demand for electronic end products.

     Operating income in 1998 decreased $5.5 million, or 21%, to $21.2 million from $26.7 million in 1997. The decrease was due primarily to the decrease in sales and a slight decrease in gross profit margins, which resulted in lower gross profits. In addition, selling, general and administrative expenses increased 3% and depreciation expense increased 17%. The majority of the increase in depreciation was due to tooling investments for new connector and precision stamped products.

     Specialty Publishing Segment: Net sales in 1998 increased $3.1 million, or 3%, to $101.3 million from $98.2 million in 1997. A 5% increase in yearbook sales was partially offset by a $2.0 million decrease in non-yearbook publication sales.

     Operating income in 1998 decreased $2.4 million, or 32%, to $4.9 million from $7.3 million in 1997 due to higher yearbook delivery expenses and increased selling, general and administrative expenses due to new marketing initiatives and increased sales commissions to sales representatives on higher yearbook revenues.

     Other Segment: Net sales in 1998 decreased $6.0 million, or 16%, to $31.2 million from $37.2 million in 1997. A 45% decrease in tube-mill capital equipment sales, as a result of weak domestic and international demand for milling equipment accounted for the decline.

     Operating income in 1998 decreased $3.5 million, or 73%, to $1.3 million from $4.8 million in 1997 due to the decline in tube-mill capital equipment sales.

1997 Compared to 1996

     Consolidated Results of Operations: Net sales from continuing operations in 1997 increased $35.8 million, or 7%, to $528.2 million from $492.4 million in 1996. This increase was due to a $21.4 million, or 10%, increase in automotive component sales due to the acquisition of Lingemann, which was not owned for the full year in 1996. In addition, electronic and telecommunications component sales increased $15.2 million, or 8%, primarily due to higher sales of wire and cable assemblies, transformers, and precision stampings.

     Operating income from continuing operations in 1997 increased $2.7 million, or 6%, to $51.1 million from $48.4 million in 1996. This increase was due to increased productivity in the Specialty Publishing Segment, which accounted for $2.2 million of the increase. In addition, the Company recorded a $1.5 million restructuring charge in 1996 for severance expenses relating to a salaried workforce reduction in its Specialty Publishing Segment. A $0.9 million decrease in operating income from the Technologies Segment due to higher selling, general and administrative expenses partially offset these gains. Operating margins in 1997 were flat at 9.7% compared to 9.8% in 1996.

     Interest expense in 1997 increased $2.2 million to $20.6 million from $18.4 million in 1996 due to higher interest costs relating to the 1997 debt financing and higher debt levels due to the July 1997 Share Repurchase. Interest income in 1997 increased $2.1 million to $2.8 million from $0.7 million in 1996. The increase reflects higher interest income earned on the sales proceeds derived from the Company's sale of its Rolodex Business on March 5, 1997, which were later used in the Company's 1997 Share Repurchase. Other income in 1997 decreased $4.0 million to $0.8 million from $4.8 million in 1996, due to the inclusion in 1996 of a $2.2 million environmental liability settlement for an amount less than previously estimated and several other smaller items. Equity income from Thermalex in 1997 decreased $0.3 million to $2.6 million from $2.9 million in 1996 due to additional expenses relating to Thermalex's plant expansion and the start-up of a new extrusion press.

     Automotive Components Segment: Net sales in 1997 increased $24.6 million, or 15%, to $193.8 million from $169.2 million in 1996. The increase is primarily attributable to the acquisition of Lingemann, which was not owned for the full year in 1996. Sales for the full year in 1997 and the partial year of 1996 relating to this acquisition were

$31.6 million and $13.1 million, respectively. The Company also experienced higher sales of aluminum tubing, charged-air-cooler tubing, radiators, and transmission components due to strong OEM and supplier demand. The increase in transmission sales was also due to the shift from three-speed to four and five-speed automatic transmissions, which increased the Company's content per vehicle produced.

     Operating income in 1997 was flat at $21.9 million compared to $21.7 million in 1996 due to increased expenses relating to the integration of Lingemann. Selling, general and administrative expenses increased $4.8 million, of which $2.5 million was due to the acquisition of Lingemann and $0.5 million related to the Company's new R&D tech center.

     Technologies Segment: Net sales in 1997 increased $15.2 million, or 8%, to $198.9 million from $183.7 million in 1996. The increase is primarily due to increased sales across all product lines except connectors. Sales of wire and cable assemblies were up 19% due to strong demand from existing telecommunication customers and additional sales from new customers. Transformer sales increased 9% over 1996 due to higher demand for internationally certified products from electronic OEMs. Precision stampings sales were up 7% due to new products and strong demand from automotive, electrical control and circuit protection markets. Connector sales decreased 1% from the prior year as a result of price erosion within older product lines and delayed new product introductions. International connector sales grew to 41% of sales in 1997 from 40% of sales in 1996.

     Operating income in 1997 decreased $0.9 million, or 3%, to $26.7 million from $27.6 million in 1996, as a result of lower operating margins on connector products caused by competitive price pressures and delays in introducing new, higher margin connector products. Also, impacting operating income were additional start-up costs relating to the Company's new El Paso stamping facility. Higher sales and gross profits from wire and cable assemblies offset a portion of these declines.

     Specialty Publishing Segment: Net sales in 1997 were flat at $98.2 million compared to $99.0 million in 1996. The lack of growth is attributable to flat yearbook sales and a $1.9 million decrease in non-yearbook publication sales.

     Operating income in 1997 increased $2.2 million, or 42%, to $7.3 million from $5.1 million in 1996 due to increased productivity relating to workflow improvements.

     Other Segment: Net sales in 1997 decreased $3.2 million, or 8%, to $37.2 million from $40.4 million in 1996. Heat exchanger capital equipment sales decreased 15% and sales of welded stainless steel tubing products were down 4%.

     Operating income in 1997 decreased $0.4 million, or 8%, to $4.8 million from $5.2 million in 1996. A $1.5 million decrease in operating income from heat exchanger capital equipment sales was offset by a $1.1 million increase in operating income from welded stainless steel tubing products.

Liquidity and Capital Resources

     In general, the Company requires liquidity for working capital, capital expenditures, interest, taxes, debt repayment and its acquisition strategy. Of primary importance are the Company's working capital requirements, which increase whenever the Company experiences strong incremental demand or geographical expansion. The Company expects to satisfy its liquidity requirements through a combination of funds generated from operating activities and the funds available under its Bank Credit Agreement.

     Operating activities: For the year ended December 31, 1998, net cash provided from operating activities was $0.4 million compared to $45.5 million provided from operating activities during the same period in 1997. The increase in cash requirements was primarily the result of the merger expenses and lower operating income as previously discussed. In addition, the Company required additional working capital due to the timing of year-end collections from a large automotive components customer and two large technologies customers, which accounted for a significant increase in accounts receivable and were collected in January.

     Investing activities: For the year ended December 31, 1998, capital expenditures were $3.4 million less than the comparable period for 1997. Capital spending for equipment in the Automotive Components Segment accounted for approximately 47% and spending related to connector and precision stamping equipment and tooling in the Technologies Segment accounted for 39%. The Company expects its 1999 capital expenditures to be flat compared to1998. The Company also acquired two small cable assembly operations for a total of $2.3 million during 1998. These operations are located in Ireland and Northern Ireland and are being integrated into the Technologies Segment.

     The Company received cash dividends from its investment in Thermalex in 1998 and 1997 of $1.3 million and $1.5 million, respectively. In addition, as of December 31, 1998, the Company had a dividend receivable from this investment of $2.9 million relating to the declaration of a dividend that was paid in February 1999.

     Financing activities: The Company has completed several transactions during 1998, 1997 and 1996 relating to its Merger with DLJMB and changes in its debt and equity structure. For details regarding these transactions see the beginning of this section.

     The Company's annual cash interest expense on Insilco's 12% Notes, which are due 2007, is approximately $14.4 million. Interest on these notes is payable semi-annually on February 15 and August 15 of each year commencing February 15, 1999. Cash interest on Holdings' 14% Senior Discount Notes, which are due 2008, is payable semi-annually beginning February 15, 2004. Dividends on Holdings' 15% Senior Exchangeable Preferred Stock ("PIK Preferred Stock") are payable in additional shares of PIK Preferred Stock until August 1, 2003. After August 1, 2003, dividends are payable in cash.

     Insilco is party to a Bank Credit Agreement, which includes a $125.0 million Term Facility and a $175.0 million Revolving Facility, which provides for revolving loans and up to $50 million of letters of credit. The Revolving Facility can be used to fund acquisitions, provide working capital, and for other general corporate purposes. The Term Facility has a maturity of seven years and is subject to mandatory quarterly prepayments of $0.3 million for the first six years and quarterly payments of approximately $29.4 million in the seventh year. Cash interest on the Term Facility is based on a leverage ratio. At December 31, 1998, the applicable spread was LIBOR plus 3.75%. Payments of principal and interest on the Term Facility are due quarterly each March, June, September and December. The Revolving Facility terminates on July 8, 2003 and interest is based on a leverage ratio. At December 31, 1998, the applicable spread was LIBOR plus 3.00%. Availability under the Revolving Facility will decrease by $21.4 million in May 1999 absent a signed definitive acquisition agreement entered into prior to this date, and by $17.5 million on each of July 10, 2001 and July 10, 2002.

     The Bank Credit Agreement is secured by a first-priority perfected lien on substantially all of Insilco's assets, including a pledge of all of the stock of Insilco's domestic subsidiaries and 65% of the stock of Insilco's foreign Subsidiaries. Payment of principal and interest on amounts borrowed under the Bank Credit Agreement are guaranteed by substantially all of Insilco's domestic subsidiaries. As of March 24, 1999, Insilco has approximately $83.0 million of available funds under this agreement.

     Future cash uses during fiscal 1999 include the purchase of Insilco's remaining $1.5 million in outstanding 10 1/4% Notes. The Company, through Insilco, also acquired the stock of EFI, a precision stamping operation, on January 25, 1999 for approximately $23.6 million including acquisition costs. EFI will be integrated into the Technologies Segment. See Note 23 of the Notes to Consolidated Financial Statements.

     The Company expects its principal sources of liquidity to be from its operating activities and funding from the Revolving Credit Facility. The Company further expects that these sources will enable it to meet its long-term cash requirements for working capital, capital expenditures, interest, taxes, debt repayment, and future acquisitions for the foreseeable future.

     Accumulated Deficit: At December 31, 1998, the Company had a stockholders' deficit totaling $236.3 million, which is a result of both the 1998 merger and 1997 share repurchases previously described in this section.

Market Risk and Risk Management

     Foreign currency exchange rate movements create a degree of risk to the Company's operations by affecting the U.S. dollar value of sales made in foreign currencies and the U.S. dollar value of costs incurred in foreign currencies. Foreign currency exchange rate movements also affect our competitive position, as exchange rate changes may affect business practices and/or pricing strategies of non-U.S. based competitors.

     The Company's general policy is to use foreign currency borrowings as needed to finance its foreign currency denominated assets. The Company uses such borrowings to reduce its asset exposure to the effects of changes in exchange rates - not as speculative investments.

     As of December 31, 1998, the Company did not have any derivative instruments in place for managing foreign currency exchange rate risks. Considering both the anticipated cash flows from operations for the next quarter and the foreign loans in place at year end, a hypothetical 10% weakening of the U.S. dollar relative to all other currencies would not materially adversely affect expected first quarter 1999 earnings or cash flows. This analysis is dependent on actual foreign sales and costs during the next quarter occurring within 10% of the budgeted forecasts. The effect of the hypothetical change in exchange rates ignores the affect this movement may have on other variables including competitive risk. If it were possible to quantify the competitive impact, the results could well be different than the sensitivity effects noted above. In addition, it is unlikely that all currencies would uniformly strengthen or weaken relative to the U.S. dollar. In reality, some currencies may weaken while others may strengthen.

     The Company also is exposed to changes in interest rates primarily from its long-term debt arrangements. As of December 31, 1998, the Company had no interest rate derivative instruments to manage exposure to interest rate changes.

     A comparison of the net fair value of all interest sensitive financial instruments using a hypothetical 100 basis point increase in interest rates along the entire interest rate yield curve as of December 31, 1998 is as follows (in thousands):

                                                                Hypothetical
                                                   Fair Market   Fair Market
Description of Security                               Value          Value
-----------------------                           -------------  -------------
12% Senior Subordinated Notes due 2007            $  123,600     $  117,852
14% Senior Discount Notes due 2008                    62,100         57,518

The Year 2000 Issues

     Many existing computer programs utilized globally use only two digits to identify a year in the date field. These programs, if not corrected, could fail or create erroneous results after the century date changes on January 1, 2000 or when otherwise dealing with dates later than December 31, 1999. This "Year 2000" issue is believed to affect virtually all companies and organizations, including the Company.

     The Company relies on computer-based technology and primarily utilizes a variety of third-party hardware and software and to a minimal degree some proprietary software. In addition to such information technology ("IT") systems, the Company's operations rely on various non-IT equipment and systems that contain embedded computer technology. Third parties with whom the Company has commercial relationships, including raw materials suppliers and service providers (such as banking and financial services, data processing services, telecommunications services and utilities), are also highly reliant on computer-based technology.

     In 1996, the Company commenced an assessment of the potential effects of the Year 2000 issue on the Company's business, financial condition and results of operations. In conjunction with such assessment, the Company developed and implemented a "Year 2000" compliance program as described below.

     Third-Party IT Systems. The majority of the Company's IT systems are third party systems for which the Company has received Year 2000 compliant versions. The Company does not expect any significant outlay of cash for these systems as all of the third party systems are under current maintenance agreements which provide for continuing operation including functions involving Year 2000. The strategy instituted by the Company to identify and address Year 2000 issues affecting third-party IT Systems includes contacting all third-party providers of computer hardware and software to secure appropriate representations to the effect that such hardware or software is or will timely be Year 2000 compliant.

     Proprietary IT Systems. The Company does not rely heavily on Company developed proprietary IT systems. Pursuant to the Company's Year 2000 compliance program, the Company has examined its proprietary IT systems for Year 2000 problems. All such systems that were identified as relating to a critical function and that were not Year 2000 compliant are being fixed. The Company believes that nearly all of its proprietary IT systems have been fixed and the Company is in the process of testing the remediated systems for Year 2000 compliance.

     Non-IT Systems. The Company has undertaken a review of its non-IT systems and is in the process of fixing such systems that are within its control. The Company expects to complete this remediation effort by April 30, 1999.

     Non-IT Vendors and Suppliers. The Company procures its raw materials and operating supplies from a vast network of vendors located both within and outside the United States. As a part of its contingency planning effort, the Company is continually assessing the Year 2000 readiness of its important vendors in order to identify any significant exposures that may exist and establish alternate sources or strategies where necessary.

     Costs. The costs incurred to implement the Company's Year 2000 compliance program have been immaterial to date and the Company presently expects to incur less than $1.0 million of costs in the aggregate. All of the Company's Year 2000 compliance costs have been or are expected to be funded from the Company's operating cash flow. The Company's Year 2000 compliance budget does not include material amounts for hardware replacement because the Company has historically employed a strategy to continually upgrade its business systems. Consequently, the Company's Year 2000 budget has not required the diversion of funds from or the postponement of the implementation of other planned IT projects.

     Risks Associated With Year 2000 Issues. The Company's Year 2000 compliance program is directed primarily towards ensuring that the Company will be able to continue to perform three critical functions: (i) make and sell its products,
(ii) order and receive raw material and supplies, and (iii) pay its employees and vendors. It is difficult, if not impossible, to assess with any degree of accuracy the impact on any of these three areas of the failure of one or more aspects of the Company's compliance program.

     The novelty and complexity of the issues presented and the proposed solutions therefore and the Company's dependence on the technical skills of employees and independent contractors and on the representations and preparedness of third parties are among the factors that could cause the Company's efforts to be less than fully effective. Moreover, Year 2000 issues present a number of risks that are beyond the Company's reasonable control, such as the failure of utility companies to deliver electricity, the failure of telecommunications companies to provide voice and data services, the failure of financial institutions to process transactions and transfer funds, the failure of vendors to deliver materials or perform services required by the Company and the collateral effects on the Company of the effects of Year 2000 issues on the economy in general or on the Company's customers in particular. Although the Company believes that its Year 2000 compliance program is designed to appropriately identify and address those Year 2000 issues that are subject to the Company's reasonable control, there can be no assurance that the Company's efforts in this regard will be fully effective or that Year 2000 issues will not have a material adverse effect on the Company's business, financial condition or results of operations.

Seasonality and Inflation

     The Company's specialty publishing segment is highly seasonal, with a majority of sales occurring in the second and third quarter of the year. The Company receives significant advance deposits from its Specialty Publishing customers in the first and fourth quarters of each year. The Company's other segments are not highly seasonal. See "Item 1. Business - Specialty Publishing."

     The impact of inflation on the Company's operations has not been significant. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operating results.

                                    BUSINESS

Overview

     We produce automotive, telecommunications and electronics components, and are a leading specialty publisher of student yearbooks.

     We report our financial results in four segments:

     o    the Automotive Components Segment, which manufactures

          o transmission components and assemblies and

          o heat exchangers (such as radiators and air conditioning condensers) and heat exchanger tubing;

     o    the Technologies Segment, which manufactures

          o high performance data-grade connectors for the telecommunications and networking markets,

          o cable and wire assemblies primarily for the telecommunications market, and

          o precision metal stampings and power transformers primarily for the electronics market.

     o Specialty Publishing, which produces student yearbooks and other specialty books.

     o Other, which manufactures stainless steel tubing and mills, machinery and equipment for the heat exchanger market.

     Our portfolio of businesses serves several market segments, which we believe tends to minimize the effects of cyclicality and diversify business risk from any one market. Our broad base of more than 17,000 customers includes automotive and non-automotive original equipment manufacturers ("OEMs"), telecommunications, networking and electronics companies and school yearbook departments nationwide.

     We primarily focus on tailoring our products for customer-specific applications in niche markets. For example, (1) we customize products for particular customers and applications and (2) we develop technology to enhance product function. We believe that this focus on niche markets results in more stable revenues, higher margins and longer term customer relationships (often as the sole supplier to that customer). From fiscal 1994 to the year ended December 31, 1998, our net sales from continuing operations increased from $438.4 million to $535.6 million, representing a compound annual growth rate ("CAGR") of 5.1%, and Adjusted EBITDA (as we define on page 13) increased from $56.6 million to $64.9 million, representing a CAGR of 3.5%.


                              Year Ended
                            December 31, 1998
                        ------------------------
                                       Adjusted
                           Sales       EBITDA(1)      Principal Products/markets                 Largest Customers
                         ---------     ---------    ---------------------------------------     ------------------------
Automotive               $   213.4       $  33.4    --Transmission/suspension components        --Ford
   Components                                       --Radiators/air conditioning condensors     --Valeo
                                                    --Heat exchanger tubing                     --Caterpillar
                                                                                                 --Behr
                                                                                                 --Delphi

Technologies                 189.8          28.4    --Cable harness assemblies                  --Nortel
                                                    --50/60 Hz transformers                     --Siemens
                                                    --Modular jacks & plugs                     --Littelfuse
                                                    --Precision high speed stamping             --Ericsson
                                                                                                --Lucent
                                                                                                --IBM

Specialty Publishing         101.3           8.5    --School yearbooks                          --High Schools
                                                                                                --Universities

Other                         31.1           2.3    --Stainless steel tubing                    --Tubing distributors
                                                    --Heat exchanger mills/equipment            --Ford
Unallocated
   Corporate
   Overhead                     --       $  (7.7)
                         ---------       -------
Total                    $   535.6       $  64.9
                         =========       =======

-------------------

(1) See footnote 6 to the "Summary Historical and Unaudited Pro Forma Consolidated Financial Operating Data".


The Automotive Components Segment:

     The Automotive Components Segment consists of two operating units and a joint venture,

     o Thermal Components which produces aluminum-and copper-based heat exchanger tubing for automotive OEMs and Tier 1 suppliers, and also manufactures radiators, air conditioning condensers and other heat exchangers for automotive and industrial applications.

     o Steel Parts which is the leading supplier of automatic transmission clutch plates to Ford and produces other stamped components for OEMs and Tier 1 suppliers.

     o Thermalex, a joint venture owned equally by us and Mitsubishi Aluminum, which is, management believes, the nation's leading producer of precision extruded multi-port aluminum heat exchanger tubing used in automotive air-conditioning condensers. In 1998, Thermalex, which is accounted for as an unconsolidated investment, contributed $2.9 million to our consolidated pre-tax income and paid a $1.3 million cash dividend to us. On a stand-alone basis, Thermalex generated $12.0 million of EBITDA in 1998; however, only the $1.3 million dividend is included in our Adjusted EBITDA.

     We believe that the impact of the automotive cycle on the automotive components segment's financial performance is lessened by the segment's sales to the automotive aftermarket and non-automotive OEMs, which represented 17% and 36%, respectively, of the segment's 1998 net sales.

   The Technologies Segment:

     Our Technologies Segment generally focuses on niche products which are designed for specific customer applications and seeks to supply all or a substantial portion of its customers' requirements. The segment has four operating units:

     o Escod Industries, a supplier of cable and wire assemblies to the telecommunications market, including Northern Telecom and Siemens Telecom Network;

     o Stewart Connector, a producer of high performance data-grade connectors for the computer networking and telecommunications markets;

     o Stewart Stamping, a producer of highly customized precision stamped metal parts, primarily for the electronics industry; and

     o Signal Transformer, a producer of 50-60 Hz power transformers used in a variety of products.

   Specialty Publishing

     Specialty Publishing consists of Taylor, one of the nation's leading publishers of student yearbooks. We believe that Taylor was the first major yearbook publisher to make extensive use of digital pre-press technology as opposed to the more widely used pre-press process which involves manual cutting, pasting and rescaling. We believe it uses digital pre-press technology more extensively than its competitors, which offers yearbook departments superior quality and greater flexibility in altering page design. The student yearbook business is not very cyclical, has low customer turnover and many of the sales are prepaid.

   Other

     o Romac which produces stainless steel tubing for marine, architectural, which industrial and automotive applications.

     o McKenica which manufactures high speed welded tube mills and other machinery and equipment for the heat exchanger market.

Competitive Strengths

     We believe we possess a number of competitive strengths, including the following:

   Strong Niche Market Positions

     Many of our products are targeted to niche markets in which we can capitalize on our ability to produce highly customized products designed for a single customer or a specific application which often requires formal qualification. We believe that the specialized knowledge and experience we have gained from these niche markets cannot be easily duplicated or replaced and strengthens our competitive position. As a result, we believe we have an advantage in competing with potential new entrants attempting to displace us as a supplier in many of its niche markets. We further believes that we are the sole supplier to customers of many of our niche products. Examples of our niche market products include automatic clutch plates for domestic Ford automobiles and light trucks, certain customer-specific high-speed data-grade transmission connectors, and certain customer-specific cable and wire assemblies for Nortel and Siemens.

   Long Standing Customer Base

     Our customer base, characterized by many long-term relationships, provides an ideal platform from which to offer new products to existing customers. In addition, such long-term relationships provide us with early insight into customers' changing needs and allow us to introduce application-specific products. The length of our average relationship with our ten largest customers is over twenty years.

   Recognized Quality

     We have received industry recognition and awards for quality. Awards recently received include: Ford's Q1 Quality Award, Eastman Kodak's Preferred Vendor Status, Littelfuse Supplier Ingenuity Award, Panasonic's (ACOM Division) Supplier of the Year, Sensormatic's Preferred Vendor and Siemens Success Supplier--Ship to Stock Award. In addition, several of our plants have been certified as "QS 9000", "ISO 9001" or "ISO 9002", domestic and international standards certification recognizing quality manufacturing processes.

   Experienced Management Team

     The current management team, headed by chief executive officer, Robert L. Smialek, significantly reduced Insilco's debt during the past several years from $253.7 million on January 1, 1994 to $58.6 million prior to our recapitalization in June 1997 (at which time we borrowed money to buy back Insilco stock), while increasing adjusted EBITDA from $56.6 million in 1994 to $64.9 million in the year ended December 31, 1998, representing a compound annual growth rate of 3.5%. Management accomplished these improvements by divesting certain non-core businesses such as paint products, computer accessories and office products, focusing investments on its core businesses and actively managing working capital.

Business Strategy

     We seek sales growth through internal growth and acquisitions. In addition, we seek to improve operating margins through cost reduction programs and an on-going process of efficiency improvements. Our strategy includes the following:

   Focus on Niche Markets

     Our primary focus is to tailor our products for customer specific applications in niche markets. This strategy includes customizing products for particular accounts and applications and developing technology to enhance product function. We believe that this niche market focus results in more stable revenues, higher margins and longer term, often sole-supplier, customer relationships.

   Develop New Products and Applications

     We pursue internal growth by developing specialized products and by developing new applications for existing products. To further this goal, the Automotive Components Segment formed a technical center to research emerging trends in heat transfer technologies and to develop new products and applications. One longer-term project involves adapting our condenser technology for use in HVAC applications for the residential market. We believe our heat exchanger technology could be used in the design of smaller, more energy efficient aluminum condensers to replace the conventional copper/brass condensers currently used in residential HVAC systems. In addition, working with customers such as Xircom, we have introduced several new products at Stewart Connector in 1998, including a Xircom PCMCIA modem containing multiple standard RJ45 connectors. Finally, our investments in digital pre-press technology at Taylor are designed to lower production costs and improve yearbook quality.

   Increase Value Added Content

     Our business strategy also emphasizes increasing value added content to provide customers with integrated solutions rather than individual components. For example, our Steel Parts unit has expanded its product offering to include sub-assemblies in addition to component parts. Our contract cable assembly unit has expanded its services to include complete wire harness systems, and our high-precision stamping unit now offers a number of finishing processes, in addition to designing and stamping high-precision parts. By doing more to the components we produce, through value-added assemblies and manufacturing processes, we are able to foster long-term relationships with customers, and increase sales and margins. Moreover, OEM customers are able to reduce their supplier base, while ensuring that an integrated sub-assembly passes quality standards and meets exacting design compatibility requirements.

   Implement Cost Reduction Programs and Efficiency Improvements

     We have a continual improvement philosophy which, by recognizing and rewarding efficiency and quality improvements, has reduced scrap rates, improved labor productivity and increased operating margins. In addition, our individual businesses have automated manufacturing processes and have increased production at lower cost plants, such as those in the Dominican Republic, Mexico, Ireland and El Paso, Texas. For example, new equipment installed at Thermal Components in 1996 has increased capacity, substantially reduced cycle time, and lowered costs and product defect ratios. Taylor Publishing has switched to automated pre-press operations and introduced a pilot program through which selected customers are using the Internet to proof and approve electronic copy, which we believe will lead to reduced pre-press production costs.

   Expand Strategic Acquisitions and Partnerships; Divestitures

     We believe that we operate in highly fragmented industries which provide many strategic acquisition and partnership opportunities. Through acquisitions and partnerships, we seek to leverage our technical expertise, customer contacts and managerial talent to augment our core business, broaden our product lines, increase our geographic scope and better serve our customers. For example, we just completed the acquisition of a precision metal stamping company that adds "deep draw" precision stamping capabilities, and significant new markets (e.g. consumer goods) and customers, to our precision stamping business. In 1996, we acquired Great Lake, Inc., which expanded our product reach to include the automotive and heavy truck radiator replacement market, and acquired the automotive aluminum tubing business of Helmut Lingemann GmbH & Co., which expanded our international market position in the automotive heat exchanger tubing market. We believe that numerous acquisition candidates exist globally and intend to continue to seek new acquisition opportunities in our technology and automotive segments. In addition, we have explored and are continuing to explore divestiture opportunities.

Business Segments

     Insilco operates in three primary business segments: Automotive Components, Technologies, which produces telecommunications and electronics components, and Specialty Publishing. The percentages of our total net sales by segment in each of its last three fiscal years were as follows:

                                                  1998        1997        1996
                                                  ----        ----        ----

Automotive Components....................          40%          37%         35%
Technologies.............................          35           38          37
Specialty Publishing.....................          19           18          20
Other(1).................................           6            7           8
                                                  ---          ---         ---
   Total.................................         100%         100%        100%
                                                  ===          ===         ===


-------------------

(1) This segment includes two operating units that fall below the quantitative reporting thresholds. They are a manufacturer of machinery and equipment for the heat exchanger market and a welded stainless steel tubing manufacturer.

     For additional business segment information, see Note 18 to the Consolidated Financial Statements.

   Automotive Components Segment

     The Automotive Components segment is made up of two operating units, Thermal Components Segment ("Thermal"), and Steel Parts Corporation ("Steel Parts"). The businesses in this segment manufacture automotive heat exchangers and related tubing, and automatic transmission and suspension components, respectively.

     Tubing and Heat Transfer. Thermal is a vertically integrated manufacturer of heat exchangers for the automotive, specialty vehicle, truck, heavy equipment and off-road vehicle and industrial equipment markets. Its products include thin wall aluminum and brass tubes used principally in heat transfer applications, radiators, air conditioning condensers, and oil coolers and heaters used in the manufacture and assembly of automotive heat exchangers.

     Thermal uses a direct sales force and independent sales representatives to market its products. Thermal sells to both original equipment manufacturers ("OEMs") and aftermarket customers.

     Thermalex, a joint venture owned equally by Insilco (through a holding company subsidiary), and Mitsubishi Aluminum Co., Ltd., manufactures multiport aluminum extrusions used principally in automotive air conditioning condensers.

     The markets for automobile heat-exchanger products are highly competitive and have many participants, particularly automobile OEMs that produce for their own use and several large independent manufacturers. Thermal supplies tubes and, through Thermalex, extrusions to domestic automobile OEMs and independent manufacturers. Thermal is an established supplier of welded radiator tubes to manufacturers and repair shops in the heat-exchanger aftermarket.

     Thermal has manufacturing facilities in Alabama, Michigan, South Carolina, Wisconsin and Germany. At December 31, 1998, Thermal (excluding Thermalex) had 883 employees.

     Transmission Components. Steel Parts manufactures automotive parts consisting of close-tolerance precision metal stampings at its facility in Indiana. Its products include clutch plates for automatic transmissions, suspension parts for vibration-reducing assemblies and engine mounts.

     Substantially all Steel Parts' sales are made to the domestic automobile industry, either directly or indirectly through other independent automotive parts suppliers. As a result, the demand for Steel Parts' products historically has been heavily dependent on the level of new car production by the domestic automobile industry. Steel Parts has also seen its production content per automobile increase in recent years as automobile manufacturers have moved from three-speed to four- and five-speed automatic transmissions. The market for original equipment automobile parts is highly competitive and has many participants, principally the automobile manufacturers themselves because of their ability to make their own parts. Approximately 72%, 70% and 70% of Steel Parts' sales were to one of the "Big 3" domestic automotive manufacturers in 1998, 1997 and 1996, respectively.

     At December 31, 1998, Steel Parts had 361 employees.

   Technologies Segment

     The Technologies segment consists of four operating units, Stewart Connector, Signal Transformer, Stewart Stamping and Escod Industries, which manufacture telecommunication and electrical component products for the computer networking, telephone digital switching, premises wiring, main frame computer, automotive and medical equipment markets.

     Specialized Connector Systems. Stewart Connector designs and manufactures specialized high speed data connector systems, including modular plugs, modular jacks, shielded and nonshielded specialized connectors, and cable assemblies for telecommunications, cellular communications and data transmission, including local and wide area networks. Its primary manufacturing facility is located in Pennsylvania, with an assembly operation in Mexico.

     Stewart Connector sells its products throughout the world, directly and through sales subsidiaries, and through a network of manufacturers' representatives. Foreign sales accounted for approximately 36% of Stewart Connector's sales in 1998, 41% in 1997 and 40% in 1996. It maintains direct sales offices (and to a lesser extent, distribution operations) in England, Japan and Germany and has numerous domestic and foreign competitors, some of which are substantially larger than Stewart Connector. Competition is based principally on price with respect to older product lines, and on technology and product features for newer products and to a lesser extent, patent protection.

     At December 31, 1998, Stewart Connector had 1,139 employees.

     Power Transformers. Signal Transformer manufactures both standard "off-the-shelf" and custom-made power transformers serving a broad customer base in a variety of industries. Signal's markets include telecommunications, home and retail security systems, medical instrumentation, gaming and entertainment and process controls. Signal markets its products directly, utilizing catalogs and print advertising, and indirectly through selective independent sales representatives in targeted regions of the country. It has a customer base of over nine thousand accounts, consisting of both OEMs and aftermarket resellers.

     The electronic transformer industry includes both domestic and foreign manufacturers and there are numerous competitors to Signal. Competition is based on price and availability of product to meet customers' needs. Signal has directed its marketing efforts for many years towards engineers and other customers having specialized, low-volume demand and prompt delivery requirements. To capitalize on an identified market niche, Signal has a service that guarantees 24 hour delivery for small order quantities of certain "off-the-shelf" transformers.

     Signal manufactures its transformers at production facilities located in the Dominican Republic, Puerto Rico and New York. The New York facility also serves as Signal's major sales, administration and distribution center.

     At December 31, 1998, Signal had 519 employees.

     Precision Stampings and Wireforms. Stewart Stamping is a tool designer and subcontract manufacturer of precision stampings and wireformed parts. Stewart Stamping manufactures components used in electrical devices such as circuit breakers, electric fuses, lighting and process controls and the electronics industries, including passive components such as capacitor cans and connector contacts. Stewart Stamping sells its products to a broad customer base primarily in the U.S. through a network of manufacturers' representatives. Stewart Stamping manufactures its products at its plant in Yonkers, New York and El Paso, Texas.

     Stewart Stamping's competitors in each of its product lines are numerous (including, in the case of metal stampings, its own customers), but Stewart Stamping traditionally has focused on products that, because of the engineering and manufacturing capability required to produce them, have the potential for repeat business.

     At December 31, 1998, Stewart Stamping had 320 employees.

     Cable and Wire Assemblies. Escod Industries produces electronic cable assemblies, specialized wire harnesses and certain telecommunication equipment subassemblies for sale to manufacturers of telecommunications, computer and other electronics equipment. Escod's markets generally are regional in nature. Escod has three production facilities in the Carolinas, one in Florida, one in Northern Ireland and one in Ireland, which are operated principally to serve local plants of OEMs. Because substantially all of Escod's customers are OEMs having a number of production facilities, the demand for Escod's products depends not only on the demand for its customers' products, but also on its customers' varying utilization of their production sites.

     Telecommunications and computer OEMs account for the bulk of Escod's sales. Two telecommunications OEMs directly or indirectly together accounted for approximately 64%, 68% and 66% of Escod's total revenues in 1998, 1997 and 1996, respectively. Escod's dependence on these two major customers makes its revenues and operating income sensitive to changes in demand from those customers.

     Competition in Escod's markets is based primarily on price and, to a lesser extent, on responsiveness to customers' needs. The profitability of Escod's sales generally depend on the relative raw material content, labor productivity, quality of the products sold, proximity to customers and timeliness of delivery. As a result of the low barriers to entry into Escod's business and increased, low-cost foreign competition in recent years, Escod's business has become intensely competitive.

     At December 31, 1998, Escod had 292 employees.

   Specialty Publishing Segment

     Taylor Publishing Company is engaged primarily in the contract design and printing of student yearbooks from which it derived at least 88% of its revenues in each of the last three years. Its principal yearbook customers are secondary (middle and senior high) schools. Other yearbook customers include elementary schools, colleges and academies. Taylor also publishes a variety of specialty books on a contract basis and a limited number of its own publishing titles and provides reunion planning and other services for alumni of schools, colleges and academies.

     Competition in the yearbook industry is based upon customer service, quality and price. The market for yearbooks is affected more by demographic trends than by business cycles. Taylor offers several yearbook lines with different graphic and typographic options and capabilities. Taylor has expended significant resources in recent years to develop a system of electronic copy preparation designed to enhance the quality and consistency of photographs, reduce production costs and shorten the time required for yearbook production. Taylor has developed proprietary software programs for use by its customers in developing yearbooks. This software facilitates the yearbook design work performed by schools and improves the overall production process.

     Taylor markets its yearbook services through commissioned independent sales representatives who maintain contact with yearbook faculty advisors, school principals and other key purchasing personnel. It also trains students and their advisors in layout, design and marketing, conducts seminars and workshops and provides supporting materials, including software, to assist student yearbook staffs in the production process.

     Yearbook production is highly seasonal. Orders are normally obtained in the fall and finished yearbooks are delivered at or near the end of the school year, typically late spring to early summer and to a lesser degree, in the fall of the following school year. Deposits representing approximately 25% of the yearbook contract price are due from the yearbook customer upon its submission of the first set of yearbook pages. Given the seasonal production cycle, Insilco typically receives significant cash deposits commencing each November and continuing through each March. These deposits are available to fund the working capital requirements of the yearbook production cycle, and to a lesser extent, to provide Insilco working capital for general corporate purposes.

     Taylor operates six production facilities in Texas and one in Pennsylvania. Its work force reflects the seasonality of its business, typically ranging from 1,000 to 1,700 full-time employees. At December 31, 1998, it had 1,327 employees.

   Other Segment

     Stainless Steel Tubing. Romac manufactures stainless steel tubing for a variety of marine, architectural, automotive and decorative applications at its facility in North Carolina. Substantially all of its sales are domestic.

     The markets for these products are highly competitive. Competition is based principally on price and, to a lesser extent, on the shapes and finishes that can be achieved with the tubing.

     At December 31, 1998, Romac had 130 employees.

     Heat exchanger machinery and equipment. McKenica manufactures high speed welded tube mills and other machinery and equipment for the heat exchanger market. It sells its products predominantly to automotive suppliers and automotive OEMs.

     At December 31, 1998, McKenica had 80 employees.

   Divested Office Products Businesses

     On September 3, 1996, Insilco sold Curtis, its computer accessories business. On October 4, 1996, Insilco sold the Rolodex Electronics product line. On March 5, 1997, Insilco sold the Rolodex Business. Curtis, Rolodex Electronics and the Rolodex Business are referred to collectively as the "Office Products Business." See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discontinued Operations."

   Patents and Trademarks

     We hold patents or trademarks in most of its businesses which have expiration dates ranging from 1999 to 2019. We expect to maintain such patents and to renew the trademarks important to its business prior to their expiration and does not believe the expiration of any one of its patents will have a material adverse effect on any of our businesses.

   Raw Materials and Supplies

     Our principal raw materials and supplies include:

     o steel, aluminum, copper, zinc, brass and nickel (Automotive Components Segment);

     o copper wire, steel, brass, aluminum, plastics, ceramics and precious metals (Technologies Segment); and

     o paper, film and other photographic and printing supplies (Specialty Publishing).

     We purchase these materials and supplies on the open market to meet current requirements and believes our sources of supply are adequate for our needs.

   Backlog

     Our backlog by industry segment, believed to be firm, at December 31, 1998 and 1997 follows (in thousands):

                                                   December 31,
                                           ------------------------------
                                                 1998            1999
                                           -------------    -------------

Automotive Components..................... $      54,986    $      56,049
Technologies..............................        46,528           51,245
Speciality Publishing.....................       120,017          113,232
Other.....................................         5,190            3,347
                                           -------------    -------------
      Total............................... $     226,721    $     223,873
                                           =============    =============

     Management believes that approximately $211 million of its 1998 backlog will be filled in 1999, and the remainder in 2000.

Employees and Labor Relations

     At December 31, 1998, we employed approximately 5,541 people on a full-time basis, of whom approximately 25% were covered by collective bargaining agreements with various unions. The largest collective bargaining unit covers approximately 563 employees. Among the union agreements that will expire in 1999 are those covering certain union employees of McKenica and Steel Parts. We consider relations with our employees to be good.

     We have defined benefit and defined contribution pension plans covering substantially all employees. For information respecting defined benefit pension plans, See Note 11 to the Consolidated Financial Statements.

Environmental Regulation and Proceedings

     Our manufacturing operations involve the generation of a variety of waste materials and are subject to extensive federal, state and local environmental laws and regulations. The waste materials generated include metal scrap from stamping operations, cutting and cooling oils, degreasing agents, chemicals from plating and tinning operations, etching acids and photographic and printing chemicals. We use offsite disposal facilities owned by third parties to dispose of our wastes and do not store wastes we generate to the extent such storage would require a permit. We do not treat, store or dispose of waste for others. We are required to obtain permits to operate various facilities, and these permits generally are subject to revocation or modification.

     We have taken significant measures to address emissions, discharges and waste generation and disposal; improve management practices and operations in response to legal requirements; and internally audit compliance with applicable environmental regulations and approved practices. These measures include: raw material and process substitution; recycling and material management programs; periodic review of hazardous waste storage and disposal practices; and reviewing the compliance and financial status and management practices of its offsite third-party waste management firms.

     As a result of our 1993 reorganization, much uncertainty has been removed concerning our potential liability for environmental contamination at sites owned or operated by us (and at third party disposal and waste management facilities used by us) prior to the filing of its bankruptcy petition. During the reorganization, Insilco settled all claims of the United States relating to Insilco's pre-petition date conduct at previously owned or third party sites arising under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA").

     This settlement:

     o discharged our liability to the United States at a number of hazardous waste sites;

     o protects us from contribution claims of the remaining potentially responsible parties;

     o limits the amount we may be required to pay the United States in any one year on pre-petition claims; and

     o provides that any such payment may be made in cash or, at our option, common stock valued at 30% of the allowed claim.

     We are also currently engaged in clean up programs at sites located in Newtown, Connecticut, Mount Vernon, New York and Oak Creek, Wisconsin. We have established what we believe are appropriate reserves for anticipated remedial obligations. Due to the establishment of these reserves and the environmental settlements reached during our reorganization, management does not believe that environmental compliance or remedial requirements are likely to have a material adverse effect on us.

Financial Information about Export Sales

     In 1998, our export sales were $46.7 million or 9% of consolidated sales. Export sales in 1998 to Europe, Asia, Canada and Mexico were $ 22.8 million, $
8.8 million, $ 7.7 million and $3.0, respectively. All other export sales in 1998 totaled $4.4 million. In 1997, our export sales were $55.4 million or 10% of consolidated sales. Export sales in 1997 to Europe, Asia, Canada and Mexico were $21.2 million, $14.0 million, $9.7 million and $4.3 million, respectively. All other export sales in 1997 totaled $6.2 million. In 1996, export sales were $58.2 million or 12% of consolidated sales. Our transactions are primarily in U.S. dollars.

Corporate History

     We have undergone significant change and restructuring in the past five years. A review of the most significant developments follows, in chronological order:

     o On April 1, 1993, we emerged from Chapter 11 bankruptcy proceedings pursuant to the Plan of Reorganization. The Plan of Reorganization resulted in a reduction in our liabilities by $532.3 million, an extraordinary gain realized in 1993 of $448.3 million attributable to the discharge of such liabilities, and a change in control of us.

          The Plan of Reorganization among other matters provided for: (i) the issuance of 9,230,839 shares of our common stock in exchange for allowed unsecured claims; (ii) deferred payment of certain pre-petition claims, including various state and Federal taxes and trade debt; and (iii) provisions to issue additional stock to other unsecured creditors over time at the pre-determined rate of 18 shares of stock per $1,000 of allowed claim as those claims are determined. Settlements were reached in 1997 on all remaining claims pending in the Bankruptcy Court and the Chapter 11 cases were closed on June 12, 1997.

     o In 1994, we sold our paint products segment for $50.8 million, and entered into a long-term $285 million credit facility that allowed us to retire our outstanding 10 3/8% Senior Secured Guaranteed Notes due July 1, 1997 and 9 1/2% Notes due 1997.

     o In 1996, we acquired, for an aggregate purchase price of approximately $37 million, Great Lake, an aftermarket automotive, heavy truck and industrial radiator manufacturer, and the Lingemann Business.

     o We divested the office products business of our Office Products/Specialty Publishing Segment in three separate transactions during 1996 and the first quarter of 1997. The 1996 transactions included the divestitures of Curtis and Rolodex Electronics for an aggregate $21.8 million. On March 5, 1997, the Rolodex Business was sold for net cash proceeds of approximately $112 million.

     o Following the sale of the Rolodex Business, we refinanced our existing debt.

     o In the third quarter of 1997, using the proceeds from the sale of the Rolodex Business and the proceeds received on the issuance of the 10 1/4% notes, we repurchased $220 million of Insilco common stock.

     o On August 17, 1998, Holdings was formed followed by the merger of ReorgSub with and into Insilco, pursuant to which each of our stockholders had his or her shares of Insilco converted into the same number of shares of Holdings and the right to receive $0.01 per share in cash, and Holdings became the parent of Insilco.

     o Soon after this, a second merger took place pursuant to which Silkworm Acquisition Corporation , an affiliate DLJMB, merged with and into Holdings and each share of Holdings Common Stock was converted into the right to receive $43.47 in cash and 0.03378 of a share of Holdings Common Stock. Thus, as a result of the Mergers, each of our stockholders, in respect of each of his or her shares, received $43.48 in cash and retained 0.03378 of a share of Holdings Common Stock. Concurrently with the consummation of the Mergers, the DLJMB Funds purchased 1,400,000 shares of Holdings 15% Senior Exchangeable Preferred Stock due 2012 (the "PIK Preferred Stock"), and warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $.001 per share.

     o Following the Mergers, (i) our existing stockholders retained, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (ii) the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (iii) 399 Venture Partners Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; and (iv) management of Insilco purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of Holdings Common Stock.

     o Immediately prior to the effectiveness of the Reorganization Merger, each outstanding option to acquire shares of the common stock of Insilco granted to employees and directors, whether or not vested (the "Options") was canceled and in lieu thereof, each holder of an Option received a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of shares subject to the Option, less applicable withholding taxes (the "Option Cash Payments"). Certain holders of such Options elected to utilize amounts otherwise receivable by them to purchase stock or equity units of Holdings.

     o The total amount of cash required to consummate the foregoing transactions was approximately $204.4 million. This amount was financed with (i) gross proceeds of approximately $70.2 million from the issuance by Silkworm of units (which were converted into units of Holdings in the Merger), each unit consisting of $1,000 principal amount of 14% Senior Discount Notes due 2008 and one warrant to purchase 0.325 of a share of our common stock at an exercise price of $0.01 per share, (ii) the issuance by Silkworm to the DLJMB Funds, CVC and certain members of management of Insilco, for an aggregate consideration of approximately $56.1 million, of 1,245,138 shares of Silkworm common stock (which was converted into Holdings Common Stock in the Merger), (iii) the issuance by Holdings to the DLJMB Funds, for an aggregate consideration of $35.0 million, of 1,400,000 shares of the PIK Preferred Stock by Holdings and the DLJMB Warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $.001 per share, and (iv) approximately $43.1 million of new borrowings under our then existing $200 million credit facility.

     o The "change in control" of Insilco resulting from the Mergers required Insilco to make an offer to repurchase the 10 1/4% notes. To finance this repurchase and also to obtain an expanded line of credit for acquisitions, Insilco: (i) issued the Old Notes realizing therefrom net proceeds of approximately $116 million; and (ii) entered into a new credit facility that includes a $125 million term loan facility and a $175 million revolving credit facility.

Properties

     Insilco manufactures its products in various locations, primarily in the United States. Management believes that Insilco's facilities generally are well maintained and adequate for the purposes of which they are used. Insilco's principal operating plants and offices at December 31, 1998 included the following properties:

                                                                                        Approximate
                                                                                            Square      Terms of
Business Segment             Location                       Principal Use                  Footage     Occupancy
---------------------------  -------------------------      --------------------------  -----------    ----------
Automotive Components
                             Montgomery, AL                  Office/Manufacturing           137,325      Owned
                             Montgomery, AL                  Manufacturing                   45,000     Leased
                             Franklin, WI                    Office/Manufacturing           123,200     Leased



                                       46

                                                                                        Approximate
                                                                                            Square      Terms of
Business Segment             Location                       Principal Use                  Footage     Occupancy
---------------------------  -------------------------      --------------------------  -----------    ----------

                             Iron Ridge, WI                  Manufacturing                   44,000      Owned
                             Montgomery, AL                  Office                          10,890     Leased
                             Belleville, MI                  Manufacturing                   42,000     Leased
                             Duncan, SC                      Manufacturing                  100,000      Owned
                             Dortmund, Germany               Manufacturing                   45,000      Owned
                             Dortmund, Germany               Office                           8,500     Leased
                             Tipton, IN                      Office/Manufacturing           235,350      Owned

Technologies
                             Durham, NC                      Office                           3,205     Leased
                             N. Myrtle Beach, SC             Manufacturing                   46,506      Owned
                             Lake Wales, FL                  Manufacturing                   42,000      Owned
                             Taylorsville, NC                Manufacturing                   44,350      Owned
                             Loris, SC                       Manufacturing                   36,960      Owned
                             Colorado Springs, Co.           Warehouse                        1,400     Leased
                             Loris, SC                       Warehouse                        9,500     Leased
                             Winterhaven, FL                 Warehouse                        3,000     Leased
                             Carraoe, County                 Manufacturing                   25,120     Leased
                             Galway, Ireland
                             Larne, County Antrim,           Manufacturing                   25,000     Leased
                             Northern  Ireland
                             Inwood, NY                      Office/Manufacturing            39,361      Owned
                             St. Just, PR                    Manufacturing                   41,214     Leased
                             San Cristobal, Dominican        Manufacturing                   27,773     Leased
                             Republic
                             Glen Rock, PA                   Office/Manufacturing            84,000      Owned
                             Santa Clara, CA                 Office                             133     Leased
                             Essex, UK                       Office                             485     Leased
                             Freidrichsdorf/Ts.,
                              Germany                        Office                           1,500     Leased
                             Yokohama, Japan                 Office/Warehouse                 4,695     Leased
                             Cananea, Mexico                 Warehouse/                      22,646     Leased
                                                             Manufacturing
                             Yonkers, NY                     Office/Manufacturing           190,000      Owned
                             El Paso, TX                     Office/Manufacturing            41,400     Leased

Specialty Publishing
                             Dallas, TX                      Office/Manufacturing           320,000      Owned
                             Dallas, TX                      Manufacturing                   25,000      Owned
                             San Angelo, TX                  Manufacturing                   33,200     Leased
                             El Paso, TX                     Manufacturing                   31,000     Leased
                             El Paso, TX                     Manufacturing                   52,000     Leased
                             Malvern, PA                     Manufacturing                   41,000     Leased
                             San Angelo, TX                  Manufacturing                    7,800     Leased
                             Orange, CA                      Office                           3,373     Leased

Other
                             Troutman, NC                    Office/Manufacturing           110,000      Owned
                             Buffalo, NY                     Office/Manufacturing            78,800     Leased

                                       47




                                                                                        Approximate
                                                                                            Square      Terms of
Business Segment             Location                       Principal Use                  Footage     Occupancy
---------------------------  -------------------------      --------------------------  -----------    ----------
Corporate

                             Dublin, OH                      Office                          18,300     Leased

-------------------
(1) Property is leased from an industrial development authority in connection with an expired industrial revenue bond and is eligible for purchase by Insilco for a nominal consideration at the expiration of the lease term.

     Substantially all of Insilco's material domestic assets, including owned properties, are subject to major encumbrances securing Insilco's obligations under the new credit facility.

     Insilco believes that all of its production facilities have additional production capacity.

Legal Proceedings

     On January 14, 1997, Taylor sued one of its principal competitors in the yearbook business, Jostens, Inc. ("Jostens"), in the U.S. District Court for the Eastern District of Texas, alleging violations of the federal antitrust laws as well as various claims arising under state law. On May 13, 1998, the jury in the case returned a verdict in favor of Taylor, and, on June 12, 1998, the judge rendered his judgment in the amount of $25.2 million plus interest at an annual rate of 5.434%. On January 14, 1999, in response to a motion by Jostens, the judge entered an order vacating the jury verdict and granting judgment in Jostens' favor. Insilco will seek to overturn the order and reinstate the jury verdict on appeal, but is uncertain what the actual amount is, if any, that Taylor will recover from Jostens.

     From time to time, Insilco is involved in litigation relating to claims arising out of its operations in the normal course of its business. Insilco maintains insurance coverage against potential general liability and certain other claims in an amount it believes to be adequate. In Insilco's opinion, the outcome of these matters will not have a material adverse effect on Insilco's financial condition, liquidity or results of operations.

                                   MANAGEMENT

     The following table sets forth the name, age and position of each person who is a director or executive officer of Insilco.

Name                                          Age                               Position
-------                                      -----                             ---------
Robert L. Smialek..........................   55    Chairman of the Board, President and Chief Executive Officer
David A. Kauer.............................   43    Vice President and Chief Financial Officer
Kenneth H. Koch............................   43    Vice President, General Counsel and Secretary
Leslie G. Jacobs...........................   48    Vice President, Human Resources and Assistant Secretary
Michael R. Elia............................   40    Vice President and Controller
Thompson Dean..............................   40    Director
William F. Dawson, Jr......................   34    Director
David Y. Howe..............................   34    Director
Randall E. Curran..........................   43    Director
Keith Palumbo..............................   34    Director
John F. Fort III...........................   57    Director

     Robert L. Smialek has served as Chairman of the Board, President and Chief Executive Officer of the Company and Insilco since May 1, 1993. From October 1992 to May 1993, Mr. Smialek served as the President and Chief Operating Officer of the Temperature and Appliance Controls Group of Siebe plc, a global controls and engineering firm. From September 1990 to October 1992, Mr. Smialek served as President and Chief Operating Officer of Ranco, Inc., a subsidiary of Siebe, Inc. Mr. Smialek is a director of General Cable Corporation and Gleason Corporation.

     David A. Kauer has been Vice President and Chief Financial Officer since May 1998, Vice President and Treasurer from April 1997 to May 1998 and Treasurer from September 1993 to April 1997. Previously, Mr. Kauer was the Controller and Treasurer of Johnson Yokogawa Corporation (a joint venture of Yokogawa Electric Corporation and Johnson Controls, Inc.) from October 1989 to September 1993.

     Kenneth H. Koch has been Vice President, General Counsel and Secretary since October 1993. Prior thereto, Mr. Koch was a partner with the law firm of Porter, Wright, Morris & Arthur.

     Leslie G. Jacobs has been Vice President, Human Resources since August 1993 and was Director of Human Resources from January 1990 to August 1993. Prior thereto, Mr. Jacobs was Director, Compensation and Employee Programs, of Rockwell International.

     Michael R. Elia has been Vice President and Controller since August 1998. Prior thereto, Mr. Elia was Chief Financial Officer of Jordan Telecommunication Products and from 1994 to 1997, he was Director of Strategic Planning for Fieldcrest Cannon, Inc. From 1983 to 1994, Mr. Elia held senior financial positions with Insilco's Technologies Segment.

     Thompson Dean has been the Managing Partner of DLJMB Inc. since November 1996. Prior thereto, Mr. Dean was a Managing Director of DLJMB Inc. (and its predecessor). Mr. Dean serves as a director of Commvault Inc., Von Hoffman Corporation, Manufacturers' Services Limited, Phase Metrics, Inc., and Arcade Holding Corporation.

     William F. Dawson, Jr. has been a Principal of DLJMB Inc. since August 1997. From December 1995 to August 1997, he was a Senior Vice President in DLJ's High Yield Capital Markets Group. Prior thereto, Mr. Dawson was a Vice President in the Leveraged Finance Group within DLJ's Investment Banking Group. Mr. Dawson serves as a director of Von Hoffman Corporation and Thermadyne Holdings Corporation.

     David Y. Howe has been a Vice President of Citicorp Venture Capital, Ltd. since 1993. Mr. Howe serves as a director of Aetna Industries, Inc., American Italian Pasta Company, IPC Information Systems, Inc, and Pen-Tab Industries, Inc.

     Randall E. Curran has been a director, Chairman of the Board, President and Chief Executive Officer of Thermadyne LLC since May 1998. Mr. Curran has also served as a Director of Thermadyne Holdings since February 1994 and was elected Chairman of the Board and Chief Executive Officer of Thermadyne Holdings in February 1995, having previously served as President of Thermadyne Holdings since August 1994 and as Executive Vice President and Chief Operating Officer of Thermadyne Holdings since February 1994. He also serves as President of Thermadyne Industries, Inc., a position he has held since 1992. From 1986 to 1992, Mr. Curran was Chief Financial Officer of Thermadyne Holdings and/or its predecessors. Prior to 1986, Mr. Curran held various executive positions with Cooper Industries, Inc.

     Keith Palumbo has been a Vice President of DLJMB Inc. since December 1997. Prior thereto, Mr. Palumbo was an Associate in DLJ's investment banking group.

     John F. Fort III served as Chairman of the Board of the Directors of Tyco International, Inc. from 1982 to December 1992, and as Chief Executive Officer from 1982 to June 1992. Mr. Fort serves as a director of Tyco International, Inc., Dover Corporation and Roper Industries.

                             EXECUTIVE COMPENSATION

     The aggregate remuneration of the Chief Executive Officer during 1998 and the three other most highly compensated executive officers of Insilco whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1998, is set forth in the following table:

                           Summary Compensation Table

                                                                                          Securities
                                                                          Other Annual    Underlying      All Other
Name and Principal Position      Year    Salary ($)       Bonus ($)       Compensation   Options (No.)  Compensation ($)
---------------------------      ----    ----------       ---------       ------------   -------------  ----------------
                                                                                      >
Robert L. Smialek, President
   and CEO...................... 1998   $    550,000              --              --             --   $     13,519 (4)
                                 1997        550,000    $    300,000              --             --          9,901
                                 1996        537,499         235,000              --             --         13,251

David A. Kauer, Vice President
   and Chief Financial Officer.. 1998        196,667          40,000              --             --         93,830 (5)
                                 1997        164,000          80,000              --    $    10,000          3,369
                                 1996        143,917          58,000              --          1,500          3,109

Kenneth H. Koch, Vice
   President, General Counsel
   and Secretary................ 1998        173,500          27,500              --             --        393,254 (6)
                                 1997        162,833          75,000              --         10,000          3,314
                                 1996        151,167          78,373              --          2,500          3,114

Leslie G Jacobs, Vice President,
   Human Resources and
   Assistant Secretary.......... 1998        174,167          13,500     $    13,500(3)          --        388,921 (7)
                                 1997        165,000          70,000              --         10,000          4,031
                                 1996        155,833          62,500              --             --          3,762
Michael R. Elia, Vice President,
   and Corporate Controller..... 1998         70,288(1)       44,875(2)       14,875(3)          --         99,294 (8)
                                 1997             --              --              --             --             --
                                 1996             --              --              --             --             --

-------------------
(1)  Joined the Company on August 1, 1998.

(2)  Includes $30,000 sign-on bonus.

(3) Portion of bonus deferred to purchase equity units (see Long-term Incentive Plan Table).

(4) Includes employer contributions under Insilco's Employee Thrift Plan 401(k) (the "Thrift Plan") and insurance premiums paid by Insilco.

(5) Includes $90,300 from the Value Appreciation Agreement and employer contributions under the Thrift Plan and insurance premiums paid by Insilco.

(6) Includes $390,000 from the Value Appreciation Agreement and employer contributions under the Thrift Plan and insurance premiums paid by Insilco.

(7) Includes $384,800 from the Value Appreciation Agreement and employer contributions under the Thrift Plan and insurance premiums paid by Insilco.

(8) Includes moving expenses and employer contributions under the Thrift Plan and insurance premiums paid by Insilco.


     Stock Options

     None of the executive officers were granted any stock options in 1998.

     The following table provides certain information regarding the number and the value of Options exercised during 1998 and the value of the Options held by the executive officers named in the summary compensation table at fiscal year end.

                                                                 Number of Securities         Value of Unexercised
                                                                Underlying Unexercised      In-The-Money Options at
                                   Shares          Value      Options at Fiscal Year-End(#)         Year-End ($)
                                 Acquired on     Realized     ----------------------------  ---------------------------
                                Exercise (No.)   ($)(No.)(5)   Exercisable   Unexercisable  Exercisable  Unexercisable
                                --------------   -----------   -----------   -------------  -----------  -------------
Robert L. Smialek..............      N/A(1)     $ 3,120,010       --             --            --            --
David A. Kauer.................      N/A(2)           --          --             --            --            --
Kenneth H. Koch................      N/A(3)           17,530      --             --            --            --
Leslie G. Jacobs...............      N/A(4)          271,790      --             --            --            --
Michael R. Elia................      --               --          --             --            --            --

-------------------
(1)  Option gain of $999,990 rolled over into Equity Unit Plan.

(2)  Option gain of $322,500 rolled over into Equity Unit Plan.

(3)  Option gain of $299,970 rolled over into Equity Unit Plan.

(4)  Option gain of $ 99,990 rolled over into Equity Unit Plan

(5) Represents gain from Option Cash Payments net of amounts rolled over into the Equity Unit Plan. (See Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations).

     The following table provides certain information regarding long-term incentive plan awards of the Company's Common Stock granted to executive officers named in the summary compensation table in 1998 under the 1993 Long-Term Incentive Plan.

             Long-Term Incentive Plans - Awards in Last Fiscal Year

                                                    Number of    Performance
                                                     Shares,      or Other
                                                    Units or    Period Until
                                                      Other      Maturation
                   Name                           Rights (No.)  or Payout(1)
                   -----                         ------------- --------------
Robert L. Smialek................................      22,222            --
David A. Kauer...................................      14,000            --
Kenneth H. Koch..................................       6,666            --
Leslie G. Jacobs.................................       4,444            --
Michael R. Elia..................................       3,777            --

-------------------

(1) The shares of Holdings Common Stock were sold to such persons at a purchase price of $45 per share. Holders of such common stock are not permitted to transfer it until (i) sixty days after they are terminated from Insilco or
     (ii) a Significant Event (as defined) occurs. Upon the occurrence of any Significant Event prior to August 17, 2008, or the person's termination, Holdings has a right to purchase from such person, and the holder has a right to sell to Holdings, the Holdings Common Stock at a price equal to the common stock's Fair Market Value (as defined) thereof or, if such holder was terminated for Cause (as defined), at the lesser of $45 and the Fair Market Value. Holders of the equity units purchased them for a price equal to their Fair Market Value (which could have been paid for in cash, the termination of options or the agreement to forego future salary and bonus payments). Such equity units are cancelled upon the occurrence of a Significant Event or the holder's termination from Insilco, at which time the holder will receive a payment equal to the Fair Market Value of the equity units or, if such holder was terminated for Cause (as defined), a payment equal to the lesser of $45 and the Fair Market Value (which amount may be paid, at the committee's discretion, either in cash or shares of Holdings Common Stock).

Retirement Plan and Supplemental Arrangements

     The Company's Retirement Plan for Salaried Employees (the "Retirement Plan") provides retirement benefits for salaried employees, including officers. The Company compensates employees for the loss of benefits which otherwise would result because of the limitations the Internal Revenue Code places on pensions that may be paid under tax-qualified retirement plans such as the Retirement Plan. The unfunded supplemental retirement payments are accounted for as operating expenses when earned.

     The following table shows the estimated annual retirement allowances payable after retirement at normal retirement age to persons in the following specified remuneration and years-of-service classifications (before any deductions for joint or survivorship payments) without regard to any statutory limitations imposed by the Internal Revenue Code. Normal retirement allowances, beginning at age 65, equal (i) 50% of final average compensation (ii) 50% of the retiree's primary social security benefit, pro-rated if total service is less than 25 years or, in certain cases, is less than 35 years. Five years of service is required for vesting.

                                Years of Service


   Final
  Average
 Earnings(1)      15          20          25          30          35
 -----------   --------    --------    --------    --------    --------

    150,000    $ 33,385    $ 44,514    $ 55,642    $ 55,642    $ 55,642
    150,000      40,885      54,514      68,142      68,142      68,142
    175,000      48,385      64,514      80,642      80,642      80,642
    200,000      55,885      74,514      93,142      93,142      93,142
    250,000      70,885      94,514     118,142     118,142     118,142
    300,000      85,885     114,514     143,142     143,142     143,142
    350,000     100,885     134,514     168,142     168,142     168,142
    400,000     115,885     154,514     193,142     193,142     193,142
    450,000     130,885     174,514     218,142     218,142     218,142
    500,000     145,885     194,514     243,142     243,142     243,142
    550,000     160,885     214,514     268,142     268,142     268,142
    600,000     175,885     234,514     293,142     293,142     293,142
    650,000     190,885     254,514     318,142     318,142     318,142

--------

(1) The higher of (i) average annual compensation for any five consecutive calendar years during the final 10 years of employment or (ii) the average annual compensation for the last 60 months of employment. Compensation consists of salary (including voluntary salary deferrals) and bonus. Supplemental payments are based on average earnings in excess of $160,000.

     At December 31, 1998, Messrs. Smialek, Koch, Kauer, Jacobs and Elia were credited under the Retirement Plan and various supplemental arrangements, with approximately 4.7, 4.2, 4.3, 7.9 and 9.7 years of service, respectively, for purposes of determining their pensions.

Employee and Severance Benefit Agreements

     The following is a description of the current employment agreements with certain of Insilco's executive officers:

     We employ Mr. Smialek under an agreement providing that Mr. Smialek will serve indefinitely as our President and Chief Executive Officer. Under the agreement, Mr. Smialek receives an annual base salary of $550,000. Mr. Smialek will be eligible to receive annual bonuses and salary increases in such amounts as may be reasonably determined by the board of directors (or a compensation committee thereof). Mr. Smialek received no bonus for 1998. Mr. Smialek also is entitled to participate in all incentive, savings, retirement and welfare benefit plans and arrangements in which certain other senior executive officers are eligible to participate, other than any restricted stock or option plans in which his participation will be at our discretion.

     If Mr. Smialek's employment is terminated by us without "Cause" or by Mr. Smialek for "Good Reason" (as the quoted terms are used in the agreement), he will be entitled to a lump sum amount equal to his accrued salary, annual bonus and vacation pay and any compensation previously deferred by him (collectively, the "Accrued Obligations") as well as a severance payment equal to his annual salary plus the greater of $150,000 or his most currently determined annual bonus, together with the continuation of certain benefits for a one-year period.

     In 1993, Mr. Smialek purchased from Insilco 33,333 restricted shares of common stock issued under the Plan at a cash purchase price per share of $15, whereupon 66,667 restricted shares were awarded to him under the Plan for a nominal price (all of such restricted shares are referred to collectively herein as the "Restricted Shares"). Restrictions on the Restricted Shares expired March 31, 1996, and Mr. Smialek has all the rights of a holder of common stock with respect to such shares. Mr. Smialek has the option to settle the tax withholding obligations of Insilco resulting from expiration of the restrictions with shares of common stock.

     In December 1996, we entered into a Value Appreciation Agreement (as amended, the "Value Appreciation Agreement") with Messrs. Kauer, Koch, Jacobs and certain other officers. The Value Appreciation Agreement provided that the executives would be entitled to receive a commission from us in certain circumstances following a transaction giving rise to a change in control. Upon consummation of the Mergers, a commission on the sale of $2.6 million was paid and the Value Appreciation Agreement was terminated.

     Holders of Options and persons entitled to payments under the Value Appreciation Agreement invested an aggregate of approximately $4.5 million to receive (i) phantom equity awards in lieu of the cash amounts otherwise payable in respect of such Options or the Value Appreciation Agreement or with the proceeds of a loan extended by Insilco and (ii) shares of common stock of Holdings purchased for cash (the "Management Rollover"). Holdings filed a registration statement on Form S-8 with respect to the securities issued in the Management Rollover. The shares of Holdings Common Stock were sold to such persons at a purchase price of $45 per share. Holders of such common stock are not permitted to transfer it until (i) sixty days after they are terminated from Insilco or (ii) a Significant Event (as defined) occurs. Upon the occurrence of any Significant Event prior to August 17, 2008, or the person's termination, Holdings has a right to purchase from such person, and the holder has a right to sell to Holdings, the Holdings Common Stock at a price equal to the common stock's Fair Market Value (as defined) thereof or, if such holder was terminated for Cause (as defined), at the lesser of $45 and the Fair Market Value. The phantom equity awards, which are not transferable, were granted pursuant to an Equity Unit Plan that is governed by a committee of the board of directors of Holdings. Holders of the equity units purchased them for a price equal to their Fair Market Value (which could have been paid for in cash, the termination of options or the agreement to forego future salary and bonus payments). Such equity units are cancelled upon the occurrence of a Significant Event or the holder's termination from Insilco, at which time the holder will receive a payment equal to the Fair Market Value of the equity units or, if such holder was terminated for Cause (as defined), a payment equal to the lesser of $45 and the Fair Market Value (which amount may be paid, at the committee's discretion, either in cash or shares of Holdings Common Stock).

     In December 1996, we entered into Income Protection Agreements with Messrs. Kauer, Koch, Jacobs and certain other officers. The Income Protection Agreements provide that in the event of termination of an executive's employment by Insilco without cause, or, in certain circumstances, by the executive, the executive will be entitled to receive certain severance benefits. The benefits payable to the executive in the event of a termination of employment covered by the Income Protection Agreement are as follows:

     o    one year's base salary;

     o a bonus equal to the bonus paid to executive in 1996 or the target bonus for the year in which employment is terminated, as well as a pro rated bonus for the year in which the termination occurs;

     o continued participation in Insilco's benefit plans for the duration of the severance period;

     o accelerated vesting of all stock options and stock appreciation rights;

     o    continuation of any rights to indemnification from Insilco; and

     o    certain outplacement services.

     The Income Protection Agreements have three year terms and automatically renew for subsequent one year terms, unless terminated by either party.

     Director Compensation. During fiscal 1998 no director received compensation for director services except for reimbursement of reasonable and customary travel expenses.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of Holdings Common Stock as of April 28, 1999 by (a) any person or group who beneficially owns more than five percent of Holdings Common Stock, (b) each of our directors and executive officers (and each director or officer of Holdings who is not an officer or director of Insilco) and (c) all directors and officers as a group.

                                                    Shares
                                                 Beneficially     Percentage of
Name and Address of Beneficial Owner:           Owned After the    Outstanding
-------------------------------------           --------------- ----------------
DLJ Merchant Banking Partners II, L.P.
  and related investors(1)(2)..................    1,043,584          70.8%
399 Venture Partners, Inc.(3)..................      266,666          19.3
Thompson Dean(4)...............................           --             --
William F. Dawson, Jr.(4)......................           --             --
Keith Palumbo(5)...............................           --             --
David Y. Howe(6)...............................           --             --
Randall E. Curran..............................           --             --
John F. Fort III...............................           --             --
Robert L. Smialek..............................       21,354           1.5%
Kenneth H. Koch................................          300             *
David A. Kauer.................................           27             *
Leslie G. Jacobs...............................           13             *
Michael R. Elia................................           --             --
All directors and officers as a group
  (11 persons)(4)(5)...........................       21,694           1.5%

-------------------
*    less than 1%.

(1) Includes 65,603 shares of Holdings Common Stock issued following exercise on March 12, 1999 of the DLJMB Warrants issued in connection with the PIK Preferred Stock. Also includes 22,425 shares of Holdings Common Stock issued following exercise on March 12, 1999 of warrants, which were issued as part of the Holdings Units purchased by the DLJ Mezzanine Investors (as defined herein). See "The Merger and the Merger Financing."

(2)  Consists of shares held directly by the following investors related to
     DLJMB: DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc. ("Funding"), a Delaware corporation, DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPIIA"), a Delaware limited partnership, DLJ Diversified Partners-A L.P. ("Diversified A"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ Millennium Partners-A, L.P. ("Millennium A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), UK Investment Plan 1997 Partners ("UK Partners"), a Delaware partnership, DLJ First ESC L.P., a Delaware limited partnership ("DLJ First ESC"), and DLJ ESC II, L.P., a Delaware limited partnership ("DLJ ESC II"). See "Certain Relationships and Related Transactions" and "Plan of Distribution." The address of each of DLJMB, Diversified, Funding, DLJMBPIIA, Diversified A, Millennium, Millennium A, DLJ First ESC, DLJ ESC II and EAB is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.

(3) The address of 399 Venture Partners, Inc. is 399 Park Avenue, New York, New York, 10022-4614.

(4) Messrs. Dean, Dawson and Palumbo are officers of DLJMB Inc., an affiliate of DLJMB and the Initial Purchaser. The business address of Messrs. Dean, Dawson and Palumbo is DLJMB Inc., 277 Park Avenue, New York, New York 10172. Share data shown for such individuals excludes shares shown as held by the DLJMB Funds, as to which such individuals disclaim beneficial ownership.

(5) Mr. Howe is an officer of Citicorp Venture Capital, Ltd., an affiliate of 399 Venture Partners, Inc. The business address of Mr. Howe is 399 Park Avenue, New York, NY 10022-4614. Share data shown for Mr. Howe excludes shares shown as held by 399 Venture Partners, Inc., as to which Mr. Howe disclaims beneficial ownership.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The DLJMB Funds own approximately 69% of the outstanding shares of the Holdings Common Stock. Messrs. Dean and Dawson are officers of DLJMB and directors of Insilco and Holdings. Neither Holdings nor Insilco is aware of any transaction or of any currently proposed transaction, in which DLJ has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than Insilco, except as follows:

     Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC") received customary fees in connection with the distribution of the units of which the notes were originally a part, received customary fees in connection with the arranging of the syndication of the new credit facility, received customary fees in connection with the distribution of the Insilco Units and received an advisory fee in connection with the Mergers. In connection with the sale of the notes, Holdings granted registration rights to DLJSC in connection with its market-making activities and agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act. In addition, DLJ Capital Funding is an agent and lender under the new credit facility. DLJ Capital Funding and DLJSC have and will receive customary fees in connection with the provision of the new credit facility. Further, DLJ Capital Funding, Inc., an affiliate of DLJSC, acted as syndication agent in connection with the new credit facility for which it received certain customary fees and expenses and DLJ Bridge Finance Inc., an affiliate of DLJSC, purchased the bridge notes, for which it received customary fees and expenses. DLJSC has, from time to time, provided investment banking and other financial advisory services to Insilco in the past for which it has received customary compensation, and will provide such services and financial advisory services to Insilco in the future. DLJSC acted as purchaser in connection with the initial sale of the notes and received an underwriting discount of approximately $3.6 million in connection therewith. In addition, DLJSC received a merger advisory fee of $3.5 million in cash from Holdings after the consummation of the Merger. The aggregate fees to be received by DLJ entities for its various services in 1998 were approximately $15.6 million.

     DLJ Investment Partners, L.P., DLJ ESC II, L.P. and DLJ Investment Funding, Inc. (the "DLJ Mezzanine Investors"), each of which is an affiliate of DLJMB, purchased an aggregate of approximately 50% of the Holdings Units and are entitled to certain registration rights in connection therewith.

     In connection with the Mergers, DLJMB and Holdings entered into an agreement with respect to registration and certain other rights. See "Description of Capital Stock--Other Stockholder Arrangements."

     Prior to the Mergers, Water Street Corporate Recovery Fund I, L.P. ("Water Street"), an affiliate of Goldman, Sachs & Co. ("Goldman Sachs"), beneficially owned approximately 45% (62% prior to the Share Repurchase) of Insilco's common stock. Neither Holdings nor Insilco is aware of any transaction or of any currently proposed transaction in which Goldman Sachs has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than Holdings, except as follows:

     Goldman Sachs advised Insilco in connection with the Mergers and received a fee of $2.0 million payable on the consummation of the Mergers. In the Mergers, Water Street received approximately $81.0 million and retained 62,962 shares of Holdings. Holdings entered into a Registration Rights Agreement with Water Street in which Water Street has certain registration rights with respect to such 62,962 shares.

     Insilco believes that the terms of all the transactions and existing arrangements set forth above are no less favorable to Insilco than similar transactions and arrangements which might have been entered into with unrelated parties.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facility

     On November 24, 1998 a new credit facility was provided by a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, as syndication agent, and The First National Bank of Chicago, as administrative agent. The new credit facility includes a $125 million term loan facility and a $175 million revolving credit facility (subject to adjustment as provided below), which provides for revolving loans and up to $50 million of letters of credit. The term loan facility has a maturity of seven years. The revolving credit facility will terminate on July 8, 2003.

     Borrowings under the new credit facility generally bear interest, at Insilco's option, at the Administrative Agent's alternate base rate or at the reserve-adjusted London Interbank Offered Rate ("LIBOR") plus, in each case, applicable margins of

     (1)   in the case of alternate base rate loans,

           (x)  1.75% for revolving and

           (y)  2.50% for term loans and

     (2)   in the case of LIBOR loans,

           (x)  3.00% for revolving and

           (y)  3.75% for term loans.

     Insilco pays a commitment fee calculated at a rate of 0.625% per annum on the daily average unused commitment under the revolving credit facility. Such fee will be payable monthly in arrears and upon termination of the revolving credit facility.

     Beginning May of 1999, the applicable margins for the revolving credit facility, as well as the commitment fee and letter of credit fee, will be subject to possible reductions based on the ratio of consolidated Debt to EBITDA (each as defined in the new credit facility).

     Insilco will pay a letter of credit fee on all outstanding letters of credit, at a rate per annum equal to the then applicable margin for LIBOR loans under the revolving credit facility. Such fees will be payable monthly in arrears. In addition, Insilco will pay customary transaction charges in connection with any letters of credit.

     Availability under the revolving credit facility will decrease:

         (1) on the six month anniversary of the new credit facility closing date by an amount equal to $46.0 million less the aggregate consideration paid in connection with acquisitions or committed to be paid pursuant to a signed definitive acquisition agreement entered into prior to such date, and

         (2) by $20.0 million on each of July 10, 2000, July 10, 2001 and July 10, 2002. The term loan facility will be subject to the following amortization schedule:

Year                                                  Percentage Reduction
-----                                                 --------------------
1....................................................           1.0%
2....................................................           1.0%
3....................................................           1.0%
4....................................................           1.0%
5....................................................           1.0%
6....................................................           1.0%
7....................................................          94.0%
                                                              -----
                                                              100.0%

     The term loan facility is subject to mandatory prepayment:

     (1) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions;

     (2) with 100% of the net cash proceeds of asset sales and casualty events, subject to certain exceptions;

     (3) with 50% of Insilco's Excess Cash Flow (as defined in the new credit facility) to the extent that the Leverage Ratio (as defined in the new credit facility) exceeds 3.5 to 1.0; and

     (4) with 50% of the net cash proceeds from the issuance of equity to the extent that the Leverage Ratio exceeds 3.5 to 1.0.

     Insilco's obligations under the new credit facility are secured by a first-priority perfected lien on:

         (1) substantially all domestic property and assets, tangible and intangible (other than accounts receivable sold or to be sold into the accounts receivable program and short term real estate leases), of Insilco and its domestic subsidiaries;

     (2)  the capital stock of:

           (a) Insilco held by Holdings; and

           (b) substantially all subsidiaries of Insilco (provided that no more than 65% of the equity interest in non-U.S. subsidiaries held by Insilco and its domestic subsidiaries and no equity interests in subsidiaries held by foreign subsidiaries are required to be pledged); and

     (3)  all intercompany indebtedness.

     Holdings has guaranteed the obligations of Insilco under the new credit facility. In addition, obligations under the new credit facility are guaranteed by substantially all domestic subsidiaries.

     The new credit facility contains customary covenants and restrictions on Insilco's ability to engage in certain activities, including, but not limited to:

         (1) limitations on the incurrence of liens and indebtedness;

         (2) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments; and

         (3) strict restrictions on dividends, and other similar distributions.

     The new credit facility also contains financial covenants requiring Insilco to maintain a minimum Interest Coverage Ratio (as defined in the new credit facility); a minimum Fixed Charge Coverage Ratio (as defined in the new credit facility); and a maximum Leverage Ratio.

12% Notes

     The 12% Notes were issued under the 12% Note Indenture, dated as of November 9, 1998, between Insilco and Star Bank, N.A., as trustee (the "Trustee"). The 12% Notes are unsecured senior subordinated obligations of Insilco, are limited to $120 million aggregate principal amount, will mature on August 15, 2007, and bear interest at the rate of 12% per annum, payable semi-annually on February 15 and August 15 of each year commencing February 15, 1999. The 12% Notes are redeemable, in whole or in part, at the option of Insilco, at any time on or after August 15, 2002, at redemption prices (expressed as percentages of the principal amount redeemed), plus accrued interest to but excluding the redemption date, if redeemed during the twelve-month period commencing on August 15 in the years set forth below:

                                                                   Redemption
Year                                                                  Price
-----------------------------------------------------------------  ---------
2002.............................................................  106.000%
2003.............................................................  104.000%
2004.............................................................  102.000%
2005 and thereafter..............................................  100.000%

     The 12% Note Indenture contains covenants that, among other things:

     o limit the ability of Insilco and its Restricted Subsidiaries (as defined) to incur additional indebtedness and contingent obligations;

     o limit the ability of Insilco to grant liens on debt which is subordinate or junior to the 12% Notes;

     o limit the ability of Insilco and its Restricted Subsidiaries to pay dividends or make other distributions on account of, or purchase, redeem or otherwise acquire, any shares of any class of its capital stock or, prior to any scheduled maturity, repayment or sinking fund payment, any indebtedness of Insilco that (subject to certain exceptions) is subordinate in right of payment to the 12% Notes, or make any Investment (as defined) which is not a Permitted Investment (as defined);

     o limit the incurrence of any debt or the issuance of preferred stock by Insilco's Restricted Subsidiaries;

     o prohibit the issuance by Insilco of any indebtedness that is by its terms subordinated in right of payment to any senior debt and senior in right of payment to the 12% Notes;

     o prohibit Insilco's Restricted Subsidiaries, directly or indirectly from assuming, guaranteeing or in any other manner becoming liable with respect to any debt that by its terms is pari passu with or junior in right of payment to the 12% Notes;

     o limit the ability of Insilco and its Restricted Subsidiaries to engage in transactions with Insilco's affiliates;

     o limit the ability of Insilco to merge, consolidate or sell all or substantially all its assets;

     o prohibit, subject to certain exceptions, Insilco or its Restricted Subsidiaries from creating or permitting to exist any consensual encumbrance or restriction on the ability of such subsidiaries to pay dividends, repay certain indebtedness owed to Insilco or any such subsidiary thereof or transfer assets to Insilco or its Restricted Subsidiaries; and

     o limit the ability of Insilco and Insilco's Restricted Subsidiaries from making certain asset sales and in connection with permitted asset sales require that the proceeds thereof be used to make an offer to repurchase the 12% Notes at 100% of their principal amount unless such proceeds have been reinvested in the business of Insilco or used to repay indebtedness.

     The 12% Note Indenture contains certain events of default which include the failure to pay interest and principal on the 12% Notes, the failure to comply with covenants in the 12% Notes or the 12% Note Indenture, a payment default under, or acceleration of, certain other indebtedness of Insilco and Insilco's Restricted Subsidiaries, the rendering of certain final judgments and certain events occurring under bankruptcy laws.

     The 12% Notes are subordinate in right of payment to all "senior indebtedness" of Insilco, as such term is defined in the 12% Note Indenture. As defined in the 12% Note Indenture, "senior indebtedness" includes, among other things, indebtedness and other obligations owing in respect of the Existing Credit Facility as well as amendments, modifications, renewals, extensions, refinancing and refundings of any such indebtedness. All senior indebtedness shall be and remain senior indebtedness for all purposes of the 12% Note Indenture, whether or not subordinated in any insolvency proceeding.

                              DESCRIPTION OF NOTES

     The notes were issued under the Indenture dated as of August 17, 1998 between Silkworm and Star Bank, N.A., as trustee (the "Trustee"), as amended by The First Supplemental Indenture dated as of August 17, 1998 between Holdings and the Trustee (as amended, the "Indenture"). The Indenture has been filed as an exhibit to the registration statement (the "Registration Statement") of which this Prospectus forms a part. The Indenture is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The definitions of certain general terms used in the following summary are set forth below under "--Certain Definitions."

     The notes are general unsecured obligations of Holdings and are senior in right of payment to all future Indebtedness of Holdings that is subordinated to the notes and pari passu in right of payment with all future Indebtedness of Holdings that is not subordinated to the notes. Holdings is the sole obligor with respect to the notes; however, the operations of Holdings are conducted entirely through its Subsidiaries and, therefore, Holdings is completely dependent upon the operations and cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The New Credit Facility, the 10 1/4% Note Indenture and the 12% Note Indenture significantly restrict Insilco's ability to pay dividends or make any other distributions to Holdings. The ability of Insilco to comply with the conditions in the New Credit Facility, the 10 1/4% Note Indenture and the 12% Note Indenture may be affected by certain events that are beyond Holdings' control. The notes are effectively subordinated to all Indebtedness and other liabilities (including, without limitation, trade payables and lease obligations) of Holdings' Subsidiaries, including, without limitation, to Insilco's obligations under the New Credit Facility, the 10 1/4%
Note Indenture and the 12% Note Indenture. Any right of Holdings to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of Holders of the notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors except to the extent that Holdings itself is recognized as a creditor of such Subsidiary, in which case the claims of Holdings would still be subordinate to the claims of such creditors who hold security in the assets of such Subsidiary and to the claims of such creditors who hold Indebtedness of such Subsidiary senior to that held by Holdings. As of March 31, 1999, Holdings and its subsidiaries would have had Indebtedness of approximately $410.2 million and Holdings' Subsidiaries would have had approximately $449.5 million of outstanding liabilities. The Indenture will permit the incurrence of certain additional Indebtedness of Holdings and Holdings' Subsidiaries in the future. See "Risk Factors--Limitation on Access to Cash Flow of Subsidiaries; Holding Company Structure," "Risk Factors--Substantial Leverage; Liquidity; Stockholders' Deficit" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     We refer to Holdings as the Issuer of the notes in this section of the prospectus.

     All of the Issuer's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Issuer is permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are subject to the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

     The notes are limited in aggregate principal amount at maturity to $138.0 million and will mature on August 15, 2008. The notes were issued at a substantial discount from their principal amount at maturity in order to generate gross proceeds of $68.2 million. Until August 15, 2003, no interest will accrue on the notes, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance and August 15, 2003, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the notes on August 15, 2003. Beginning on August 15, 2003, interest on the notes will accrue at the rate of 14% per annum and will be payable in cash semi-annually in arrears on February 15 and August 15, commencing on February 15, 2004, to Holders of record on the immediately preceding February 1 and August 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest and Liquidated Damages, if any, on the notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders of notes; provided that (i) all payments of principal, premium, interest and Liquidated Damages with respect to notes represented by one or more permanent global notes will be paid by wire transfer of immediately available funds to the account of DTC or any successor thereto and (ii) any Liquidated Damages attributable to periods ending on or before August 15, 2003 shall be payable through the issuance of additional notes (valued at 100% of the Accreted Value thereof on the date of any such payment). Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The notes were issued in denominations of $1,000 and integral multiples thereof.

     Subject to the covenants described below, the Issuer may issue additional notes under the Indenture having the same terms in all respects as the notes (or in all respects except for the payment of interest on the notes (i) scheduled and paid prior to the date of issuance of such notes or (ii) payable on the first Interest Payment Date following such date of issuance). The notes and any such additional notes would be treated as a single class for all purposes under the Indenture.

Optional Redemption

     Except as provided below, the notes are not redeemable at the Issuer's option prior to August 15, 2003. Thereafter, the notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year                                                              Percentage
---------------------------------------------------------------   --------------
2003...........................................................    107.000%
2004...........................................................    104.667%
2005...........................................................    102.333%
2006 and thereafter............................................    100.000%

     Notwithstanding the foregoing, on or prior to August 15, 2001, the Issuer may redeem up to 100% of the aggregate principal amount at maturity of notes ever issued under the Indenture at a redemption price of 114% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that, such redemption shall occur within 365 days of the date of the closing of any such Public Equity Offering.

     In addition, at any time prior to August 15, 2003, the Issuer may, at its option upon the occurrence of a Change of Control, redeem the notes, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 60 days after the occurrence of such Change of Control), in cash at a redemption price equal to (i) the present value at such time of the optional redemption price of such note at August 15, 2003 (such redemption price being described under "--Optional Redemption") computed using a discount rate equal to the Treasury Rate plus 75 basis points, plus (ii) accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

     "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2003; provided that if the period from the redemption date to August 15, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

     If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no notes having a principal amount at maturity of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

     The Issuer is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

   Public Common Stock Offerings

     Upon the occurrence of a Public Common Stock Offering prior to August 15, 2001, the Issuer is required to make an offer to all Holders of notes pursuant to the offer described below (the "Public Common Stock Offering Offer") to purchase the maximum principal amount at maturity of notes that may be purchased with the net cash proceeds of the Public Common Stock Offering at an offer price in cash equal to 114% of the Accreted Value thereof, plus accrued and unpaid Liquidated Damages, if any, thereon to the date of repurchase (the "Public Common Stock Offering Payment"). Within 65 days following any such Public Common Stock Offering, the Issuer will (or will cause the Trustee to) mail a notice to each Holder describing the transaction or transactions that constitute the Public Common Stock Offering and offering to repurchase notes, pursuant to the procedures required by the Indenture and described in such notice. If the aggregate Public Common Stock Offering Payment of notes surrendered by Holders thereof in connection with a Public Common Stock Offering offer exceeds the net cash proceeds of the Public Common Stock Offering, the Trustee shall select the notes to be purchased as set forth under "--Selection and Notice." The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Public Common Stock Offering. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Public Common Stock Offering Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     On the Public Common Stock Offering Payment Date, the Issuer will, to the extent lawful, (a) accept for payment all notes or portions thereof properly tendered pursuant to the Public Common Stock Offering Offer, (b) deposit with the Paying Agent an amount equal to the Public Common Stock Offering Payment in respect of all notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of notes so tendered the Public Common Stock Offering Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Public Common Stock Offering Offer on or as soon as practicable after the Public Common Stock Offering Payment Date.

     The Indenture will provide that the Issuer will fix the Public Common Stock Offering Payment Date no earlier than 30 but no more than 60 days after the Public Common Stock Offering Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 60 days following a Public Common Stock Offering, the Issuer will either repay all outstanding Indebtedness of the Issuer or any of its Subsidiaries that restricts the ability of the Issuer to repurchase, or obtain funds to repurchase, the notes or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness to permit the repurchase, or the obtaining of funds for the repurchase, of the notes required by this covenant. The Existing Credit Facility contains provisions that currently prohibit the use of the proceeds of a Public Common Stock Offering to repurchase notes. In the event of a Public Common Stock Offering, the Company will be required to obtain an amendment or waiver to the Existing Credit Facility in order to satisfy its obligations to purchase notes with the net cash proceeds of a Public Common Stock Offering. No assurance can be given that the Issuer will be able to obtain any such amendment or waiver with respect to a Public Common Stock Offering. The Issuer's failure to make a Public Common Stock Offering Offer when required or to purchase tendered notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors."

     The Public Common Stock Offering provisions described above will be applicable whether or not any other provisions of the Indenture are applicable and shall apply to each Public Common Stock Offering occurring during the three-year period ending on August 15, 2001.

   Change of Control

     Upon the occurrence of a Change of Control, each Holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple thereof) of such notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the Accreted Value thereof, in the case of any such purchase prior to August 15, 2003, or 101% of the aggregate principal amount at maturity thereof, in the case of any such purchase on or after August 15, 2003, in each case plus accrued and unpaid interest, if any, and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 65 days following any Change of Control, the Issuer will (or will cause the Trustee to) mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     On the Change of Control Payment Date, the Issuer will, to the extent lawful, (a) accept for payment all notes or portions thereof property tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

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     The Indenture provides that the Issuer will fix the Change of Control
Payment Date no earlier than 30 but no more than 60 days after the Change of Control Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 60 days following a Change of Control, the Issuer will either repay all outstanding Indebtedness of the Issuer or any of its Subsidiaries that restricts the ability of the Issuer to repurchase, or obtain funds to repurchase, the notes or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness to permit the repurchase, or the obtaining of funds for the repurchase, of the notes required by this covenant. The Existing Credit Facility and the 10 1/4% Note Indenture restrict Insilco from paying any dividends or making any other distributions to the Issuer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the Existing Credit Facility and the 10 1/4%
Note Indenture, to permit the repurchase of the notes or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase notes and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Issuer's failure to make a Change of Control Offer when required or to purchase tendered notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors."

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties; (b) the adoption of a plan for the liquidation or dissolution of the Issuer, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of the Issuer; or (d) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who (a) was a member of such Board of Directors immediately after consummation of the Merger or (b) was nominated for election or elected to such Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

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Asset Sales

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents or (ii) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided that the amount of (x) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability,
(y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), and (z) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision; and provided further that the 75% limitation referred to in clause (b) above will not apply to any Asset Sale in which the after-tax cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax cash or cash equivalent portion of the consideration would have been had such Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or any such Restricted Subsidiary shall apply such Net Proceeds, at its option, to (a) repay or purchase Pari Passu Indebtedness of the Issuer or any Indebtedness of any Restricted Subsidiary, provided that, if the Issuer shall so repay or purchase Pari Passu Indebtedness of the Issuer, it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable, or, if the notes may not then be redeemed, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of notes to purchase at a purchase price equal to 100% of the principal amount at maturity of the notes (or, in the case of purchases of notes prior to August 15, 2003, at a purchase price equal to 100% of the Accreted Value thereof), plus accrued and unpaid interest and Liquidated Damages, if any, thereon as of the date of purchase of the notes that would otherwise be redeemed, or (b) make an investment in property, make a capital expenditure or acquire assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if (i) as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or (ii) the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will be required to make an offer to all Holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount at maturity of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount at maturity thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (or, in the case of repurchases of notes prior to August 15, 2003, at a purchase price equal to 100% of the Accreted Value, plus Liquidated Damages, if any, thereon as of the date of repurchase), in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount at maturity or Accreted Value (as applicable) of notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the

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

amount of Excess Proceeds, the Trustee shall select the notes to be purchased as set forth under "--Selection and Notice." Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Asset Sale Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     The Existing Credit Facility and the 10 1/4% Note Indenture restrict Insilco from paying any dividends or making any other distributions to the Issuer to permit the Issuer to make an Asset Sale Offer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the Existing Credit Facility and the 10 1/4% Note Indenture, to permit the repurchase of the notes or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase notes and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Issuer's failure to make an Asset Sale Offer when required or to purchase tendered notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors."

Certain Covenants

   Restricted Payments

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or dividends or distributions payable to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer, any of its Restricted Subsidiaries or any other Affiliate of the Issuer (other than any such Equity Interests owned by the Issuer or any Restricted Subsidiary of the Issuer); (c) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer (other than the notes and Indebtedness in respect of the Existing Credit Facility) that is pari passu or subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness or in accordance with the covenant described under the caption entitled "--Repurchase at the Option of Holders--Asset Sales" (but not pursuant to any other mandatory offer to repurchase upon the occurrence of any event); or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

      (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (ii) the Issuer would, immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (a) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments

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

pursuant to this clause (iii)), (b), (c), (e) through (h), (j), (k), and (m) through (o) and (q) of the next succeeding paragraph), is less than the sum, without duplication, of (A) 50% of the Adjusted Consolidated Net Income of the Issuer for the period (taken as one accounting period) commencing October 1, 1998 to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the Qualified Proceeds received by the Issuer on or after the Issue Date from contributions to the Issuer's capital or from the issue or sale on or after the Issue Date of Equity Interests of the Issuer or of Disqualified Stock or convertible debt securities of the Issuer to the extent that they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (C) the amount equal to the net reduction in Investments in Persons after the date of the Indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to the Issuer or any Restricted Subsidiary from such Persons, (y) Qualified Proceeds received upon the sale or liquidation of such Investment and (z) the redesignation of Unrestricted Subsidiaries (excluding any increase in the amount available for Restricted Payments pursuant to clause (i) or (m) below arising from the redesignation of such Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued (proportionate to the Issuer's equity interest in such Subsidiary) at the fair market value of the net assets of such Subsidiary at the time of such redesignation).

     The foregoing provisions will not prohibit:

         (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

         (b) (i) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu Indebtedness, Subordinated Indebtedness or Equity Interests of the Issuer (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, other Equity Interests of the Issuer (other than any Disqualified Stock) (the "Refunding Capital Stock"), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph, and (ii) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (f) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that, at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

         (c) the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of the Issuer with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

         (d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or Insilco held by any member of Insilco's or the Issuer's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement, provided that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (x) $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (y)) of $15.0 million in any calendar year), plus (y) the aggregate cash proceeds received by the Issuer during such calendar year from any reissuance of Equity Interests by the Issuer or Insilco to members of management of the Issuer and its Restricted Subsidiaries and (ii) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

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         (e) payments and transactions in connection with the Recapitalization and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;

         (f) the declaration and payment of dividends to holders of any class or series of preferred stock (other than Disqualified Stock), provided that, at the time of such issuance, after giving effect to such issuance on a pro forma basis, the Fixed Charge Coverage Ratio for the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such issuance would have been no less than 1.5 to 1;

         (g) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if (i) such dividend is paid pro rata to all holders of such class of common stock and (ii) at least 51% of such class of common stock is held by the Issuer or one or more of its Restricted Subsidiaries;

         (h) the repurchase of any class of common stock of a Restricted Subsidiary if (i) such repurchase is made pro rata with respect to such class of common stock and (ii) at least 51% of such class of common stock is held by the Issuer or one or more of its Restricted Subsidiaries;

         (i) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause
     (i) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (i), either as a result of (A) the repayment or disposition thereof for cash or (B) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer's equity interest in such Subsidiary at the time of such redesignation at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (A) and (B), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (i)); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

         (j) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued on or after the date of the Indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

         (k) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

         (l) the payment of dividends on the Issuer's or Insilco's common stock, following the first public offering of the Issuer's or Insilco's common stock after the date of the Indenture, of up to 6.0% per annum of the net proceeds received by the Issuer or Insilco from such public offering of its common stock, other than, in each case, with respect to public offerings with respect to the Issuer's or Insilco's common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends;

         (m) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (m) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (m) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer's equity interest in such Subsidiary at the time of such redesignation at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (i) and (ii), not to exceed the amount of such Restricted Investment previously made pursuant

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

     to this clause (m)) provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

         (n) the pledge by the Issuer of the Capital Stock of an Unrestricted Subsidiary of the Issuer to secure Non- Recourse Debt of such Unrestricted Subsidiary;

         (o) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the Indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (i) the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof and (ii) any accrued dividends thereon the payment of which would be permitted pursuant to clause (j) above;

         (p) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by the Issuer on or after the date of the Indenture from contributions to the Issuer's capital or from the issue and sale on or after the date of the Indenture of Equity Interests of the Issuer or of Disqualified Stock or convertible debt securities to the extent they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time such Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of such Qualified Proceeds; and

         (q) distributions or payments of Receivables Fees.

     The Board of Directors may designate any Restricted Subsidiary (other than Insilco) to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of (i) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (ii) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by the Issuer of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment in excess of $1.0 million shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment that exceeds $2.0 million, the Issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that (a) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness), (b) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock and (c) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal

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

financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.5 to 1, determined on a consolidated pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The Indenture also provides that the Issuer will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided that no Indebtedness of the Issuer shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

         (i) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under the Existing Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and such Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (i) that remains outstanding under the Existing Credit Facility (together with any outstanding Indebtedness then classified as Permitted Refinancing Indebtedness to the extent the proceeds of which were used to refinance any Indebtedness classified at the time of such refinancing as (x) having been incurred in reliance upon this clause (i) or (y) Permitted Refinancing Indebtedness described in the preceding clause (x) or this clause (y)) after giving effect to such incurrence does not exceed an amount equal to $250.0 million (it being understood that the use of the defined term Permitted Refinancing Indebtedness in this clause (i) does not affect the defined term "Existing Credit Facility" or the types of indebtedness that may be incurred thereunder);

         (ii) the incurrence by the Issuer and its Restricted Subsidiaries of Existing Indebtedness;

         (iii) the incurrence by the Issuer of Indebtedness represented by the notes and the Indenture;

         (iv) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable), including any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, not to exceed $40.0 million outstanding after giving effect to such incurrence;

         (v) Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and/or such Restricted Subsidiary in connection with such disposition;

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         (vi) the incurrence by the Issuer or any of its Restricted Subsidiaries
     of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred;

         (vii) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and/or any of its Restricted Subsidiaries; provided that (i) if the Issuer is the obligor on such Indebtedness and such Indebtedness is owed to a Subsidiary other than Insilco or a Subsidiary of Insilco, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

         (viii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and (B) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

         (ix) the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant;

         (x) the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Indebtedness in an aggregate principal amount (or accreted value, as applicable), including any Permitted Indebtedness incurred to refund, refinance or replace any such Indebtedness, not to exceed $25.0 million outstanding after giving effect to such incurrence;

         (xi) obligations in respect of performance and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

         (xii) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xii), not to exceed $50.0 million; and

         (xiii) any Indebtedness or other liabilities in connection with obligations to pay premiums for corporate life insurance policies in an aggregate amount not to exceed the aggregate cash value of such policies.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, the Issuer may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof, provided that the Issuer would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. In addition, in the event the Issuer repays, redeems or otherwise retires any Indebtedness portions of which are then classified as having been incurred under more than one

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of the categories of Permitted Indebtedness described above or pursuant to the first paragraph of this covenant and any category of Permitted Indebtedness, the Issuer shall, in its sole discretion, designate which portions of such Indebtedness were retired.

     Indebtedness under the Existing Credit Facility outstanding on the date on which notes were first issued and authenticated was not incurred on such date in reliance on clause (i) of the definition of "Permitted Indebtedness." As a result, the Issuer will be permitted to incur significant additional secured indebtedness under clause (i) of the definition of "Permitted Indebtedness." See "Risk Factors."

Liens

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of the Issuer on any asset or property now owned or hereafter acquired by the Issuer or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries, (b) make loans or advances to the Issuer or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the terms of any Indebtedness or Disqualified Stock permitted by the Indenture to be incurred by any Restricted Subsidiary of the Issuer, (c) the Indenture and the notes, (d) the Existing Credit Facility, (e) applicable law and any applicable rule, regulation or order, (f) any agreement or instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (g) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(f) above on the property so acquired, (i) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (j) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Issuer's Board of Directors, not materially less favorable, taken as a whole, to the Holders of the notes than those contained in the agreements governing the Indebtedness being refinanced, (k) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness, (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (m) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, and (n) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

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     The Existing Credit Facility, the 10 1/4% Notes and the 12% Notes
significantly restrict, and the New Credit Facility is expected to significantly restrict, Insilco's ability to pay dividends or make other distributions to the Issuer. The existence of such restrictions could have an adverse effect on the Issuer's ability to pay interest and principal on the notes. See "Risk Factors."

Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (a) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the Registration Rights Agreement, the notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists and (d) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries immediately prior to such transaction. The foregoing clause (d) will not prohibit (a) a merger between the Issuer and an Affiliate of the Issuer created for the purpose of holding the Capital Stock of the Issuer, (b) a merger between the Issuer and a Wholly Owned Restricted Subsidiary or (c) a merger between the Issuer and an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another State of the United States so long as, in each case, the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. The Indenture provides that the Company shall not lease all or substantially all of its assets to any Person.

Transactions with Affiliates

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and (b) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either
(i) a resolution of the Board of Directors set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or (ii) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (a) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (i) $5.0 million outstanding in the aggregate at any time and (ii) $2.0 million to any one employee) and consistent with the past practice of the Issuer or such Restricted Subsidiary; (b)

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

transactions between or among the Issuer and/or its Restricted Subsidiaries; (c) payments of customary fees by the Issuer or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the Board of Directors in good faith; (d) any agreement as in effect on the date of the Indenture or any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the notes in any material respect) or any transaction contemplated thereby; (e) payments and transactions in connection with the Recapitalization (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto; (f) Restricted Payments that are permitted by the provisions of the Indenture described under the caption "--Restricted Payments" and any Permitted Investments; (g) sales of accounts receivable, or participations therein, in connection with any Receivables Facility and (h) any payments pursuant to the terms of the Existing Credit Facility.

Sale and Leaseback Transactions

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction the Attributable Indebtedness in respect of which is in excess of the aggregate sum of $20 million from the date of the Indenture; provided that the Issuer or any Restricted Subsidiary may enter into a sale and leaseback transaction in excess of said sum if (a) the Issuer or such Restricted Subsidiary, as the case may be, could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Liens," (b) for any transaction involving in excess of $2 million, the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with, the covenant described under the caption "--Asset Sales."

Accounts Receivable Facility

     The Indenture provides that no Accounts Receivable Subsidiary will incur any Indebtedness if immediately after giving effect to such incurrence the aggregate outstanding Indebtedness of all Accounts Receivable Subsidiaries (excluding any Indebtedness owed to the Issuer or any Restricted Subsidiary) would exceed $50.0 million.

No Waiver of Transfer Restrictions

     The Indenture provides that the Issuer will not modify, amend, waive or otherwise fail to enforce the provisions of the Unit Lock-Up Agreement.

Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any notes are outstanding, the Issuer will furnish to the Holders of notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such

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a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

     The Indenture provides that each of the following constitutes an Event of
Default: (a) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes; (b) default in payment when due of the principal of or premium, if any, on the notes at maturity, upon redemption or otherwise; (c) failure by the Issuer or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount at maturity of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales;" or "Merger, Consolidation or Sale of Assets"; (d) failure by the Issuer for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount at maturity of the notes then outstanding to comply with any of its other agreements in the Indenture or the notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (f) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; and (g) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Upon any acceleration of maturity of the notes, all principal of and accrued interest on (if on or after August 15, 2003) or Accreted Value of (if prior to August 15, 2003) the notes shall be due and payable immediately. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture.

     Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

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No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for (a) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below, (b) the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date, (b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit, (e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, (f) the Issuer must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (g) the Issuer must deliver to the Trustee

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an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others, and (h) the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered Holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder) (a) reduce the principal amount at maturity of notes whose Holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the provisions described under the caption "--Repurchase at the Option of Holders") or amend or modify the calculation of the Accreted Value so as to reduce the amount of the Accreted Value of the notes, (c) reduce the rate of or change the time for payment of interest on any note, (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from such acceleration), (e) make any note payable in money other than that stated in the notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults, (g) waive a redemption payment with respect to any note (other than the provisions described under the caption "--Repurchase at the Option of Holders"), (h) make any change in the foregoing amendment and waiver provisions, (i) modify any provision of the Indenture with respect to the priority of the notes in right of payment or (j) make any change to the right of Holders to waive an existing Default or Event of Default or the right of Holders to receive payments of principal, premium, if any, and interest and Liquidated Damages, if any, on the notes. Notwithstanding the foregoing, any amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control" will require the consent of the Holders of at least two-thirds in aggregate principal amount at maturity of the notes then outstanding if such amendment would materially adversely affect the rights of Holders of notes.

     Notwithstanding the foregoing, without the consent of any Holder of notes, the Issuer and the Trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Issuer's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets, to make any change that would provide any additional rights or benefits to the Holders of notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for guarantees

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of the notes or to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount at maturity of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry; Delivery and Form

     Certificates representing notes will be issued in fully registered form, without coupons. Except as described below, the notes will be deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee, in the form of a global note certificate (the "Global Note").

     The Global Note. The Company expects that pursuant to procedures established by DTC (a) upon deposit of the Global Note, DTC or its custodian will credit on its internal system interests in the Global Notes to the accounts of persons who have accounts with DTC ("Participants") and (b) ownership of the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Note will be limited to Participants or persons who hold interests through Participants.

     So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of or premium and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Holdings, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     Holdings expects that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the Global Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

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     Transfers between Participants in DTC will be effected in accordance with
DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states which require physical delivery of the notes or to pledge such securities, such holder must transfer its interest in the Global
Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more Participants to whose account at DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for certificated notes, which it will distribute to its Participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Holdings nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. Interests in the Global Notes will be exchangeable or transferable, as the case may be, for certificated notes if (i) DTC notifies Holdings that it is unwilling or unable to continue as depositary for such Global Notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by Holdings within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate certificated notes to be delivered.

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of the Issuer or any of its Restricted Subsidiaries to which the Issuer or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

     "Accreted Value" means, as of any date of determination prior to August 15, 2003, with respect to any note, the sum of (a) the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such note at a rate of 14% per annum, compounded semi-annually on each February 15 and August 15 from August 15, 2003 to the date of issuance) of such note and
(b) the portion of the excess of the principal amount at maturity of such note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 14% per annum of the initial offering price of such note, compounded semi-annually on each February 15 and August 15 from the date of issuance of the notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

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     "Acquired Indebtedness" means, with respect to any specified Person, (a)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.

     "Adjusted Consolidated Net Income" means, which respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in calculating Consolidated Net Income, 100% of non-cash compensation expense for such period incurred by such Person and its Restricted Subsidiaries related to stock options, stock appreciation rights, phantom stock units or other Equity Interests granted to the employees or directors of such Person and its Restricted Subsidiaries.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means (a) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (b) the issuance, sale or transfer by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer's Restricted Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions (i) that have a fair market value in excess of $5.0 million or (ii) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (a) dispositions in the ordinary course of business; (b) a disposition of assets (including, without limitation, capital stock) by the Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary; (c) a disposition of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary; (d) the sale and leaseback of any assets within 180 days of the acquisition thereof; (e) foreclosures on assets; (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; (g) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (h) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and (i) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by such Person which have a useful life of more than one year so long as (a) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP, (b) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

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     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (a) in the case of a corporation, corporate stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Existing Credit Facility, (iii) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Issuer) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances of money market deposit accounts issued by an Eligible Institution, (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above and (vi) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (i) through (v) above (including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary).

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income,
(a) an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale, (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (c) Fixed Charges of such Person for such period, (d) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, (e) other income or expense net as set forth on the face of such Person's statement of operations,
(f) expenses and charges of the Issuer and Insilco related to the Recapitalization and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 120 days of the consummation of the Mergers, (g) non-cash charges for net periodic post-retirement benefits and (h) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisition or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Recapitalization), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (a) the interest expense of such Person and its Restricted Subsidiaries for such period (net of interest income), on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and (b) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not

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a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (b) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (c) the cumulative effect of a change in accounting principles shall be excluded.

     "Existing Credit Facility" means, collectively, the Credit Agreement dated as of July 3, 1997, as amended pursuant to the First Amendment to Credit Agreement dated as of August 25, 1997, and a Second Amendment to Credit Agreement dated as of August 17, 1998, among the Company, certain of its Subsidiaries, the financial institutions from time to time party thereto as Lenders and Issuing Banks, DLJ Capital Funding, Inc., in its separate capacity as syndication agent, The First National Bank of Chicago, in its separate capacity as documentation agent, and Citicorp USA, Inc., in its separate capacity as collateral and administrative agent for the Lenders and Issuing Banks, and the Loan Documents (as defined therein) (or other analogous documents entered into in connection with any refinancing thereof), in each case as the same may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto, including any credit agreement increasing the amount that may be borrowed under such agreement or any successor agreement, whether or not among the same parties; and any other credit agreement pursuant to which any of the Indebtedness, commitments, Obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing under the Existing Credit Facility may be refinanced, restructured, renewed, extended, refunded or increased, as any such other agreement may from time to time at the option of the parties thereto be amended, supplemented, renewed or otherwise modified.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments," and provided further that, if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations.

     "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

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     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $500.0 million or its equivalent in foreign currency and having a peer group rating of B or better (or the equivalent thereof) by Thompson Bankwatch, Inc. or having outstanding short-term debt rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Equity Interests" of any Person means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) of any Person and any stock appreciation rights or phantom stock units granted to employees or directors of such Person and its Restricted Subsidiaries.

     "Existing Indebtedness" means Indebtedness of the Issuer and its Restricted Subsidiaries, including Insilco and its Subsidiaries, in existence on the date of the Indenture, other than Indebtedness under the Existing Credit Facility, if any, that could not have been incurred on the date of the Indenture pursuant to the Fixed Charge Coverage Ratio set forth in the first paragraph of the covenant described under "Incurrence of Indebtedness and Issuance of Preferred Stock" if such covenant were applicable, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (a) the Consolidated Interest Expense of such Person for such period and (b) all dividend payments on any series of preferred stock of such Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined)) to the Fixed Charges of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date). In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock and the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period and the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any Hedging Obligations applicable to such Indebtedness) had been the applicable rate for the entire period. In addition, for purposes of making the computation referred to above, acquisitions that have been made by the Issuer or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by an officer of the Issuer (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission) and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income.

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     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by the Issuer of the Capital Stock of an Unrestricted Subsidiary of the Issuer to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness, provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on such date of determination.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by the Issuer for consideration consisting of common equity securities of the Issuer shall not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."

     "Issue Date" means the date of issuance of the Old Notes.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement (other than a financing statement filed by a "true lessor" pursuant to Section 9-408 of the Uniform Commercial Code) under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Mergers" means, collectively, the transactions resulting in Insilco becoming a subsidiary of the Insilco Holding Co. and the merger of the Issuer with and into lnsilco Holding Co. on or prior to the date of issuance of the Old Notes.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP after reduction in respect of preferred stock dividends, excluding, however, (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,
(a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than as required by clause
(a) of the second paragraph of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales") secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be, and (e) all distributions and other payments made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale.

     "Non-Recourse Debt" means Indebtedness (i) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Issuer to secure debt of such Unrestricted Subsidiary) or assets of the Issuer or any of its Restricted Subsidiaries; provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Issuer or any of its Restricted Subsidiaries if the Issuer or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offering" means the offering of the Old Notes by the Issuer.

     "Pari Passu Indebtedness" means Indebtedness of the Issuer that ranks pari passu in right of payment to the notes. "Permitted Business" means any business in which the Issuer and its Restricted Subsidiaries are engaged on the date of the Indenture or any business reasonably related, incidental or ancillary thereto.

     "Permitted Investments" means (a) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer, (b) any Investment in cash or Cash Equivalents, (c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Issuer or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer, (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales," (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Issuer, (f) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (f) that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (g) Investments relating to any special purpose Wholly Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility, (h) ordinary course loans to employees not to exceed $5.0 million outstanding in the aggregate at any time, (i) any Investment arising out of a Hedging Obligation or commodity price agreement and (j) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or the obligor with respect to such accounts receivable or (B) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default.

     "Permitted Liens" means: (i) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (ii) Liens existing on the date of the Indenture; (iii) Liens securing Indebtedness consisting of Capital Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Issuer or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that (A) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (B) such Liens do not extend to any other assets of the Issuer or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (C) the Incurrence of such Indebtedness is permitted by "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (D) such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement; (iv) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (v) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; (vi) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary; (vii) Liens securing Indebtedness (including all Obligations) under the Existing Credit Facility; and (viii) other Liens securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means DLJMB and/or CVC.

     "Public Common Stock Offering" means any issuance of common stock in an underwritten public offering by the Issuer for cash that is registered pursuant to the Securities Act.

     "Public Equity Offering" means any issuance of common stock or preferred stock by the Issuer (other than Disqualified Stock) or Insilco (other than to the Issuer and other than Disqualified Stock) that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4 and excluding issuances of common stock pursuant to employee benefit plans of the Issuer or its Restricted Subsidiaries or otherwise as compensation to employees of the Issuer or its Restricted Subsidiaries.

     "Qualified Proceeds" means any of the following or any combination of the following: (i) cash; (ii) Cash Equivalents; (iii) assets that are used or useful in a Permitted Business; and (iv) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Issuer or any Restricted Subsidiary of the Issuer of such Capital Stock, (A) such Person becomes a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Restricted Subsidiary of the Issuer.

     "Recapitalization" means the Mergers, the Offering, the amendment to the Existing Credit Facility in connection therewith and any and all actions taken in connection with the foregoing.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means, with respect to any Principal, (i) any controlling stockholder or partner of such Principal on the date of the Indenture, or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (i) or (ii).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Specified Agreements" means the Investors' Agreement and the Tax Sharing Agreement.

     "Spot Rate" means, for any currency, the spot rate at which such currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street

Journal on such date of determination for the immediately preceding business day or, if such rate is not available, as determined in any publicly available source of similar market data.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Indebtedness" means all Obligations with respect to Indebtedness if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness.

     "Subsidiary" means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Tax Sharing Agreement" means any tax sharing agreement or arrangement between the Issuer and its Subsidiaries, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount the Issuer would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries.

     "Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of the Issuer.

     "Unit Lock-Up Agreement" means the agreement dated as of August 17, 1998 among the Issuer and the DLJ Mezzanine Investors pursuant to which the DLJ Mezzanine Investors have agreed with the Issuer not to offer, sell or otherwise transfer any notes or Warrants for a period of one year following the date of such agreement.

     "Unrestricted Subsidiary" means any Subsidiary (other than Insilco) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (c) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests (other than Investments described in clause (g) of the definition of Permitted Investments) or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuer shall be in default of such covenant). The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

     This prospectus is to be used by DLJSC in connection with offers and sales of the notes in market-making transactions effected from time to time. DLJSC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     In addition, this prospectus is to be used by the DLJ Mezzanine Investors, Alliance Capital Management, L.P. or other selling securityholder named in an accompanying prospectus supplement in connection with resales in the over-the-counter market, in negotiated transactions, in underwritten offerings, or a combination of such methods of sale, a fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The DLJ Mezzanine Investors, Alliance Capital Management, L.P. or such other selling securityholder may effect such transactions by selling the notes to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the DLJ Mezzanine Investors, Alliance Capital Management, L.P. or such other selling securityholder and/or the purchasers of the notes for whom such broker-dealer may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The address of each of the DLJ Mezzanine Investors is 277 Park Avenue, New York, NY 10172, and of Aliance Capital Management, L.P. is 1345 Avenue of the Americas, New York, NY 10105.

     The DLJ Mezzanine Investors, Alliance Capital Management, L.P. or such other selling securityholder and any broker-dealers or agents that participate with the DLJ Mezzanine Investors or Alliance Capital Management, L.P. in the distribution of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Each of the DLJ Mezzanine Investors or such other selling securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the notes by the DLJ Mezzanine Investors and Alliance Capital Management, L.P.

     DLJMB, an affiliate of DLJSC, and certain of its affiliates beneficially own approximately 69.0% of the common stock of Holdings. Thompson Dean, William
F. Dawson, Jr., and Keith Palumbo, each of whom is a principal of DLJMB, are members of the board of directors of Holdings and Insilco. Further, DLJ Capital Funding, Inc., an affiliate of DLJSC, acted as syndication agent in connection with the new credit facility for which it received certain customary fees and expenses and DLJ Bridge Finance Inc., an affiliate of DLJSC, purchased the bridge notes, for which it received customary fees and expenses. DLJSC has, from time to time, provided investment banking and other financial advisory services to Insilco in the past for which it has received customary compensation, and will provide such services and financial advisory services to Insilco in the future. DLJSC acted as purchaser in connection with the original initial sale of the notes and received an underwriting discount of approximately $3.6 million in connection therewith. In addition, DLJSC received a merger advisory fee of $3.5 million in cash from Holdings after the consummation of the Merger. See "Certain Relationships and Related Transactions."

     Insilco has been advised by DLJSC that, subject to applicable laws and regulations, DLJSC currently makes a market in the notes. However, DLJSC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading Market for the New Notes."

     DLJSC and Insilco have entered into the Registration Rights Agreement with respect to the use by DLJSC of this prospectus. Pursuant to such agreement, Insilco agreed to bear all registration expenses incurred under such agreement, and Insilco agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the notes offered hereby has been passed upon for Holdings by Davis Polk & Wardwell, New York, New York.

                                     EXPERTS

     The financial statements of Holdings as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                     INSILCO HOLDING CO. AND SUBSIDIARIES

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report............................................... F-2
Consolidated Balance Sheets................................................ F-3

     -- December 31, 1998
     -- December 31, 1997

Consolidated Statements of Operations...................................... F-4
     -- Year ended December 31, 1998
     -- Year ended December 31, 1997
     -- Year ended December 31, 1996

Consolidated Statement of Stockholders' Equity (Deficit)

     -- For the years ended December 31, 1998, 1997 and 1996............... F-5

Consolidated Statements of Cash Flows...................................... F-7

     -- Year ended December 31, 1998
     -- Year ended December 31, 1997
     -- Year ended December 31, 1996

Notes to Consolidated Financial Statements................................. F-8

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Insilco Holding Co.:

     We have audited the accompanying consolidated financial statements of Insilco Holding Co. and subsidiaries as listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insilco Holding Co. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

Columbus, Ohio                                    KPMG LLP
February 10, 1999, except as
to the fourth paragraph
of Note 7, which
is as of March 26, 1999

                     INSILCO HOLDING CO. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                          December 31, 1998 and 1997

                       (In thousands, except share data)

                                                                                               1998          1997
                                                                                             ---------     ---------
                                         Assets

Current assets:
   Cash and cash equivalents.............................................................    $   7,404     $  10,651
   Trade receivables, net................................................................       74,969        67,209
   Other receivables.....................................................................        4,337         3,477
   Receivables from related party........................................................        4,882            --
   Inventories, net......................................................................       64,565        60,718
   Deferred taxes........................................................................        6,143           277
   Prepaid expenses and other current assets.............................................        4,387         2,716
                                                                                             ---------     ---------
      Total current assets...............................................................      166,687       145,048
Property, plant and equipment, net.......................................................      114,756       113,971
Deferred taxes...........................................................................        1,902         1,054
Other assets and deferred charges........................................................       43,929        42,600
                                                                                             ---------     ---------
      Total assets.......................................................................    $ 327,274     $ 302,673
                                                                                             =========     =========

                     Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
   Current portion of long-term debt.....................................................    $   1,265     $   1,684
   Accounts payable......................................................................       34,513        39,757
   Customer deposits.....................................................................       24,981        20,346
   Accrued expenses and other............................................................       39,352        43,753
                                                                                             ---------     ---------
      Total current liabilities..........................................................      100,111       105,540
Long-term debt, excluding current portion................................................      383,062       256,059
Other long-term obligations, excluding current portion...................................       46,329        43,402
15% Preferred Stock; 3,000,000 shares authorized, 1,400,000 shares issued and
   outstanding at December 31, 1998 (none at December 31, 1997)..........................       34,094            --
Stockholders' equity (deficit):
   Common stock, $.001 par value; 15,000,000 shares authorized; 1,384,614 shares issued and outstanding, 15,000,000 shares authorized in 1997, 4,548,373 shares
      issued and 4,080,693 shares outstanding............................................            1             5
   Treasury stock, at cost...............................................................           --       (16,268)
   Additional paid-in capital............................................................       63,890            --
   Accumulated deficit...................................................................     (295,115)      (82,756)
   Accumulated other comprehensive income................................................       (5,098)       (3,309)
                                                                                             ---------     ---------
         Total stockholders' equity (deficit)............................................     (236,322)     (102,328
                                                                                             ---------     ---------
Commitments and contingencies (See Notes 10, 14 and 19)..................................

      Total liabilities and stockholders' equity (deficit)                                   $ 327,274     $ 302,673
                                                                                             =========     =========




          See accompanying notes to consolidated financial statements.

                     INSILCO HOLDING CO. AND SUBSIDIARIES

                     Consolidated Statements of Operations
                 Years Ended December 31, 1998, 1997 and 1996
                                (In thousands)

                                                                                 1998           1997           1996
                                                                              ---------      ---------      ---------

Sales...................................................................      $ 535,629        528,233        492,405
Cost of products sold...................................................        383,269        370,845        344,912
Depreciation and amortization...........................................         20,159         18,377         15,357
Selling, general and administrative expenses............................         91,488         87,909         82,203
Merger expenses.........................................................         25,529             --             --
Severance and write-downs...............................................          2,542             --          1,500
                                                                              ---------      ---------      ---------
      Operating income..................................................         12,642         51,102         48,433
                                                                              ---------      ---------      ---------
Other income (expense):
   Interest expense.....................................................        (32,894)       (20,562)       (18,378)
   Interest income......................................................            979          2,837            724
   Equity in net income of Thermalex....................................          2,850          2,647          2,922
   Other income, net....................................................          3,027            794          4,784
                                                                              ---------      ---------      ---------
      Total other expense...............................................        (26,038)       (14,284)        (9,948)
                                                                              ---------      ---------      ---------
      Income (loss) from continuing operations before income taxes
        and extraordinary item..........................................        (13,396)        36,818         38,485
Income tax benefit (expense)............................................          1,253        (13,404)       (13,272)
                                                                              ---------      ---------      ---------
   Income (loss) from continuing operations before extraordinary
      item..............................................................        (12,143)        23,414         25,213
Discontinued operations, net of tax:
   Income from operations...............................................             --          1,170          8,741
   Gain on disposal.....................................................             --         57,788          5,099
                                                                              ---------      ---------      ---------
      Income from discontinued operations...............................             --         58,958         13,840
                                                                              ---------      ---------      ---------
      Income (loss) before extraordinary item...........................        (12,143)        82,372         39,053
Extraordinary items, net of tax.........................................         (5,888)         (728)             --
                                                                              ---------      ---------      ---------
      Net income (loss).................................................        (18,031)        81,644         39,053
Preferred stock accretion...............................................         (2,044)            --             --
                                                                              ---------      ---------      ---------
      Net income (loss) available to common.............................      $ (20,075)        81,644         39,053
                                                                              =========      =========      =========
Basic earnings (loss) available per common share:

   Income (loss) from continuing operations.............................      $   (4.49)          3.25           2.65
   Discontinued operations..............................................             --           8.19           1.45
   Extraordinary item...................................................          (1.86)         (0.10)            --
                                                                              ---------      ---------      ---------
      Basic net income (loss) per share.................................      $   (6.35)         11.34           4.10
                                                                              =========      =========      =========
Diluted earnings (loss) available per common share:

   Income (loss) from continuing operations.............................      $   (4.49)          3.19           2.55
   Discontinued operations..............................................             --           8.03           1.40
   Extraordinary item...................................................          (1.86)         (0.10)            --
                                                                              ---------      ---------      ---------
      Diluted net income (loss) per share...............................      $   (6.35)         11.12           3.95
                                                                              =========      =========      =========

         See accompanying notes to consolidated financial statements.

                     INSILCO HOLDING CO. AND SUBSIDIARIES

           Consolidated Statement of Stockholders' Equity (Deficit)
             For the Years Ended December 31, 1998, 1997 and 1996

                                (In thousands)



                                                                                                                          Total
                                                              Common                                       Accumulated    Stock-
                                                              Stock               Additional               Other          holders'
                                                              Par Value Treasury  Paid-in     Accumulated  Comprehensive  Equity
                                                              $.001     Stock     Capital     Deficit      Income         (Deficit)
                                                              --------- --------  ----------  -----------  ------------- ----------

Balance at December 31, 1995................................. $      10   (6,813)     67,192     (76,168)           --     (15,779)
   Comprehensive income:
        Net income...........................................        --       --          --      39,053            --      39,053
        Other comprehensive income:
              Foreign currency translation adjustment........        --       --          --          --          (244)       (244)
                                                                                                                         ---------
   Total comprehensive income................................                                                               38,809
                                                                                                                         ---------
   Tax benefit from reduction of valuation allowance for
     deferred tax assets.....................................        --       --      10,237          --            --      10,237
   Purchase of treasury stock................................        --   (3,932)         --          --            --      (3,932)
   Restricted stock..........................................        --       --       3,300          --            --       3,300
   Issuance of shares upon exercise of stock options.........        --       --       1,071          --            --       1,071
   Reserved shares...........................................        --       --        (706)         --            --        (706)
   Tax benefit from exercise of stock options................        --       --         402          --            --         402
                                                              ---------  -------     -------    --------      --------    --------

Balance at December 31, 1996.................................        10  (10,745)     81,496     (37,115)         (244)     33,402
   Comprehensive income:
        Net income...........................................        --       --          --      81,644            --      81,644
        Other comprehensive income:
        Foreign currency translation adjustment..............        --       --          --          --        (3,065)     (3,065)
                                                                                                                          --------
   Total comprehensive income................................                                                               78,579
                                                                                                                          --------
   Repurchase of shares......................................        (5)      --     (92,710)   (127,285)           --    (220,000)
   Costs of Tender Offer.....................................        --       --        (889)         --            --        (889)
   Purchase of treasury stock................................        --   (5,523)         --          --            --      (5,523)
   Restricted stock..........................................        --       --         571          --            --         571
   Issuance of shares upon exercise of stock options.........        --       --       8,255          --            --       8,255
   Tax benefit from exercise of stock options................        --       --       3,277          --            --       3,277
                                                              ---------  -------     -------    --------      --------    --------
Balance at December 31, 1997.................................         5  (16,268)         --     (82,756)       (3,309)   (102,328)



         See accompanying notes to consolidated financial statements.

                     INSILCO HOLDING CO. AND SUBSIDIARIES

           Consolidated Statement of Stockholders' Equity (Deficit)
             For the Years Ended December 31, 1998, 1997 and 1996
                                (In thousands)
                                  (continued)



                                                                                                                          Total
                                                              Common                                       Accumulated    Stock-
                                                              Stock               Additional               Other          holders'
                                                              Par Value Treasury  Paid-in     Accumulated  Comprehensive  Equity
                                                              $.001     Stock     Capital     Deficit      Income         (Deficit)
                                                              --------- --------  ----------  -----------  ------------- ----------


Balance at December 31, 1997.................................         5  (16,268)         --     (82,756)       (3,309)   (102,328)
   Comprehensive income:
       Net loss..............................................        --       --          --     (18,031)           --     (18,031)
       Other Comprehensive income:
            Foreign currency translation adjustment..........        --       --          --          --            16          16
            Minimum pension liability adjustment,
               net of tax of $1,130..........................        --       --          --          --        (1,805)     (1,805)
   Total comprehensive income................................                                                             --------
                                                                                                                           (19,820)
                                                                                                                          --------
   Cash merger consideration.................................        --       --          --    (180,241)           --    (180,241)
   Merger Eliminations (Note 1)..............................        (5)  16,268      (4,220)    (12,043)           --          --
   Accretion of preferred stock..............................        --       --          --      (1,994)           --      (1,994)
   Amortization of issuance discounts........................        --       --          --         (50)           --         (50)
   Issuance of common stock..................................         1       --      56,007          --            --      56,008
   Issuance of warrants .....................................        --       --       5,226          --            --       5,226
   Issuance of shares upon exercise of stock options.........        --       --       3,281          --            --       3,281
   Issuance of equity units to management....................        --       --       2,657          --            --       2,657
   Tax benefit from exercise of stock options................        --       --         939          --          --           939
                                                              ---------  -------     -------   ---------       -------    --------
Balance at December 31, 1998................................. $       1       --      63,890    (295,115)       (5,098)   (236,322)
                                                              =========  =======     =======   =========       =======    ========


                     INSILCO HOLDING CO. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 1998, 1997 and 1996
                                (In thousands)


                                                                                  1998          1997          1996
                                                                              -----------    ----------    ----------
Cash flows from operating activities:

   Net income (loss).......................................................   $   (18,031)   $   81,644    $   39,053
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization........................................        20,159        18,377        15,357
      Deferred tax expense (benefit).......................................        (5,773)       11,679        11,667
      Other noncash charges and credits....................................         8,993          (127)       (4,904)
   Changes in operating assets and liabilities:
      Receivables..........................................................        (7,224)       (1,297)       (3,370)
      Inventories..........................................................        (2,360)       (3,304)          791
      Payables and other...................................................         4,668        10,171        (1,371)
   Discontinued operations.................................................            --       (71,632)       (1,800)
                                                                               ----------    ----------    ----------
         Net cash provided by operating activities.........................           432        45,511        55,423
                                                                               ----------    ----------    ----------
Cash flows from investing activities:
   Capital expenditures....................................................       (20,155)      (23,583)      (20,009)
   Acquisitions of businesses, net of cash acquired........................        (2,308)           --       (37,726)
   Other investing activities..............................................          (903)        6,190         8,704
   Proceeds from divestitures, net.........................................            --       112,610        21,818
   Discontinued operations ................................................            --            --        (2,570)
                                                                               ----------    ----------    ----------
         Net cash provided by (used in) investing activities...............       (23,366)       95,217       (29,783)
                                                                               ----------    ----------    ----------
Cash flows from financing activities:
   Cash merger consideration...............................................      (180,241)           --            --
   Sale (retirement) of 10 1/4% Notes......................................      (148,474)      150,000            --
   Borrowings (repayments) of Revolving Facility...........................       (41,498)       64,759            --
   Debt issuance and tender costs..........................................       (16,394)      (10,689)           --
   Payment of prepetition liabilities......................................        (2,735)       (2,811)       (2,862)
   Funds deposited in excess of retired 10 1/4% Notes......................        (2,032)           --            --
   Borrowing (retirement) of Term Facility.................................       123,825      (117,246)      (26,330)
   Proceeds from 12% Notes and warrants....................................       120,000            --            --
   Proceeds from sale of 14% Notes and warrants............................        70,205            --            --
   Issuance of common stock................................................        56,008            --            --
   Issuance of preferred stock and warrants................................        35,000            --            --
   Proceeds from stock option exercise.....................................         3,281         4,618         1,071
   Issuance of equity units to management..................................         2,657            --            --
   Repurchase of shares....................................................            --      (220,000)           --
   Purchase of treasury stock..............................................            --        (1,887)       (3,932)
                                                                               ----------    ----------    ----------
         Net cash provided by (used in) financing activities...............        19,602      (133,256)      (32,053)
                                                                               ----------    ----------    ----------
 Effect of exchange rate changes on cash....................................           85          (302)           --
                                                                               ----------    ----------    ----------
         Net increase (decrease) in cash and cash equivalents..............        (3,247)        7,170        (6,413)
Cash and cash equivalents at beginning of period...........................        10,651         3,481         9,894
                                                                               ----------    ----------    ----------
Cash and cash equivalents at end of period.................................         7,404        10,651         3,481
                                                                               ==========    ==========    ==========
Supplemental information - cash paid for:

      Interest, net of capitalized amount..................................        31,744        13,305        17,820
                                                                               ==========    ==========    ==========
      Income taxes paid (refunded).........................................        (4,908)        7,062         2,081
                                                                               ==========    ==========    ==========


         See accompanying notes to consolidated financial statements.

                     INSILCO HOLDING CO. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1998, 1997 and 1996

(1)  History of the Company
     ----------------------

     Insilco Holding Co. ("Holdings" or the "Company"), a Delaware corporation, is a diversified producer of automotive, telecommunications and electronics components and is a specialty publisher of student yearbooks. On August 17, 1998, a series of transactions involving the Company was completed. These transactions included, among other things, the formation by Insilco Holding Co. ("Holdings" or the "Company") (then a wholly owned subsidiary of Insilco) of a wholly owned subsidiary ("ReorgSub"), followed by the merger of ReorgSub with and into Insilco (the "Reorganization Merger"), pursuant to which each stockholder of Insilco had his or her shares of Insilco converted into the same number of shares of Holdings and the right to receive $0.01 per share in cash, and Holdings became the parent of Insilco.

     Promptly following the Reorganization Merger, a second merger took place pursuant to which Silkworm Acquisition Corporation ("Silkworm"), an affiliate DLJMB, merged with and into Holdings (the "Merger," and together with the Reorganization Merger, the "Mergers") and each share of Holdings Common Stock was converted into the right to receive $43.47 in cash and 0.03378 of a share of Holdings Common Stock. Thus, as a result of the Mergers, each stockholder of Insilco, in respect of each of his or her shares, received $43.48 in cash and retained 0.03378 of a share of Holdings Common Stock. Concurrently with the consummation of the Mergers, the DLJMB Funds purchased 1,400,000 shares of Holdings 15% Senior Exchangeable Preferred Stock due 2012 (the "PIK Preferred Stock"), and warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.001 per share.

     Following the Mergers, (i) Insilco's existing stockholders retained, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (ii) the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (iii) 399 Venture Partners Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; and (iv) management of the Company purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of Holdings Common Stock.

     Immediately prior to the effectiveness of the Reorganization Merger, each outstanding option to acquire shares of the common stock of Insilco granted to employees and directors, whether or not vested (the "Options") was canceled and in lieu thereof, each holder of an Option received a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of shares subject to the Option, less applicable withholding taxes (the "Option Cash Payments"). Certain holders of such Options elected to utilize amounts otherwise receivable by them to purchase equity or equity units of Holdings.

     The Company incurred $25,529,000 of costs related to the Merger in 1998.

     Discontinued Operations

     On March 5, 1997, the Company completed the sale of its Office Products Business, a significant line of business within the Company's Office Products/Specialty Publishing Group, with the divestiture of its traditional office products business (the "Rolodex Business") for $112,610,000, net of transaction costs, which resulted in a net gain of $57,788,000, net of taxes of $37,213,000. The divestiture of the Rolodex Business was preceded in 1996 by the

                     INSILCO HOLDING CO. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

divestiture of the Rolodex electronics product line ("Rolodex Electronics") and the Company's computer accessories business, Curtis Manufacturing Co., Inc. ("Curtis"). The proceeds from these sales aggregated $21,818,000.

     The accompanying consolidated statements of operations and cash flows are reclassified to account for the sale of the Office Products Business as a discontinued operation. Revenues associated with the discontinued Office Products Business for the years 1997 and 1996 were $10,797,000 and $80,069,000, respectively. At December 31, 1996, the current and non-current net assets of the Office Products Business were $6,531,000 and $8,934,000, respectively.

     Acquisitions

     In 1996, the Company acquired Great Lake, Inc. ("Great Lake"), which serves the automotive, heavy truck and industrial manufacturing radiator replacement market and the automotive aluminum tube business of Helmut Lingemann GmbH & Co. (the "Lingemann Business") for approximately $37,726,000 in the aggregate including transaction fees and expenses. The Lingemann transactions include the purchase of stock of Lingemann's German subsidiary, ARUP Alu-Rohr und-Profil GmbH, and the automotive aluminum tube business assets of its Duncan, South Carolina based Helima-Helvetion International, Inc. This cash transaction was financed principally from borrowings under the Company's prior bank credit agreement (See Note 7).

     These acquisitions have been accounted for as purchases and, accordingly, the purchase prices have been allocated to the assets and liabilities acquired based on their fair values at the acquisition dates. The operating results of the businesses acquired have been included for the period subsequent to their acquisition dates. (See Note 22 for pro forma results). The fair value of the assets acquired totaled $47,478,000 and the liabilities assumed totaled $9,752,000.

(2)  Summary of Significant Accounting Policies
     ------------------------------------------

     Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. The Company's investments in companies for which the Company does not have operational control are accounted for under the equity method. All significant intercompany balances and transactions have been eliminated.

     Pro Forma Results of Operations
     -------------------------------

     In 1998 the Company completed the Mergers (See Note 1). In addition, during 1997, the Company completed a Share Repurchase of approximately 59% of its outstanding shares partially with the proceeds from the divestiture of its traditional office products business (See Note 1) and partially through the issuance of subordinated notes and refinancing of its bank credit agreement (See
Note 7). These transactions affect the comparability of the Company's financial position, results of operations and cash flows for 1998 compared to prior periods. As a result of these transactions, the Company has presented pro forma results of operations for 1998 and 1997 as if all of these transactions except the divestiture of the Office Products Business (which is being accounted for as a discontinued operation) occurred at the beginning of the respective periods in
Note 22.

     Cash Equivalents
     ----------------

     Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

                      INSILCO HOLDING CO AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

     Trade Receivables
     -----------------

     Trade receivables are presented net of allowances for doubtful accounts and sales returns of $2,780,000 and $2,132,000 at December 31, 1998 and 1997,
respectively.

     Inventories
     -----------

     Inventories are valued at the lower of cost or market. Cost is generally determined using the first-in, first-out cost method.

     Property, Plant and Equipment
     -----------------------------

     Property, plant and equipment are stated at cost. Depreciation of plant and equipment is calculated on the straight-line method over the assets' estimated useful lives, which is 25 years for new buildings and ranges from 3 to 9 years for machinery and equipment.

     Deferred Financing Costs
     ------------------------

     Deferred financing costs are being amortized using the effective interest method over the life of the related debt.

     Goodwill
     --------

     Goodwill represents the excess of cost of net assets acquired in business combinations over their fair values. It is amortized on a straight-line basis over estimated periods to be benefited (not exceeding 40 years). The recovery of the carrying value of goodwill is periodically evaluated in relation to the operating performance and future undiscounted net cash flows of the related businesses acquired.

     Interest Rate Hedges
     --------------------

     The Company periodically uses interest rate hedges to limit its exposure to the interest rate risk associated with its floating rate long-term bank debt. Unamortized premium related to purchased interest rate caps is included in other assets in the balance sheet and is amortized using the interest method over the life of the related agreements. Amounts received under cap agreements and net amounts received (or paid) under swap agreements are recorded as a reduction (addition) to interest expense. As of December 31, 1998, the Company had no interest rate derivative instruments to manage exposure to interest changes.

     Environmental Remediation and Compliance
     ----------------------------------------

     Environmental remediation and compliance expenditures are expensed or capitalized in accordance with generally accepted accounting principles. Liabilities are recorded when it is probable the obligations have been incurred and the amounts can be reasonably estimated.

     Fair Value of Financial Instruments
     -----------------------------------

     Fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate book value at December 31, 1998. Fair value of debt is based upon market value, if traded, or discounted at the estimated rate the Company would incur currently on similar debt (See Note 8).

                      INSILCO HOLDING CO AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

     Income Taxes
     ------------

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

     Earnings Per Share
     ------------------

     The Company accounts for earnings per share ("EPS") under Statement of Financial Accounting Standards No. 128 ("SFAS 128") "Earnings per Share". Under SFAS 128, the Company computes two earnings per share amounts basic EPS and EPS assuming dilution. Basic EPS is calculated based on the weighted average number of shares of common stock outstanding for the period. EPS assuming dilution is based on the weighted average number of shares of common stock outstanding for the period, including common stock equivalents which reflect the dilutive effect of stock options granted to employees and directors.

     Estimates
     ---------

     In conformity with generally accepted accounting principles, the preparation of our financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and therefore actual results may ultimately differ from those estimates.

     Reclassifications
     -----------------

     Certain 1997 and 1996 amounts have been reclassified to conform with 1998 presentation.

     Impact of Recently Issued Accounting Standards
     ----------------------------------------------

     In January 1998, the Company adopted Statement No. 130 ("SFAS 130") "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and most other non-owner changes in equity. In addition, in January 1998, the Company adopted Statement No. 132 ("SFAS 132"), "Employers' Disclosures About Pensions and Other Post-retirement Benefits", which revises employer disclosure about pension plans and other post-retirement benefits. SFAS 132 does not change the method of accounting for such plans. Prior year amounts in the notes to the consolidated financial statements have been reclassified to conform to the requirements of SFAS 132.

     On January 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position, but did affect the disclosure of segment information (See Note 20).

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt the new Statement effective January 1, 2000. The Statement will require companies to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge,

                      INSILCO HOLDING CO AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

(3)  Inventories
     -----------

     A summary of inventories at December 31 follows (in thousands):

                                                        1998         1997
                                                     ---------    --------
Raw materials and supplies.......................... $  27,238    $ 25,396
Work in process.....................................    23,559      23,427
Finished goods......................................    13,768      11,895
                                                     ---------    --------
                                                     $  64,565    $ 60,718
                                                     =========    ========


(4)  Property, Plant and Equipment
     -----------------------------

     A summary of property, plant and equipment at December 31 follows (in thousands):

                                                        1998         1997
                                                     ---------    --------
Land................................................ $   6,285    $  6,267
Buildings...........................................    37,311       3,718
Machinery and equipment.............................   151,714     137,310
                                                     ---------    --------
                                                       195,310     177,295
   Less accumulated depreciation....................   (80,554)    (63,324)
                                                     ---------    --------
                                                     $ 114,756    $113,971
                                                     =========    ========


(5)  Other Assets
     ------------

     A summary of other assets at December 31 follows (in thousands):

                                                        1998        1997
                                                     ---------    --------
Goodwill, net....................................... $  13,566    $ 13,408
Equity investment in Thermalex......................     8,412       9,736
Deferred financing costs............................    14,085       9,246
Cash surrender value of life insurance..............     1,758       4,636
Other...............................................     6,108       5,574
                                                     ---------    --------
                                                     $  43,929    $ 42,600
                                                     =========    ========



     Thermalex, Inc. ("Thermalex") is a joint venture, formed in 1985 between a subsidiary of the Company and Mitsubishi Aluminum, Ltd., which sells aluminum extruded products to the automobile industry. The Company received $1,324,000 and $1,461,000 of dividend distributions from Thermalex in 1998 and 1997, respectively.

                      INSILCO HOLDING CO AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

     Sales for Thermalex for the years ended December 31, 1998, 1997 and 1996 were $49,547,000, $47,152,000 and $48,057,000, respectively. Net income for the years ended December 31, 1998, 1997 and 1996 was $5,699,000, $5,294,000 and
$5,844,000, respectively. Total assets were $35,717,000 and $36,348,000 at
December 31, 1998 and 1997, respectively. Stockholders' equity was $16,828,000 and $19,475,000 at December 31, 1998 and 1997, respectively.

(6)  Accrued Expenses and Other
     --------------------------

     A summary of accrued expenses and other at December 31 follows (in thousands):

                                                       1998         1997
                                                     ---------    --------
Salaries and wages payable                           $   7,977    $  9,445
Pension.............................................     8,837       5,523
Accrued interest payable............................     4,227       8,038
Current portion of the long term obligations........     1,945       5,393
Accrued taxes payable...............................     1,623       1,112
Other accrued expenses..............................    14,743      14,242
                                                     ---------    --------
                                                     $  39,352    $ 43,753
                                                     =========    ========


(7)  Long-term Debt and Warrants
     ---------------------------

     A summary of long-term debt at December 31 follows (in thousands):

                                                        1998         1997
                                                     ---------    --------
Term Facility....................................... $ 125,000          --
12% Senior Subordinated Notes.......................   119,747          --
14% Senior Discount Notes...........................    71,918          --
Revolving Facility..................................    44,922      87,500
Alternative currency borrowings.....................    21,000      18,348
10 1/4% Senior Subordinated Notes...................     1,526     150,000
Miscellaneous.......................................       214       1,895
                                                     ---------    --------
                                                       384,327     257,743
  Less current portion..............................    (1,265)     (1,684)
                                                     ---------    --------
                                                     $ 383,062    $256,059
                                                     =========    ========


     On August 12, 1998, the Company issued and sold $138,000,000 principal amount at maturity ($70,204,740 initial accreted value) of Holdings' 14% Senior Discount Notes due 2008 (the "14% Notes") and detachable warrants to purchase 44,850 shares of Holdings' Common Stock. The 14% Notes will accrete at a rate of 14%, compounded semi-annually, to par by August 15, 2003. Commencing August 15, 2003, the 14% Notes bear interest at a rate of 14% per annum, payable semi-annually in cash arrears on February 15 and August 15 of each year, commencing on February 15, 2004.

     The 14% Notes are not redeemable prior to August 15, 2003. Thereafter, they are subject to redemption for 107.000% of the accreted value from August 15, 2003 to August 14, 2004, 104.667% from August 15, 2004 to August 14, 2005,
102.333% from August 15, 2005 to August 14, 2006 and 100.000% on or after August 15, 2006, plus any

                      INSILCO HOLDING CO AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

accrued and unpaid interest from August 15, 2003 to the redemption date. As of December 31, 1998, all of the 138,000 warrants to purchase 44,850 shares of the Company's Common Stock at a purchase price of $0.01 per share remained outstanding and expire on August 15, 2008.

     The indentures governing the 14% Notes contain certain covenants, which limit the Company's ability to (i) incur additional indebtedness; (ii) make restricted payments (including dividends); (iii) enter into certain transactions with affiliates; (iv) create certain liens; (v) sell certain assets; and (vi) merge, consolidate or sell substantially all of the Company's assets.

     As a result of the Merger (See Note 1), Insilco was required to make an Offer to Purchase, as defined in the indenture relating to the 10 1/4% Notes (the "10 1/4% Note Indenture"), for the entire $150 million of outstanding 10 1/4% Notes, which were issued on August 12, 1997, at 101% of their aggregate principal amount, plus accrued interest. Through March 26, 1999, Insilco repurchased $149,974,000 of the 10 1/4% Notes.

     On November 9, 1998, the Company completed the sale of $120 million of Insilco 12% Senior Subordinated Notes due 2007 (the "12% Notes") with 120,000 warrants to purchase 62,400 shares of Holdings common stock at $45 per share. The net proceeds of approximately $116.4 million, after payment of $3.6 million in underwriting fees to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") and other expenses, was used (along with borrowings from the credit facilities) to fund the repurchase of the 10 1/4% Notes. As of December 31, 1998, all of the 120,000 warrants to purchase 62,400 shares of the Company's Common Stock at a purchase price of $45.00 per share remained outstanding and expire on August 15, 2007.

     On November 24, 1998, the Company amended and restated Insilco's Bank Credit Agreement ("Bank Credit Agreement"). The Bank Credit Agreement provides for two credit facilities (the "Credit Facilities"): a $175 million, 4.8 year senior secured revolving loan ("Revolving Facility") and a $125 million, 7 year senior secured amortizing term loan ("Term Facility").

     In 1998, the Company recorded an extraordinary charge of $5,888,000, (net of a tax benefit of $3,958,000) related to the write-off of deferred financing costs associated with its 1997 Bank Credit Agreement and 10 1/4% Notes.

     The Revolving Facility provides for a $50 million sublimit for issuance of letters of credit and a $40 million sublimit for alternative currency borrowings. The Revolving Facility is permanently reduced by $17.5 million per year in July 2001 and July 2002.

     The Term Facility is subject to mandatory quarterly prepayments of $312,500 for the first six years and quarterly payments of approximately $29.4 million in the seventh year.

     Interest accrues under the Credit Facilities at floating rates calculated with respect to either the London Interbank Offered Rate ("LIBOR") or The First National Bank of Chicago's Base Rate, plus an applicable margin. The margin, in turn, fluctuates based on the leverage ratio (as defined in the Bank Credit Agreement). The Company also pays an unused commitment fee, which also fluctuates based upon the leverage ratio of the Company and is based upon availability under the Revolving Facility. At December 31, 1998, the applicable margin for the Term Facility and the Revolving Facility were LIBOR plus 3.75% and LIBOR plus 3.00%, respectively. The unused commitment fee at December 31, 1998 was 0.625%. The applicable margins and unused commitment fee are fixed through May 1999 and thereafter are determined by the Company's leverage ratio.

                      INSILCO HOLDING CO AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

     Both the Term Facility and Revolving Facility are subject to mandatory prepayments due to, but not limited to, 100% of the net cash proceeds from assets sales and issuance of debt and 50% of the net cash proceeds from the issuance of equity.

     The Credit Facilities are guaranteed by Insilco and by all of Insilco's present and future domestic subsidiaries. The obligations thereunder are secured by (i) all of the common stock of the Company; (ii) all or a substantial portion of the common stock or other interests in the Company's present and future subsidiaries; (iii) the present and future property and assets, including all accounts receivable, inventory, equipment, fixtures, patents, trademarks and specified real property of the Company and its present and future domestic subsidiaries (subject to certain qualifications and exceptions); and, (iv) a collateral assignment of intercompany notes and junior security agreements securing all obligations of the domestic subsidiaries to the Company.

     The Credit Facilities contain certain consolidated financial covenants including, but not limited to, covenants related to maximum leverage ratio, minimum fixed charge coverage ratio, minimum interest coverage ratio, and a limit on annual capital expenditures. The Credit Facilities also contain certain negative covenants typical of credit agreements of this type including, but not limited to a prohibition on the ability of the Company and its domestic subsidiaries to incur additional indebtedness in excess of certain agreed upon amounts, the ability to make investments other than permitted investments, and restricts the Company and its subsidiaries from paying any dividends, redeem or repurchase or acquire any of the Company or Holdings shares or pay any principal, premium or interest (in excess of certain agreed upon amounts) on any subordinated obligations.

     The Company was in compliance with the covenants of its Credit Facilities as of December 31, 1998.

     As of December 31, 1998, under the sublimit for alternative currency borrowings, the Company had borrowed $21.0 million (35.0 million German Deutsche Marks). The Company's alternative currency borrowing is designed to hedge the Company's net investment in its German operations. The change, if any, to the net investment as a result of foreign currency fluctuations is included in stockholders' equity as a foreign currency translation adjustment. The alternative currency borrowing is denominated in German Deutsche Marks and bears interest based on one to six month German LIBOR rates plus an applicable margin based on the Company's leverage ratio (such LIBOR rates approximated 3.22% to 3.25% at December 31, 1998).

     In 1997, the Company refinanced its then existing debt under a six year $200 million amended and restated credit agreement (the "1997 Bank Credit Agreement") which provided for the 1997 Credit Facility.

     In 1997, proceeds from the 1997 Bank Credit Agreement were used to prepay amounts outstanding under the prior bank credit agreement. As a result of the prepayment, the Company recorded an extraordinary charge of $728,000 (net of a tax benefit of $465,000) due to expensing the related unamortized debt financing costs.

(8)  Fair Value of Financial Instruments
     -----------------------------------

     The estimated fair value at December 31 of financial instruments, other than current assets and liabilities, follow (in thousands):



                                                              1998                     1997
                                                     -----------------------   ----------------------
                                                                  Estimated                Estimated
                                                     Book Value   Fair Value   Book Value  Fair Value
                                                     ----------   ----------   ----------  ----------

Debt:
   12% Senior Subordinated Notes.................... $  119,747   $  123,600        --             --
   14% Senior Discount Notes........................     71,918       62,100           --          --
   10 1/4% Senior Subordinated Notes................      1,526        1,541   $  150,000     154,500
   Bank revolving credit facility...................     65,922       65,922      105,848     105,848
   Bank term loan...................................    125,000      125,000           --          --
   Miscellaneous....................................        214          214        1,895       1,895
                                                     ----------   ----------   ----------  ----------
                                                     $  384,327   $  378,377   $  257,743  $  262,243
                                                     ==========   ==========   ==========  ==========
Hedges:
   Interest rate....................................         --           --           --  $      423
                                                     ==========   ==========   ==========  ==========



     The Company is exposed to market risk for changes in interest rates, but has no off-balance sheet risk of accounting loss. The Company manages counterparty credit risk by entering into derivative transactions with high quality financial institutions that, because of their credit profile, are expected to perform under the terms associated with such transactions.

(9)  Dividend Restrictions
     ---------------------

     The Company is a holding company and its ability to make payments in respect of the Holding Company Senior Discount Notes is dependent upon the receipt of dividends or other distributions from its direct and indirect subsidiaries. Insilco and its subsidiaries are parties to the Credit Facilities and the 12% Note indenture and Insilco is party to the 12% Note indenture, each of which imposes substantial restrictions on Insilco's ability to pay dividends or make other distributions to the Company. Any payment of dividends or other distributions will be subject to certain financial conditions set forth in such indenture and is subject to certain prohibitions contained in the Credit Facilities. Under the most restrictive covenants, $5.0 million was free of limitations on the payment of dividends or other distributions at December 31, 1998.

(10) Other Long-Term Liabilities
     ---------------------------

     A summary of other long-term liabilities at December 31 follows (in thousands):


                                                                     1998         1997
                                                                  ----------   ----------

Post-retirement benefits, other than pensions (Note 12)........   $   22,263   $   22,191
Prepetition and other tax liabilities..........................       16,165       15,762
Environmental liabilities......................................        7,351        8,625
Deferred compensation and other................................        2,495        2,217
                                                                  ----------   ----------
                                                                      48,274       48,795
   Less current portion........................................       (1,945)      (5,393)
                                                                  ----------   ----------
                                                                  $   46,329   $   43,402
                                                                  ==========   ==========

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Prepetition and Other Tax Liabilities
     -------------------------------------

     On April 1, 1993, the Company and certain of its subsidiaries emerged from Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Cases") pursuant to a plan of reorganization. The Chapter 11 Cases were commenced on January 13, 1991. The Company entered into an agreement with the Internal Revenue Service ("IRS") settling Federal income tax claims filed in the Chapter 11 Cases for open taxable years through 1990. In addition to this agreement, the tax liabilities include prepetition state tax claim settlements, negotiated payment terms on certain foreign prepetition tax liabilities, and an estimate of the Company's obligation for curative action required by the IRS to cure certain operational defects in one of the Company's defined contribution plans.

     Environmental Liabilities
     -------------------------

     The Company's operations are subject to extensive Federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. The Company has a program for monitoring its compliance with applicable environmental regulations, the interpretation of which often is subjective. This program includes, but is not limited to, regular reviews of the Company operations' obligations to comply with environmental laws and regulations in order to determine the adequacy of the recorded liability for remediation activities.

     The environmental liabilities included in other long-term obligations represent the estimate of cash obligations that will be required in future years for these environmental remediation activities. The Company has estimated the exposure and accrued liability to be approximately $7,351,000 relating to these environmental matters at December 31, 1998. These liabilities are undiscounted and do not assume any possible recoveries from insurance coverage or claims which the Company may have against third parties. The estimate is based upon in-house engineering expertise and the professional services of outside consulting and engineering firms. Because of uncertainty associated with the estimation of these liabilities and potential regulatory changes, it is reasonably possible that these estimated liabilities could change in the near term but it is not expected that the effect of any such change would be material to the consolidated financial statements in the near term.

(11) Preferred Stock and Warrants
     ----------------------------

     On August 12, 1998, the Company issued and sold $73,000,000 principal amount at maturity ($35,000,00 initial accreted value) of the Company's 15% Senior Exchangeable Preferred Stock Due 2010 ("PIK Preferred Stock") and detachable warrants to purchase 65,603 shares of the Company's Common Stock. As of December 31, 1998 all of the 65,603 warrants to purchase 65,603 shares of the Company's Common Stock at a purchase price of $0.001 per share remained outstanding and expire on August 1, 2010.

     The Company has authorized 3,000,000 shares of PIK Preferred Stock, par value $0.001 per share. Each share of PIK Preferred Stock accretes cumulative, quarterly dividends at a compound rate of 15% per annum. Prior to August 1, 2003, dividends on the PIK Preferred Stock are payable in additional shares of PIK Preferred Stock. After August 1, 2003, dividends are payable in cash. Shares of PIK Preferred Stock have a liquidation preference equal to the sum of $25 plus, subject to certain conditions, accreted dividends. The PIK Preferred Stock is subject to redemption at the option of the Company at any time, at 115.00% of liquidation preference prior to August 1, 2003, at 107.50% of liquidation preference from August 1, 2003 to July 31, 2004, at 105.00% of liquidation preference from August 1, 2004 to July 31, 2005, at 102.50% of liquidation preference from August 1, 2005 to July 31, 2006, and at 100.00% of liquidation preference thereafter.

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     The PIK Preferred Stock is non-voting and is mandatorily redeemable on August 1, 2010. On January 31, 1999, the Company accreted $2.5 million toward the payment of dividends on the PIK Preferred Stock.

(12) Pension Plans and Post-retirement Benefits
     ------------------------------------------

     Pension Plans

     The Company has defined benefit pension plans covering certain of its employees. The benefits under these plans are based primarily on employees' years of service and compensation near retirement. The Company's funding policy is consistent with the funding requirements of Federal laws and regulations. Plan assets consist principally of equity investments, government and corporate debt securities and real estate investments. The Company also contributes to various multi-employer plans sponsored by bargaining units for its union employees.

     A summary of the plans' funded status reconciled with amounts recognized in the consolidated balance sheet at December 31 follows (in thousands):

                                                                  1997                            1998
                                                        ---------------------------     ---------------------------
                                                          Assets        Accumulated       Assets        Accumulated
                                                          Exceed         Benefits         Exceed         Benefits
                                                        Accumulated       Exceed        Accumulated       Exceed
                                                         Benefits         Assets         Benefits         Assets
                                                        -----------     -----------     -----------     -----------
Change in benefit obligation:
   Benefit obligation at beginning of year...........   $    67,312     $    23,564     $    66,824     $    12,979
   Service cost......................................         2,241             808           1,967             352
   Interest cost.....................................         4,562           1,655           4,743             895
   Amendments........................................             -               -               -             475
   Actuarial (gain) loss.............................          (658)          1,904          10,412           1,563
   Benefits paid.....................................        (7,141)         (1,362)         (8,464)           (870)
                                                        -----------     -----------     -----------     -----------
      Benefit obligation at end of year..............   $    66,316     $    26,569     $    75,482     $    15,394
                                                        -----------     -----------     -----------     -----------
Change in plan assets:
   Fair value of plan assets at beginning of year....   $    78,440     $    19,535     $    82,046     $     9,718
   Actual return on assets...........................         3,274             786          13,091           1,597
   Employer contribution.............................            77             781             215             641
   Benefits paid.....................................        (7,141)         (1,362)         (8,464)           (870)
                                                        -----------     -----------     -----------     -----------
   Fair value of plan assets at end of year..........        74,650          19,740          86,888          11,086
                                                        -----------     -----------     -----------     -----------
   Funded status.....................................         8,334          (6,829)         11,406          (4,308)
   Unrecognized net actuarial (gain) loss............       (10,299)          2,131         (13,073)           (414)
   Unrecognized prior service cost...................        (1,136)          1,738          (1,188)          2,054
                                                        -----------     -----------     -----------     -----------
      Accrued benefit cost                              $    (3,101)    $    (2,960)    $    (2,855)    $    (2,668)
                                                        ===========     ===========     ===========     ============
Amounts recognized in the statement of financial
  position consist of:
   Accrued benefit liability.........................   $    (3,101)    $    (5,736)    $    (2,855)    $     (3,674)
   Intangible asset..................................            --             971              --            1,006
   Accumulated other comprehensive income............            --           1,805              --               --
                                                        -----------     -----------     -----------     ------------
      Net amount recognized..........................   $    (3,101)    $    (2,960)    $    (2,855)    $     (2,668)
                                                        ===========     ===========     ===========     ============

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     The components of pension cost follow (in thousands):


Service cost............................. $  3,049    $  2,320   $  2,162
Interest cost............................    6,217       5,639      5,745
Actual return on asset...................   (8,135)     (6,826)    (6,564)
Net amortization and deferral............      263          86         97
Recognized net actuarial loss (gain).....        2        (208)      (142)
                                          --------    --------   --------
   Net pension cost.....................  $  1,396    $  1,011   $  1,298
                                          --------    --------   --------

     In addition, the Company recognized pension costs of $740,000 in 1998, $597,000 in 1997 and $880,000 in 1996 related to contributions to multi-employer plans.

     The assumptions used in accounting for the pension plans as of December 31 follow:

                                                         1998        1997
                                                       --------    --------
Discount rates...................................        7.00%       7.25%
Rates of increase in compensation levels.........        4.50%       4.50%
Expected long-term rate of return on assets......        9.00%       9.00%

     In addition to the defined benefit plans described above, the Company sponsors a qualified defined contribution 401(k) plan, which covers substantially all non-union employees of the Company and its subsidiaries, and which covers union employees at one of the Company's subsidiaries. The Company matches 50% of non-union participants' voluntary contributions up to a maximum of 3% of the participant's compensation. The Company's expense was approximately $821,000 in 1998, $819,000 in 1997 and $738,000 in 1996.

     Post-retirement benefits, other than pensions

     The Company maintains nine post-retirement health care and life insurance benefit plans, four of which cover approximately 500 present retirees (the "Retiree Plans") and five of which cover certain retirees and current employees of four operating units (the "Open Plans"). The Company pays benefits under the plans when due and does not fund its plan obligations as they accrue. The Company's accrued post-retirement benefit cost is attributable to the Retiree Plans and one of the Open Plans, in which approximately 100 retirees and 300 current employees were participants. It has been assumed that plan participant contributions, if any, under these five plans will increase as a result of increases in medical costs. The other Open Plans have been, and are assumed will continue to be, fully self-funded by their participants.

     The components of net periodic post-retirement benefit cost follow (in thousands):

                                            1998        1997        1996
                                          --------    --------    --------
Service cost............................  $    384    $    400    $    492
Interest cost...........................     1,104       1,099       1,154
Amortization of prior service cost......      (352)       (352)       (274)
Recognized net actuarial gain...........       (45)        (85)        (91)
                                          --------    --------    --------
                                          $  1,091    $  1,062    $  1,281
                                          ========    ========    ========

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     A summary of the plans' status reconciled with amounts recognized in the consolidated balance sheet at December 31 follows (in thousands):

                                                     1998          1997
                                                   --------      --------
Change in benefit obligation:
   Benefit obligation at beginning of year.......  $ 16,848      $ 14,570
   Service cost..................................       384           400
   Interest cost.................................     1,104         1,099
   Actuarial gain (loss).........................      (620)        1,762
   Benefits paid.................................    (1,019)         (983)
                                                   --------      --------
      Benefit obligation at end of year..........    16,697        16,848
                                                   --------      --------
Funded status....................................   (16,697)      (16,848)
   Unrecognized net actuarial gain...............    (1,493)         (918)
   Unrecognized prior service cost...............    (4,073)       (4,425)
                                                   --------      --------
      Accrued benefit cost.......................  $(22,263)     $(22,191)
                                                   ========      ========

     At December 31, 1998 and 1997, the weighted-average discount rates used in determining the accumulated post-retirement benefit obligation were 7.00% and 7.25%, respectively. The recorded healthcare cost trend rate assumed in measuring the accumulated post-retirement benefit obligation was 7.5% in 1999, declining to an ultimate rate of 4.5% in 2011 and thereafter. Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plan. A one-percentage point change in assumed healthcare cost trend rates in 1998 would have the following effects:

                                                 1-Percentage     1-Percentage
                                                Point Increase   Point Increase
                                                --------------   --------------
Effect on total of service and interest
  cost components                                $      255       $    (250)
Effect on post-retirement benefit obligation          3,264          (2,025)

(13) Stock-Based Compensation Plans
     ------------------------------

     In connection with the Mergers, the Company adopted on August 17, 1998, the following plans: the Equity Unit Plan, Direct Investment Program, and the Stock Option Plan. Following is a description of each respective plan.

     Equity Unit Plan

     The Equity Unit Plan allowed members of management of the Company to purchase Equity Units, which are considered share equivalents of Holdings stock. The purchase price per unit was $45.00. Participants were allowed to use either deferred compensation or the deferral of future compensation to satisfy the purchase price of the units. The value of the units is determined under an Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") formula or by market-related value if the actual common shares of Holdings are listed or quoted for trading on a national exchange or NASDAQ and the aggregate market value held by non-affiliates is $25,0000,000 or greater. The total number of units available for purchase under this plan is 88,194. As of December 31, 1998 the number of units actually purchased was 77,457. Upon the occurrence of a Significant Event, (as defined in the Equity Unit Plan), the Company is obligated to pay the participant, at the Company's discretion in cash, common shares, or a combination of both, the value of any units purchased less any purchase price that has not been paid. If the value of

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

the units is less than the amount of remaining purchase price the participant is obligated to satisfy the difference or the Company has the right to offset any amounts owed the participant against the remaining purchase price.

     Direct Investment Program

     The Direct Investment Program allowed members of management of the Company to purchase actual Holdings shares of common stock at a price of $45.00 per share. There are certain restrictions on the sale or transfer of these shares upon the occurrence of a Significant Event such as termination, future recapitalization or other defined situations. The total number of shares available for purchase by management was 22,916 shares, with 22,361 shares actually purchased and outstanding as of December 31, 1998.

     Stock Options

     The Insilco Holding Co. Stock Option Plan provides for the issuance of no more than 200,000 shares of Holdings common stock to eligible employees of the Company. As of December 31, 1998, the Company has 200,000 shares available for future awards under the plan.

     Prior to the Mergers, the Company had the 1993 Long-term Incentive Plan, as amended, and the 1993 Nonemployee Director Stock Incentive Plan which provided for the issuance of no more than 2,000,000 and 360,000, respectively, shares of common stock to eligible employees and nonemployee directors. In connection with the Mergers, each of the 607,751 outstanding options whether or not vested was canceled and in lieu thereof, each holder of an option received a cash payment in an amount equal to the excess, if any, of $45.00 over the exercise price of the option multiplied the number of shares subject to the option, less applicable withholding taxes.

     Under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", companies can either record expense based on the fair value of stock-based compensation upon issuance or elect to remain under the "APB Opinion No. 25" method whereby no compensation cost is recognized upon grant if certain conditions are met. The Company is continuing to account for its stock-based compensation under APB Opinion No. 25. Had the Company determined compensation cost based on the fair value at the grant date for its stock options granted in 1998, 1997 and 1996 under SFAS 123, the Company's net income and earnings per share would have approximated the pro forma amounts below:

                                                                     1998       1997       1996
                                                                   --------   --------   --------
Net income (loss) available to common........... As reported...... $(20,075)  $ 81,644   $ 39,053
                                                 Pro forma........  (20,118)    81,069     38,748

Basic earnings per share available to common.... As reported......    (6.35)     11.34       4.10
                                                 Pro forma........    (6.36)     11.26       4.07

Diluted earnings per share available to common.. As reported......    (6.35)     11.12       3.95
                                                 Pro forma........    (6.36)     11.06       3.92

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to grants prior to 1995, and additional awards in the future are anticipated.

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     A summary of the options granted follows:

                                                Number of         Weighted
                                                 Shares         Average Price
                                                ---------       --------------
Options outstanding December 31, 1995........   1,064,003        $  22.07
   Granted...................................     102,900           34.82
   Forfeited.................................     (36,670)          26.69
   Exercised.................................     (59,668)          17.95
                                                ---------
Options outstanding December 31, 1996........   1,070,565           23.36
   Granted...................................     151,500           36.87
   Forfeited.................................     (30,938)          24.79
   Exercised.................................    (450,860)          18.27
                                                ---------
Options outstanding December 31, 1997........     740,267           29.17
   Granted...................................      15,500           33.02
   Forfeited.................................     (39,067)          35.17
   Exercised.................................    (108,949)          24.07
   Cancelled at Merger Date..................    (607,751)          30.04
                                                ---------
Options outstanding December 31, 1998........          --
                                                =========
Options exercisable at December 31:
   1996......................................     682,681           21.45
   1997......................................     421,033           27.18
   1998......................................          --              --

     The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $12.84, $13.87 and $19.20, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1998 - expected dividend yield 0.0%, risk-free interest rate of 5.18%, and an expected life of 4.00 years.

(14) Income Tax Expense
     ------------------

     The components of total income tax expense (benefit) follow (in thousands):

                                            1998        1997        1996
                                          --------    --------    --------
Total income taxes:
From continuing operations before
  extraordinary item:
      Current:
        Federal......................     $    206    $    588    $    563
        State and local..............           20         515         745
        Foreign......................          336         622         297
                                          --------    --------    --------
                                               562       1,725       1,605
                                          --------    --------    --------
      Deferred:
        Federal......................      (1,605)      10,203      10,033
        State and local..............        (430)         988         882
        Foreign......................         220          488         752
                                          -------     --------    --------
                                           (1,815)      11,679      11,667
                                          -------     --------    --------
      Total from continuing operations
        before extraordinary item.......   (1,253)      13,404      13,272
Discontinued operations.................       --       38,250        (462)
Extraordinary item......................   (3,958)        (465)         --
Stockholders' equity....................     (941)      (3,277)       (402)
                                         --------     --------    --------
      Total income taxes................  $(6,152)    $ 47,912    $ 12,408
                                          =======     ========    ========

     The significant components of deferred income tax expense (benefit) attributable to income from continuing operations follow (in thousands):

                                            1998        1997        1996
                                          --------    --------    --------
Deferred tax expense (benefit)
  exclusive of the effects of other
  components............................  $ (1,841)   $ 11,679    $ 12,093
Changes in the valuation allowance
  for deferred tax assets allocated
  to income tax expense.................        26          --        (426)
                                          --------    --------    --------
                                          $ (1,815)   $ 11,679    $ 11,667
                                          ========    ========    ========

     Pretax income (loss) from continuing operations by domestic and foreign sources follows (in thousands):

                                            1998        1997        1996
                                          --------    --------    --------
Domestic................................  $(17,596)   $ 33,577    $ 34,606
Foreign.................................     4,200       3,241       3,879
                                          --------    --------    --------
                                          $(13,396)   $ 36,818    $ 38,485
                                          ========    ========    ========

     Income tax expense (benefit) attributable to income from continuing operations differs from the amount computed by applying the Federal statutory rate to pretax income due to the following (in thousands):

                                            1998        1997        1996
                                          --------    --------    --------
Computed statutory tax expense..........  $ (4,688)   $ 12,886    $ 13,470
State and local taxes...................      (410)      1,323       1,422
Equity in earnings of affiliates........      (798)       (733)       (818)
Merger fees.............................     4,039          --          --
Foreign tax rate differential...........       535        (373)       (296)
Other, net..............................        43         301         (80)
Valuation  allowance....................        26          --        (426)
                                          --------    --------    --------
   Income tax expense (benefit).........  $ (1,253)   $ 13,404    $ 13,272
                                          ========    ========    ========

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow (in thousands):



                                                     1998          1997
                                                   --------      --------
Deferred tax assets:
   Net operating loss carryforwards.............   $ 24,728      $  9,526
   Accrued liabilities..........................     13,212        13,882
   Pension and other post-retirement benefits...     11,426        11,026
   Tax credits..................................      9,639         8,877
   Other........................................        650           215
                                                   --------      --------
      Total gross deferred tax assets...........     59,655        43,526
      Less valuation allowance..................    (36,506)      (29,870)
                                                   --------      --------
                                                     23,149        13,656
Deferred tax liabilities:
   Plant and equipment..........................    (14,364)      (11,472)
   Other........................................       (740)         (853)
                                                   --------      --------
      Total gross deferred tax liabilities......    (15,104)      (12,325)
                                                   --------      --------
      Net deferred tax asset....................   $  8,045      $  1,331
                                                   ========      ========

     The net reduction in the valuation allowance for deferred tax assets for the year ended December 31, 1997 was $4,246,000. Recognition, if any, of tax benefits subsequent to December 31, 1998 relating to unrecognized deferred tax assets are expected to be allocated to the consolidated statements of operations and additional paid-in capital in the amounts of $20,931,000 and $15,575,000, respectively. At December 31, 1998, the Company had Federal net operating loss carryforwards of approximately $52,852,000 which begin to expire in 2007.

     In order to fully realize the net deferred tax assets recognized, the Company will need to generate future taxable income. Combined cumulative taxable income, before utilization of net operating loss carryforwards for 1996 and 1997 approximated $45 million. Based upon an evaluation of historical and projected future taxable income, the Company believes it is more likely than not that it will generate sufficient future taxable income to realize its net deferred tax asset of $8,045,000 at December 31, 1998. The amount of deferred tax assets considered realizable, however, could be reduced if estimates of future taxable income are reduced.

     The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. The IRS is presently examining the consolidated Federal income tax returns for tax years 1991 through 1996. Management believes that the ultimate outcome of this examination will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

(15) Severance and Write-downs
     -------------------------

     In 1998, the Company incurred charges for severance expenses totaling $2,342,000 related to workforce reductions and write-downs of $200,000 related to lease cancellations.

(16) Other Income
     ------------

     Other income for 1996 included a favorable adjustment of $2,200,000 related to the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated.

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(17) Earnings per share
     ------------------

     The components of basic and diluted earnings per share were as follows:

                                             1998         1997         1996
                                          ----------   ----------   -----------
Net income (loss)......................   $  (18,031)  $   81,644   $   39,053
Preferred stock dividends..............       (2,044)          --
                                          ----------   ----------   ----------
   Net income (loss) available for
     common............................   $  (20,075)  $   81,644   $   39,053
                                          ======-===   ==========   ==========
Average outstanding shares of common
  stock................................    3,160,967    7,200,103    9,517,123
Dilutive effect of stock options.......           --      144,942      374,508
                                          ----------   ----------   ----------
Common stock and common stock
  equivalents..........................    3,160,967    7,345,045    9,891,631
                                          ==========   ==========   ==========
Earnings (loss) per share:
   Basic...............................   $    (6.35)  $    11.34   $     4.10
                                          ==========   ==========   ==========
   Diluted.............................   $    (6.35)  $    11.12   $     3.95
                                          ==========   ==========   ==========

(18) Related Party Transactions
     --------------------------

     As of December 31, 1998, the Company had a dividend receivable of $2,850,000 from its Thermalex Joint Venture and a receivable from DLJSC of $2,032,000 for funds deposited in excess of the retired 10 1/4% Notes, which are included in Receivables from Related Parties.

     In connection with the sale of the 12% Notes, the Company paid $3,600,000 in underwriting fees to DLJSC. In addition, the Company paid DLJSC fees of approximately $3,181,000 for services as Lead Arranger and Syndication Agent in connection with the Company's amended and restated Bank Credit Agreement. In connection with the Mergers, Donaldson Lufkin & Jenrette Capital Funding received $1,750,000 in fees from the Company to provide a backstop credit facility and the Company reimbursed DLJSC approximately $184,000 for expenses.

     The Company paid DLJSC an advisory fee of $3,500,000 in connection with the Mergers. The Company also paid an underwriting fee of approximately $2,457,000 to DLJSC for the sale and distribution of the 14% Senior Discount Notes and a fee of $1,100,000 to DLJ Bridge Finance, Inc. to secure a bridge loan facility to backstop the issuance of the Discount Notes.

     Prior to the Mergers in 1998, Water Street Corporate Recovery Fund I, L.P. ("Water Street"), an affiliate of Goldman, Sachs & Co. ("Goldman Sachs"), beneficially owned approximately 45% (62% prior to the Share Repurchase) of the Company's common stock. Neither Holdings nor the Company is aware of any transaction or of any currently proposed transaction in which Goldman Sachs has any material direct or indirect interest as a result of its ownership position in the Company, except as follows:

     Goldman Sachs advised the Company in connection with the Mergers and received a fee of $2.0 million upon the consummation of the Mergers. In the Mergers, Water Street received approximately $81.0 million and retained 62,962 shares of Holdings. Holdings entered into a Registration Rights Agreement with Water Street in which Water Street has certain registration rights with respect to such 62,962 shares.

     During 1997, the Company paid Goldman Sachs $1,996,000 in investment banking fees and expenses related to the sale of the Rolodex Business, $2,042,000 of fees in connection with the refinancing and issuance of the Notes and

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

$204,000 for services rendered in connection with the Share Repurchase. During 1997, the Company paid Goldman Sachs $3,094,000 in underwriting fees related to the issuance of the 10 1/4% Notes.

     As discussed in Note 7, the Company entered into the 1997 Bank Credit Agreement and Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, had an initial participating interest of $66,667,000. Goldman Sachs Credit Partners L.P. received $583,000 from the agent bank for its portion of the arrangement fee paid by the Company in 1997.

     During 1996, the Company paid Goldman Sachs $1,000,000 in transaction fees in connection with the purchase of Lingemann (See Note 1). In connection with such services, the Company provided for the indemnification of Goldman Sachs against various liabilities, including liabilities under the Federal securities laws.

(19) Commitments and Contingencies
     -----------------------------

     Rental expense for operating leases totaled $4,625,000, $4,283,000 and $3,291,000 for the years ended December 31, 1998, 1997 and 1996, respectively. These leases primarily relate to production facilities. Rental income received for subleases for operating leases totaled, $260,000 in 1998, $248,000 in 1997 and none in 1996.

     Future minimum lease payments under contractually noncancellable operating leases (with initial lease terms in excess of one year) for years subsequent to December 31, 1998 are as follows: 1999, $4,409,000; 2000, $3,785,000; 2001,
$2,746,000; 2002, $1,920,000; 2003, $1,319,000; and thereafter, $1,675,000.
Future minimum rental income to be received under noncancellable subleases for years subsequent to December 31, 1998 are as follows: 1999, $260,000; 2000, $260,000; 2001, $260,000; 2002, $22,000; and thereafter, none.

     The Company is implicated in various claims and legal actions arising in the ordinary course of business. Those claims or liabilities not subject to Bankruptcy Court litigation will be addressed in the ordinary course of business and be paid in cash as expenses are incurred.

     In the opinion of management, the ultimate disposition of the matters discussed above will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(20) Segment Data
     ------------

     Description of Segments

     The Company provides a broad spectrum of products through three business segments: automotive components, technologies related components, and specialty publishing.

     The Company's Automotive Components Segment provides products and services to automotive OEMs and suppliers. These products include heat-transfer products and related tubing, clutch plates for automatic transmissions, suspension parts for vibration-reducing assemblies and engine mounts used by automotive manufacturers and suppliers, railroad locomotive and other heavy industrial equipment manufacturers and suppliers. Revenues from one of the "Big 3" domestic automobile manufacturers accounted for approximately 23%, 28%, and 29% of the Company's Automotive Component Segment revenues for 1998, 1997, and 1996, respectively.

     Through its Technologies Segment, the Company provides a broad range of telecommunication and electrical component products and services to the computer networking, telephone digital switching, main frame computer, automotive and medical equipment markets. The products include high-speed data connectors and systems, off-the-

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

shelf and custom power transformers, precision stampings and wire-formed parts, and custom cable and wire assemblies used by computer networking, telecommunications, computer, automotive and medical equipment OEMs and suppliers. Two telecommunications OEMs directly or indirectly accounted for approximately 24%, 26%, and 24% of the Company's Technologies Segment revenues for 1998, 1997, and 1996, respectively.

     The Specialty Publishing Segment provides student yearbooks and other specialty publishing services through the Company's wholly owned subsidiary, Taylor Publishing Company ("Taylor"). Taylor is primarily engaged in the contract design and printing of student yearbooks, which accounted for approximately 88% of its annual revenues. Taylor markets its yearbook services through commissioned independent sales representatives.

     The Company has included in its Other Segment two operating units that fall below the quantitative reporting thresholds and do not meet all the criteria for aggregation with the Company's reportable segments. These operations are a manufacturer of high speed welded tube mills and other machinery and equipment for automotive suppliers and OEMs and a welded stainless steel tubing manufacturer that provides tubing and tubing products to distributors, recreational marine and transportation markets.

     Measurement of Segment Profit or Loss and Segment Assets

     The Company evaluates performance and allocates resources to its operating segments based on profit or loss from operations before certain severance costs and write-downs, other income or expense, interest and income taxes. The accounting policies of the reportable segments are the same as those described in Note 2, "Significant Accounting Policies." The Company has intra-segment sales and transfers, which are recorded at cost or, if agreed upon, a price comparable to unaffiliated customer sales. These intra-segment sales and related profits are eliminated in consolidation and are not presented in the segment disclosure. Identifiable assets are those used by each segment in its operations. Corporate assets consist primarily of cash, deferred financing fees and deferred tax assets.

     Factors Used to Identify the Enterprise's Reportable Segments

     The Company's reportable segments are business units that offer different products. The reportable segments are each managed separately because they manufacture and distribute distinct products with different production processes. Reportable segments were determined by using a management approach and are consistent with the basis and manner in which the Company's management internally disaggregates financial information for the purposes of assisting in making internal operating decisions.

     Operations within segments have been aggregated on the basis of similar economic characteristics, products or services, purposes or end uses, production processes, geographic marketing areas and methods, distribution methods, and regulatory environments. Due to the diverse nature of the Company's products, consideration has been given to ensure that the aggregation of the Company's operations helps users better understand the Company's performance and assess its future cash flows.

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Summary financial information by business segment is as follows (in thousands):

                                            1998        1997        1996
                                          --------    --------    --------
Net Sales:
   Automotive Components................  $213,365    $193,839    $169,280
   Technologies.........................   189,781     198,941     183,663
   Specialty Publishing.................   101,325      98,222      99,020
   Other................................    31,158      37,231      40,442
                                          --------    --------    --------
                                          $535,629    $528,233    $492,405
                                          ========    ========    ========
Operating income:
   Automotive Components................    23,015      21,859      21,722
   Technologies ........................    21,169      26,734      27,604
   Specialty Publishing.................     4,945       7,299       5,136
   Other................................     1,290       4,748       5,175
   Unallocated amounts:
      Corporate expenses................    (7,752)     (9,138)     (9,704)
      Significant legal expenses........    (1,954)       (400)         --
      Severance and write-downs.........    (2,542)         --      (1,500)
      Merger fees.......................   (25,529)         --          --
                                          --------    --------    --------
        Total operating income..........    12,642      51,102      48,433
                                          --------    --------    --------
   Interest expense.....................   (32,894)    (20,562)    (18,378)
   Interest income......................       979       2,837         724
   Equity in net income of Thermalex....     2,850       2,647       2,922
   Other income, net....................     3,027         794       4,784
                                          --------    --------    --------
   Income (loss) from continuing
     operations before income taxes
     and extraordinary item.............  $(13,396)   $ 36,818    $ 38,485
                                          ========    ========    ========
Depreciation and amortization expense:
   Automotive Components................  $  8,508    $  8,104    $  5,883
   Technologies.........................     7,216       6,159       5,531
   Specialty Publishing.................     3,319       2,930       2,786
   Other................................     1,044       1,095       1,073
   Corporate............................        72          89          84
                                          --------    --------    --------
      Total.............................  $ 20,159    $ 18,377    $ 15,357
                                          ========    ========    ========
Capital expenditures:
   Automotive Components................  $  9,132    $ 10,531    $  6,747
   Technologies.........................     7,926       8,166       9,597
   Specialty Publishing.................     2,197       3,161       2,876
   Other................................       850       1,663         700
   Corporate............................        50          62          89
                                          --------    --------    --------
      Total.............................  $ 20,155    $ 23,583    $ 20,009
                                          ========    ========    ========

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     A summary of identifiable assets by segment at December 31 follows (in thousands):

                                                     1998          1997
                                                   --------      --------
Automotive Components.......................       $135,525      $117,602
Technologies................................         96,742        87,252
Specialty Publishing........................         42,073        42,767
Other.......................................         17,342        27,245
Corporate...................................         35,592        27,807
                                                   --------      --------
   Total....................................       $327,274      $302,673
                                                   ========      ========

     A summary of long-lived assets by geographic region is as follows (in thousands):

                                                     1998          1997
                                                   --------      --------
United States...............................       $113,293      $113,322
Germany.....................................         15,029        14,057
                                                   --------      --------
   Total....................................       $128,322      $127,379
                                                   ========      ========

     Summary of export sales by geographic region is as follows (in thousands):

                                            1998        1997        1996
                                          --------    --------    --------
Europe.................................   $ 22,838    $ 21,193    $ 20,584
Asia...................................      8,829      14,007      16,708
Canada.................................      7,692       9,758       7,752
Mexico.................................      3,005       4,292       6,660
Other..................................      4,335       6,155       6,449
                                          --------    --------    --------
   Total...............................   $ 46,699    $ 55,405    $ 58,153
                                          ========    ========    ========

     Net sales are attributed to countries based on the location of customers.

     Major Customers

     Revenues from one of the "Big 3" domestic automobile manufacturers accounted for approximately 9%, 10%, and 10% of the Company's consolidated revenues for 1998, 1997, and 1996, respectively.

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(21) Quarterly Financial Information (unaudited)
     -------------------------------------------

     A summary of quarterly financial information follows (in thousands):

1998                          Dec. 31(1)   Sept.30(2)   June 30(3)   March 31
----                          ----------   ----------   ----------   ---------
Sales........................ $  113,241   $  135,065   $  170,018   $ 117,305
Gross profit.................     25,252       32,873       49,644      28,318

Income (loss) before
  extraordinary item.........     (2,135)     (17,222)       4,433       2,781
Extraordinary item...........     (5,888)          --           --          --
                              ----------   ----------   ----------   ---------
Net income (loss)............ $   (8,023)  $  (17,222)  $    4,433   $   2,781
                              ==========   ==========   ==========   =========


1997                          Dec. 31(1)   Sept.30(2)   June 30(3)   March 31
----                          ----------   ----------   ----------   ---------
Sales........................ $  120,624   $  131,394   $  169,671   $ 106,544
Gross profit.................     29,508       34,269       52,170      26,011

Income from continuing
  operations before
  extraordinary item.........      3,531        4,315       11,207        4,361
Discontinued operations......         --           --           --       58,958
Extraordinary item...........         --         (728)          --           --
                              ----------   ----------   ----------   ----------
Net income................... $    3,531   $    3,587   $   11,207   $   63,319
                              ==========   ==========   ==========   ==========
---------
(1) Includes a pretax extraordinary loss of $ 9,846,000 related to the extinguishment of debt.

(2)  Includes $19,549,000 of expenses related to the Mergers (See Note 1).

(3)  Includes $1,341,000 of expenses related to the Mergers (See Note 1).

(4) Includes a pretax extraordinary loss of $1,193,000 related to the extinguishment of debt (See Note 7).

(5) Includes a pretax gain on the sale of the Rolodex Business totaling $95,001,000.

(22) Pro Forma Results of Operations (unaudited)

     Set forth below is certain unaudited pro forma condensed consolidated financial information of the Company based upon historical consolidated financial statements of the Company that has been adjusted to give effect to the Refinancing (as defined below), the Mergers, including the Merger Financing and application of the proceeds thereof (See Note 1). In addition, the operating results for 1997 have been adjusted to give effect to the 1997 Transactions. A summary of these adjustments follows.

     The Refinancing includes the following transactions: (i) the issuance of the 12% Notes which generated gross proceeds to the Company of approximately $120.0 million; (ii) the repurchase of the 10 1/4% Notes at a purchase price of 101% of principal amount plus accrued and unpaid interest; (iii) the execution and delivery of the New Credit Facility and borrowings thereunder to refinance the 1997 Credit Facility and to purchase the 10 1/4% Notes at a purchase price of 101% of principal amount plus accrued and unpaid interest; (iv) payment of fees and expenses in connection with the offering of the Notes, the New Credit Facilities and the purchase of the 10 1/4% Notes.

     The Reorganization Merger was accounted for as a reorganization of entities under common control, and had no impact on the historical basis of the assets or liabilities of the Company. The Merger was accounted for as a recapitalization and had no impact on the historical basis of the assets or liabilities of the Company.

     The Mergers included the following transactions: (i) the issuance of the Holdings Senior Discount Notes which generated gross proceeds of approximately $70.2 million, and new borrowings under the Company's 1997 Credit Facility of approximately $43.1 million, of which $26.8 million was paid as a dividend from Insilco to Holdings to fund a portion of the Merger Consideration; (ii) the initial capitalization of Silkworm through the issuance of 1,245,138 shares of Silkworm common stock for $56.1 million and the issuance of 1,400,000 shares of PIK Preferred Stock and warrants to purchase 65,603 shares of Holdings Common Stock for aggregate consideration of $35.0 million; (iii) payment of the Merger Consideration for each share of the Company's common stock outstanding immediately prior to the Mergers (4,145,372 shares) consisting of $43.48 in cash and 0.03378 of a share of Holdings; (iv) payment of fees and expenses associated with the issuance of the Holdings Senior Discount Notes, the waiver of certain Events of

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

Default under the Existing Credit Facility, and the Mergers; and (v) vesting of all outstanding options and payment of the Option Cash Proceeds (and applicable withholding taxes) and payments pursuant to employment related agreements.

     The 1997 Transactions consisted of the following: (i) the Company entered into the 1997 Credit Facility on July 3, 1997; (ii) on August 12, 1997, the Company issued $150 million aggregate principal amount of the 10 1/4% Notes;
(iii) on July 10, 1997, the Company, using the proceeds of its sale of the Rolodex Business, purchased an aggregate of 2,857,142 shares for $110 million; and (iv) on August 12, 1997, the Company completed a tender offer pursuant to which it purchased an additional 2,857,142 shares of common stock for $110 million. The purchase of shares of common stock of the Company in the tender offer was paid for with proceeds received through the issuance by the Company of the 10 1/4% Notes.

     The unaudited pro forma condensed consolidated income statements have been prepared as if the Refinancing, the Mergers and the 1997 Transactions all occurred on January 1 of the relevant period; however, the expenses directly related to the aforementioned transactions (other than interest expense) are excluded from the unaudited pro forma condensed consolidated income statements. The Unaudited Pro Forma Condensed Consolidated Financial Data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Unaudited Pro Forma Condensed Consolidated Statement of Income
                          Year Ended December 31, 1998
                     (In thousands, except per share data)

                                                               Merger      Refinancing
                                                Historical   Adjustments   Adjustments   Pro Forma
                                                ----------   -----------   -----------   ---------
Net sales.......................................$  535,629                                 535,629
Cost of goods sold..............................   383,269                                 383,269
Depreciation and amortization...................    20,159                                  20,159
Selling, general and administrative
  expenses......................................   119,559    (25,529)(1)                  94,030
                                                ----------    -------        ------       -------
   Operating income.............................    12,642     25,529                      38,171
Interest expense................................   (32,894)    (8,752)(2)    (4,167)(3)   (45,813)
Interest income.................................       979                                    979
Equity in net income of Thermalex...............     2,850                                  2,850
Other income, net...............................     3,027                                  3,027
                                                ----------    -------        ------       -------
   Income (loss) from continuing operations
      before income taxes and extraordinary
      item......................................   (13,396)    16,777        (4,167)        (786)
Income tax benefit (expense)....................     1,253     (6,710)
                                                                3,744(4)      1,604(4)      (109)
                                                 ---------    -------        ------       ------
   Income (loss) to common from continuing
      operations before extraordinary item......   (12,143)    13,811        (2,563)        (895)
Preferred stock dividend........................    (2,044)    (3,651)                    (5,695)
                                                 ---------    -------        ------       ------
   Income (loss) to common from continuing
     operations before extraordinary item......  $ (14,187)    10,160        (2,563)      (6,590)
                                                 =========    =======        ======       ======
Earnings (loss) from continuing operations
  per share.....................................
   Basic........................................ $   (4.49)                                (4.16)
   Basic shares.................................     3,161                                 1,583

   Diluted...................................... $   (4.49)                                (4.16)
   Diluted shares...............................     3,161                                 1,583
---------
(1)

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Unaudited Pro Forma Condensed Consolidated Statement of Income
                          Year Ended December 31, 1997
                     (In thousands, except per share data)


                                                             1977         Merger     Refinancing
                                            Historical   Transactions   Adjustment   Adjustment    Pro Forma
                                            ----------   ------------   ----------   -----------   ---------
                                                                                    >
Net sales.................................  $  528,233                                               528,233
Cost of goods sold........................     370,845                                               370,845
Depreciation and amortization.............      18,377                                                18,377
Selling, general and administrative
  expenses................................      87,909                                                87,909
                                            ----------       ------        ------        -----        ------
   Operating income.......................      51,102                                                51,102

Interest expense..........................     (20,562)      (8,879)(5)   (13,621)(2)   (4,683)(3)   (47,745)
Interest income...........................       2,837       (2,091)(5)                                  746
Equity in net income of Thermalex.........       2,647                                                 2,647
Other income, net.........................         794                                                   794
                                            ----------       ------        ------        -----        ------
Income (loss) from continuing operations
   before income taxes ...................      36,818      (10,970)      (13,621)      (4,683)        7,544

Income tax expense........................     (13,404)       4,223(5)      4,181(4)     1,803(4)     (3,197)
                                            ----------       ------        ------        -----        ------
Income (loss) to common from continuing
  operations before extraordinary item....      23,414       (6,747)       (9,440)      (2,880)        4,347

Preferred stock dividend..................          --           --        (5,695)          --        (5,695)
                                            ----------       ------        ------        -----        ------
Income (loss) to common from continuing
  operations before extraordinary item....  $   23,414       (6,747)      (15,135)      (2,880)       (1,348)
                                            ==========       ======        ======        =====        ======
Earnings (loss) from continuing operations
  per share
  Basic...................................  $     3.25                                                 (0.85)
  Basic shares............................       7,200                                                 1,583
  Diluted.................................  $     3.19                                                 (0.85)
  Diluted shares..........................       7,345                                                 1,583


     The Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income follow:

     (1) To exclude nonrecurring Merger expenses and the related income tax effect recorded in the year ended December 31, 1998.

     (2) To record the incremental interest expense for the years ended December 31 1997 and 1998 as follows: (i) $3.1 million and $2.0 million, respectively, increase in interest expense associated with the Company $43.1 million incremental borrowings under the 1997 Credit Facility in connection with the Merger, (ii) $10.2 million and $6.5 million, respectively, in increased interest expense associated with the 14% Discount Notes issued at Holdings to finance the Merger and (iii) amortization of Holdings debt issuance costs over the 10 year term of the 14% Discount notes under the effective interest method.

                      INSILCO HOLDING CO AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     (3) To record the net increase in interest expense for the years ended December 31, 1997 and 1998 as follows: (i) $1.8 million and $1.8 million, respectively, increase in interest expense associated with the increase in LIBOR spreads from 125 basis points ("bps") under the 1997 Credit Facility to a spread of 375 bps for the Term Loan Facility under the New Credit Facility and to a spread of 300 bps for the Revolving Credit Facility and based on an assumed LIBOR rate of 4.98% thereunder, (ii) $3.3 million and $2.9 million increase in interest expense related to the additional borrowings under the 1997 Revolving Credit Facility, incurred in connection with the Refinancing, (iii) and $14.4 million and $12.6 increase in interest expense relating to the issuance of the 12% Notes offset by a $15.4 million and $13.6 million reduction in interest expense relating to the repayment of the 10 1/4% Notes and the amortization expense relating to the issuance of the 12% Notes and the New Credit Facility partially offset by a reduction in amortization expense relating to the repurchase of the 10 1/4% Notes and the 1997 Credit Facility.

     (4) To record the tax benefit of the transaction at the statutory rate of each respective entity. Statutory tax rates used to calculate the tax benefit of (i) Insilco Corporation was 38.5% (35.0% federal rate and an estimated 3.5% average state rate) and (ii) Holdings was approximately 28.4%, which is the 35.0% federal tax rate adjusted for the non-deductible portion of accreted interest on the 14% Discount Notes due to excess Original Issue Discount ("OID") over the allowable yield to maturity.

     (5) To record the effect on interest expense and the related income tax effect of (i) the purchase on July 10, 1997 of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $110.0 million, (ii) the entering into of the 1997 Credit Facility on July 3, 1997 and the issuance and sale of $150.0 million aggregate principal amount of the 10 1/4% Notes on August 12, 1997, and (iii) the purchase on August 12, 1997 of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $110.0 million, as if the aforementioned transactions had occurred as of the beginning of the periods presented. Statutory tax rates used to calculate the income tax effect was 38.5% (35.0% federal rate and an estimated 3.5% average state rate).

(23) Subsequent Event
     ----------------

     On January 25, 1999, the Company purchased the stock of Eyelets for Industries, Inc. and EFI Metal Forming, Inc., collectively referred to as EFI, a precision stamping manufacturer for the battery, electrical, electronic and automotive markets. EFI has operations in Connecticut and Texas.

     The initial purchase price of $23,600,000, including estimated costs incurred directly related to the transaction, has not yet been allocated and is pending appraisals of property, plant and equipment, actuarial valuations of retiree medical benefits, and estimated costs of plans to exit certain EFI activities. The Company expects to have these items quantified within one year of the date of acquisition. The acquisition will be accounted for as a purchase and the Company is currently determining the appropriate period for amortizing any resulting goodwill from this transaction. The acquisition did not result in a significant business combination within the definition provided by the Securities and Exchange Commission and therefore, pro forma financial information has not been presented.

===============================================================================

                , 1999

                              INSILCO HOLDING CO.

                       14% Senior Discount Notes due 2008

                            -----------------------

                                   PROSPECTUS

                            -----------------------




                          Donaldson, Lufkin & Jenrette






-------------------------------------------------------------------------------

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.

-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

              Registration fee...................... $ 20,820
              Legal fees and expenses............... $ 25,000
              Accounting fees and expenses.......... $  5,000
              Exchange Agent fees and expenses...... $  3,500
              Other................................. $    680
                                                     --------
                    Total........................... $ 55,000
                                                     ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Article Seventh of Insilco's Certificate of Incorporation provides for full indemnification of its officers, directors, employees and agents to the extent permitted by Section 145.

     Insilco provides insurance from commercial carriers against certain liabilities incurred by the directors and officers of Insilco.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the merger of Silkworm Acquisition Corporation ("Silkworm") with and into the Registrant, Silkworm issued 1,245,138 shares of its common stock for approximately $56.1 million. In addition, the Registrant issued 1,400,000 shares of its preferred stock and warrants to purchase 65,603 shares of its common stock for approximately $35.0 million. As a result of the merger, each share of common stock of Silkworm became a share of common stock of the Registrant, each share of preferred stock of Silkworm became a share of preferred stock of the Registrant and each warrant to purchase common stock of Silkworm became exercisable for an equal number of shares of common stock of the Registrant.

     On August 17, 1998, the Registrant sold 138,000 units (the "Units"), each consisting of $1,000 principal amount at maturity of its 14% Senior Discount Notes due 2008 (the "Old Notes") and one warrant to purchase 0.325 of a Share of common stock, par value $0.001 per share, at an initial exercise price of $0.01 per share (the "Warrants"), to

Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") in a private placement in reliance on Section 4(2) under the Securities Act, at a price equal to $508.73 per unit. The Old Notes and Warrants were immediately resold by the Initial Purchaser in transactions not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

Exhibit
Number
-------
  2.1 Agreement and Plan of Merger, dated as of March 24, 1998, among Insilco, INR Holding Co., and Silkworm Acquisition Corporation (incorporated by reference to Exhibit 10(n) to the Registration Statement on Form S-4 (Reg. No. 333-51145) of Insilco).

  2.2 Amendment No. 1 to the Agreement and Plan of Merger, dated June 8, 1998, among Insilco, INR Holding Co. and Silkworm Acquisition Corporation (incorporated by reference Exhibit 10(r) to the Registration Statement on Form S-4 (Reg. No. 333-51145) of Insilco).

  3.1     Certificate of Incorporation (incorporated by reference to Exhibit
          3.1 to the Current Report on Form 8-K filed by the Company on August 18, 1998).

  3.2 By laws incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on August 18, 1998).

  4.1* Warrant Agreement dated as of August 17, 1998 between Silkworm Acquisition Corporation and National City Bank, as Warrant Agent.

  4.2* Assumption Agreement dated as of August 17, 1998 between Insilco Holding Co. and National City Bank, as Warrant Agent.

  4.3* Certificate of Designation with respect to Pay-in-kind 15% Senior Exchangeable Preferred Stock due 2010.

  4.4* Investors' Agreement, dated as of August 17, 1998, among Insilco Holding Co. and the investors named therein.

  4.5* Indenture, dated as of August 17, 1998 between Silkworm Acquisition Corporation and the Trustee.

  4.6* First Supplemental Indenture, dated as of August 17, 1998 between Insilco Holding Co. and the Trustee.

  5.1*    Opinion of Davis Polk & Wardwell with respect to the Notes.

 10.1 Insilco Holding Co. Direct Investment Program (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-8 (File No. 333-61809)).

 10.2     Insilco Holding Co. Stock Option Plan (incorporated by reference to
          Exhibit 4(d) to the Registration Statement on Form S-8 (File No. 333-61809)).

 10.3 Insilco Holding Co. and Insilco Corporation Equity Unit Plan (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-8 (File No. 333-61811)).

 10.4 Credit Agreement, among Insilco and a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, DLJ Capital Funding and The First National Bank of Chicago (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 (File No. 333-71947) of Insilco).

 12.1*    Computation of Ratio of Earnings to Fixed Charges

 21.1*    Subsidiaries of the Company

 23.1*    Consent of Davis Polk & Wardwell (contained in their opinion filed as
          Exhibit 5.1).

 23.2**   Consent of KPMG LLP.

 24.1** Power of Attorney (Included in Part II of this Registration Statement under the caption "Signatures").

25.1*     Statement of Eligibility of Star Bank, N.A. on Form T-1.

---------
 * Previously filed

** Filed herewith

     (b)  Financial Statement Schedules.

          Schedule II--Valuation and Qualifying Accounts.

          Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown on the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

      (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 14th day of May, 1999.

                                           INSILCO HOLDING CO.

                                           By:  /s/ ROBERT L. SMIALEK
                                              ---------------------------------
                                              Chairman and Chief
                                              Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Smialek, David A. Kauer and Kenneth H. Koch, or each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and related registration statements (or amendments thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                           Title                       Date
       ---------                           -----                       ----

            *
------------------------    Chairman and Chief Executive Officer    May 14, 1999
    Robert L. Smialek         (Principal Executive Officer)


            *               Vice President and Chief Financial      May 14, 1999
------------------------      Officer (Principal Financial
     David A. Kauer           Officer)


            *
------------------------    Vice President and Controller           May 14, 1999
    Michael R. Elia           (Principal Accounting Officer)


            *               Director                                May 14, 1999
------------------------
   William F. Dawson


            *               Director                                May 14, 1999
------------------------
     Thompson Dean


                            Director
------------------------
     Keith Palumbo


                            Director
------------------------
    Randall E. Curran


                            Director
------------------------
    John F. Fort III


           *                Director                                May 14, 1999
------------------------
    David Y. Howe

*By:/s/ David A. Kauer
    ---------------------------------
    David A. Kauer, Attorney-in-fact,
    pursuant to powers of attorney
    previously filed as part of this
    registration statement.

            Report on Schedule and Consent of Independent Auditors'

The Board of Directors
Insilco Holding Co.:

The audits referred to in our report dated February 10, 1999, except as to the fourth paragraph of Note 7, which is as of March 26, 1999, included the related financial statement schedule as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our audit report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Columbus, Ohio
May 12, 1999

                       INSILCO HOLDING CO AND SUBSIDIARIES

                 Schedule II - Valuation and Qualifying Accounts
                                 (In thousands)

                                                                              Additions
                                                                      -------------------------
                                                                          (1)          (2)
                                                                        Charged      Charged
                                                         Balance at     to costs     to other                      Balance
                     Description                          beginning       and        accounts      Deductions     at end of
                                                          of period     expenses    (describe)     (describe)       period
------------------------------------------------------ --------------- ---------- -------------- --------------- -------------
For the year ended December 31, 1996
   Allowances deducted from assets:
      Accounts receivable (for doubtful
       receivables)                                      $ 11,303          2,298          -        (8,623)(a)          4,978
      Inventory (primarily for obsolescence)                6,154          2,606          -        (2,644)(b)          6,116

For the year ended December 31, 1997
   Allowances deducted from assets:
      Accounts receivable (for doubtful
       receivables)                                      $  4,978            701          -        (3,547)(c)          2,132
      Inventory (primarily for obsolescence)                6,116          2,826          -        (3,498)(b)          5,444

For the year ended December 31, 1998
   Allowances deducted from assets:
      Accounts receivable (for doubtful
       receivables)                                      $  2,132          1,460          -          (812)(a)          2,780
      Inventory (primarily for obsolescence)                5,444          2,281          -        (3,882)(b)          3,843

----------
Notes:   (a)  Primarily accounts written off, net of recoveries.
         (b)  Primarily obsolete parts written off.
         (c) Primarily due to the sale of the Rolodex Business and accounts written off, net of recoveries.